As filed with the United States Securities and Exchange Commission on September 9, 2008
Registration No. 333-146299

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC RESTAURANT HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware	5812	11-3698802
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

804 Pier View Way, Suite 208
Oceanside, California 92054
(760) 754-2722
(Address and telephone number of principal executive offices)

John M. Creed, CEO
804 Pier View Way, Suite 208
Oceanside, California 92054
(760) 754-2722
(Name, address and telephone number of agent for service)

Copies to:
Ronald A. Fleming, Esq. Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036 Tel: (212) 858-1143 Fax: (212) 298-9931	Arthur S. Marcus, Esq. Gersten Savage LLP 600 Lexington Ave. New York, NY 10022 Tel: (212) 752-9700 Fax: (212) 980-5192

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one Warrant	3,450,000	$6.50	$22,425,000	$881.30

Shares of Common Stock included as part of the Units	3,450,000	—	—	—	(3)

Warrants included as part of the Units	3,450,000	—	—	—	(3)

Shares of Common Stock underlying the Warrants included as part of the Units (4)	3,450,000	$7.20	$24,840,000	$976.21

Shares of Common Stock underlying the Warrants issued to Absolute Return Europe Fund (4)(5)	200,000	$3.25	$650,000	$25.55

Shares of Common Stock underlying the Warrants issued to the holders of Bridge Notes in connection with February 2007 and March 2007 private financings (4)(6)	61,594	$3.25	$200,181	$7.87

Shares of Common Stock underlying the Warrants issued to the holders of $1,500,000 Senior Secured Notes in connection with March 2007 private financing (4)(7)	1,417,457	$0.0001	$142	$0.01

Shares of Common Stock underlying the Warrants issued to EKN Financial Services, Inc. in connection with February 2007 and March 2007 private financings (4)(8)	16,667	$3.25	$54,168	$2.13

Shares of Common Stock underlying the Warrants issued to the holders of Unsecured Bridge Notes in connection with August 2007 private financing (4)(9)	250,000	$3.25	$812,500	$31.93

Jesup & Lamont’s Unit Purchase Option	1 Option	$100	$100	$—	(3)

Units underlying Jesup & Lamont’s Unit Purchase Option (“J&L’s Units”) (4)	300,000	$7.20	$2,160,000	$84.89

Shares of Common Stock included as part of J&L’s Units (4)	300,000	—	—	—	(3)

Warrants included as part of J&L’s Units (4)	300,000	—	—	—	(3)

Shares of Common Stock underlying the Warrants included in J&L’s Units (4)	300,000	$8.64	$2,592,000	$101.87

Total Registration Fee				$2,111.76	(10)

(1)
The securities noted in rows one through four will be offered pursuant to our proposed initial unit offering. The securities noted in rows five through nine will be offered in subsequent offerings by certain selling shareholders.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Pursuant to Rule 416, there are also being registered such indeterminate number of additional securities to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to Absolute Return Europe Fund in connection with the extension of the convertible debenture.

(6)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to the holders of Bridge Notes in connection with the February 2007 and March 2007 private financings.

(7)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to the holders of $1,500,000 Senior Secured Notes in connection with the March 2007 private financing.

(8)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to EKN Financial Services, Inc. in connection with the February 2007 and March 2007 private financings.

(9)	Represents shares of Common Stock issuable upon the exercise of Warrants issued to the holders of Unsecured Bridge Notes in connection with the August 2007 private financing.

(10)	The registration fee has previously been paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated September 9, 2008

PACIFIC RESTAURANT HOLDINGS, INC.

3,000,000 Units

1,945,718 Shares of Common Stock by our Selling Shareholders

This is a firm commitment initial public offering of 3,000,000 of our units at a price of $      per unit. Each unit consists of:

•	one share of our common stock; and

•	one warrant.

The initial public offering price for the units offered hereby is estimated to be between $5.50 and $6.50 per unit. Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a 15-for-1 reverse stock split which will change the price of our common stock to approximately $      a share. The aggregate price of the units offered hereby, assuming a mid point price, excluding units that may be sold on exercise of the underwriters’ over-allotment option, is $18,000,000.

The shares of common stock and warrants will trade only as a part of a unit for 6 months following the closing of this offering unless separate trading is authorized earlier by the representative of the underwriters, whereupon we will issue a press release announcing that separate trading will begin. Each warrant will entitle you to purchase one share of our common stock at a price of $7.20, exercisable immediately after separation from the units through the date which is five years after the date of the prospectus. We may redeem the warrants at our sole election, in whole and not in part, if, and only if, the reported last sale price of the common stock equals or exceeds $10.80 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders at a price of $0.01 per warrant.

Our common stock is quoted on the pink sheets under the symbol “PSPR.PK” and also trades on the Frankfurt Stock Exchange under the symbol “PPU.” On September 8, 2008, the last reported sales price of our common stock on the pink sheets was $0.25, and the last reported sales price of our common stock on the Frankfurt Stock Exchange was €0.11. We have applied to have the units listed on the American Stock Exchange (“AMEX”) under the symbol “PRH.U” on or promptly after the date of this prospectus. We have also applied to have the common stock and warrants comprising the units listed on AMEX under the symbols “PRH” and “PRH.WS”, respectively, once they begin separate trading.

The registration statement of which this prospectus forms a part also registers up to 1,945,718 shares of our common stock on behalf of selling shareholders. The investors in the February 2007, March 2007 and August 2007 private placements have entered into lock-up agreements with us to not publicly sell any of the shares of our common stock underlying the warrants during the six-month period after the closing of this offering. We will not receive any of the proceeds from the sales of our shares of common stock by the selling shareholders. The selling shareholders will not sell any shares of common stock until the distribution of the initial public offering is completed and the shares commence trading on the American Stock Exchange. Only after the shares of common stock commence trading on the American Stock Exchange will the shares be offered from time to time by the selling shareholders at market prices.

An investment in our securities involves a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions	Proceeds, before expenses, to us
Per unit	$	$	$
Total	$	$	$

The expenses of the offering include a non-accountable expense allowance equal to 2% of the gross proceeds of this offering payable to Jesup & Lamont Securities Corporation (“Jesup & Lamont”), the underwriter of this offering, and other expenses of the offering estimated to be approximately $475,000. We have granted the underwriters an option for 45 days to purchase up to 450,000 additional units on the same terms set forth above to cover over allotments, if any. As additional compensation, we have also agreed to sell to Jesup & Lamont, as the representative of the underwriters, for $100, an option to purchase up to a total of 300,000 units at $7.20 per unit (120% of the price of the units sold in this offering). The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $8.64 per share (120% of the exercise price of the warrants included in the units sold in this offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver our units to purchasers on or about September     , 2008.

Jesup & Lamont Securities Corporation

The date of this prospectus is September     , 2008

An interior shot of Playa Grill and Margarita Bar restaurant, located in the Stanford Shopping Center, Palo Alto, Ca. Playa Grill and Margarita Bar is a company owned restaurant.

An exterior shot of Playa Grill and Margarita Bar restaurant, located in the Stanford Shopping Center, Palo Alto, Ca. Playa Grill and Margarita Bar is a company owned restaurant.

A typical New York NY Fresh Deli, located in Iowa City, Iowa. There are currently 16 franchised New York NY Fresh Deli restaurants across 12 states.

TABLE OF CONTENTS

Prospectus Summary	5
The Offering	7
Selected Summary Financial Data	8
Risk Factors	9
Forward-Looking Statements	19
Use of Proceeds	20
Dilution	21
Capitalization	22
Unaudited Pro Forma Condensed Consolidated Financial Information	23
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	36
Management	45
Principal Shareholders	51
Certain Relationships and Related Transactions	52
Description of Securities	54
Shares Eligible for Future Sale	56
Underwriting	57
Selling Shareholders	62
Plan of Distribution of Selling Shareholders	66
Disclosure of Commission-Position on Indemnification for Securities Act Liabilities	67
Legal Matters	67
Experts	67
Where You Can Find More Information	67
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus in deciding whether or not to purchase our units. We have not authorized anyone to provide you with information different from that contained in this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Even though we have not independently verified the data, we believe that the statistical data, industry data and forecasts and market research are reliable.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our securities. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related note and risk factors.

Unless otherwise indicated, all share amounts assume the consummation of a 15-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

Overview

We are a multi-brand restaurant management and holding company engaged in the acquisition, operation, development and franchising of restaurant brands in the casual, quick-casual and quick-service segments of the restaurant industry. Through our subsidiaries, we currently:

•
develop and franchise the New York NY Fresh Deli chain of fast-casual sandwich restaurants. New York NY Fresh Deli has 16 franchised restaurants in 12 states and has signed franchise agreements for another four restaurants in the United States, Saudi Arabia, Kuwait, Qatar, United Arab Emirates, Bahrain or Oman;

•	develop and franchise the Steve’s Pizza chain of quick-casual, “hometown” pizza restaurants. Steve’s Pizza has seven franchised restaurants in the greater Sacramento area in California; and

•
develop, operate, and franchise Playa Grill & Margarita Bar, a quick-casual Mexican influenced grill restaurant brand. We currently own and operate the first Playa Grill & Margarita Bar restaurant in Palo Alto, California. The existing restaurant had gross revenue of approximately $1.2 million in 2007 even though it is located in a shopping center with unusually low driving and foot traffic during dinner hours. Management expects a typical Playa Grill & Margarita Bar restaurant, located in an area with more driving and foot traffic during dinner hours, operating for more than one year, to gross between $1.5 and $2.5 million per year. Management believes that Playa Grill & Margarita Bar has opportunity for growth with the potential to become a national chain. We expect that Playa Grill & Margarita Bar’s expansion will be derived from franchising and company-owned restaurants. We plan to open at least two additional Playa Grill & Margarita Bar restaurants in the next 12 months using proceeds from this public offering.

In addition, our wholly-owned subsidiary, Pacific Ocean Restaurants, Inc., specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurant companies. Within the next 24 months, Pacific Ocean Restaurants, Inc. does not plan to pursue any consulting activities.

Our revenues are primarily derived from restaurant sales. Restaurant sales and franchise royalties provide a long-term continuing source of revenue. Restaurant sales and royalties are expected to increase as the number of company-owned/operated and franchised restaurants in operation increases. We also receive revenues from royalties on sales at franchised restaurants, initial franchise fees from each franchise sold and sales generated from company-operated restaurants. Franchisees pay an initial franchise fee in connection with execution of a franchise agreement.

We had a net loss of $15,769,764 for the year ended December 30, 2007. We had net income of $3,586,388 for the twenty-eight week period ended July 13, 2008 and a net loss of $5,963,247 for the twenty-eight week period ended July 15, 2007. The net loss for the year ended December 30, 2007 includes a loss on the change in fair value of derivative expense of $8,229,306. The net income for the twenty-eight week period ended July 13, 2008 includes a gain on the change in fair value of derivative income of $4,956,952. The net loss for the twenty-eight week period ended July 15, 2007 includes a loss on the change in fair value of derivative expense of $2,302,468.

Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We have experienced recurring losses and have a stockholders’ deficiency at December 30, 2007. These conditions raise substantial doubt regarding our ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the consolidated financial statements included in this prospectus. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Growth Strategy

Our business strategy is to expand our New York NY Fresh Deli , Steve’s Pizza and Playa Grill & Margarita Bar brands, primarily via franchise development, and to acquire a larger quick-service, quick-casual or casual dining restaurant concept with stable cash flows, strong growth potential and earnings which are substantially accretive to our consolidated earnings. Management believes that shareholder value will be driven by growth arising from the expansion of our existing brands, as each brand has the opportunity for significant organic growth, and from our planned acquisition of an existing, successful chain with the potential for regional or national expansion.

We believe that the key strengths to the achievement of our business strategy include:

•
A company well positioned to take advantage of acquisition opportunities in the less competitive emerging brand market with purchase prices of less than $25 million. We believe the small cap niche offers numerous attractive acquisition opportunities that provide positive arbitrage between private and public multiples.

•	A small cap emerging concept market that is ripe for growth, particularly via franchise development.

•	A senior management team with:

	•	Over 90 years of aggregate experience in the restaurant and related industries - the management team believes that it understands the dynamics of the restaurant industry.

•
Operating experience within the three major types of restaurant segments - full service, quick-casual and fast food - with relevant experience as franchisor and franchisee and in company restaurant operations, concept branding, concept revitalizations, brand turnarounds and franchising.

	•	Experience in publicly run restaurant companies, having led public offerings and acquisitions and divestitures.

	•	Abilities in evaluating restaurant brands for growth and creating growth in any segment of the restaurant industry and at any stage of a restaurant chain’s life cycle.

•
Three existing concepts which are emerging regional brands poised for expansion, potentially into national brands, all of which feature attractive investment characteristics, including low initial investment, attractive restaurant level economics and easy franchisability.

Proposed Acquisition

On May 16, 2008, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Hamlet Group Inc., a Maryland corporation (“Hamlet”), for an amount equal to the sum of (i) the product of the August 10, 2008 Thirteen Period Adjusted EBITDA, multiplied by five and (ii) the August 10, 2008 Working Capital Amount (which, based on Hamlet’s audited December 30, 2007 financial results, is currently estimated to be approximately $10,000,000), subject to adjustment. The actual purchase price may be higher or lower, depending upon Hamlet’s actual financial results through August 10, 2008.

Hamlet owns and operates the Hamlet chain of fusion-American upscale casual restaurants. Hamlet’s core operations consist of six locations including three restaurants in the greater Los Angeles area and three in the greater Washington D.C. area. In 2007, Hamlet’s core operations generated revenue of $17.5 million (an average unit volume of approximately $2.9 million per restaurant) and restaurant level EBITDA of $2.7 million. Same Stores Sales Growth in 2007 for these six locations was 3.8%. Hamlet also offers and sells franchises to establish and operate Hamlet restaurants featuring a specialized menu and full-service bar, which operate in the upscale casual segment of the restaurant industry. The Hamlet acquisition provides us with entry into the upscale casual segment of the restaurant industry in the greater Los Angeles area and the greater Washington D.C. area and a platform for further expansion in those markets as well as other demographics.

Our proposed acquisition of Hamlet is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the acquisition agreement will terminate under certain circumstances if the closing has not occurred on or before October 14, 2008, unless such date is extended by the written consent of the Company and Hamlet, provided, however, that in the event that this registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission by September 15, 2008, the date of such termination of the acquisition agreement will be September 25, 2008, unless such date is extended by written consent of the Company and Hamlet. We have paid $50,000 to Hamlet’s auditors to complete the audit of Hamlet’s 2006 and 2007 year-end financial statements and provide audit related services. If the acquisition agreement terminates due to our failure to complete this offering or obtain alternative financing (except under certain circumstances), or if Hamlet elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, we will not be reimbursed for our $50,000 payment. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to purchase Hamlet. For additional information, see "Business—Proposed Acquisition."

Corporate Information

We were organized as a Texas corporation under the name “Leopard Holdings, Inc.” in September 2000. In July 2003, we changed our name to “Passport Restaurants, Inc.” In April 2008, we reorganized as a Delaware corporation and changed our name to “Pacific Restaurant Holdings, Inc.”

Our principal executive offices are located at 804 Pier View Way, Suite 208, Oceanside, CA 92054, and our telephone number is (760) 754-2722. Our website is located at “http://www.restaurantholdings.com.” The information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered	3,000,000 units, at $5.50 - $6.50 per unit, each unit consisting of:

• one share of our common stock; and

• one warrant.

and

1,945,718 shares of common stock by our selling shareholders. We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.

Common stock

Number of shares outstanding before this offering	1,152,279

Number of shares outstanding after this offering	4,152,279

Warrants

Number of new warrants outstanding after this offering (not including outstanding warrants prior to this offering that are not included as part of the units)	3,000,000

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$7.20

Exercise period	The warrants are exercisable immediately after separation from the units. The warrants will expire on the fifth anniversary of the date of this prospectus.

Redemption	We may redeem the outstanding warrants (including any warrants issued upon exercise of the purchase option to be granted to the representative of the underwriters):

	•	in whole and not in part;

	•	at a price of $0.01 at any time after the warrants become exercisable;

	•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $10.80 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

Separation of the shares of common stock and warrants from the units
The shares of common stock and warrants will trade only as a part of a unit for 6 months following the closing of this offering unless separate trading is authorized earlier by the representative of the underwriters, whereupon we will issue a press release announcing that separate trading will begin.

Use of proceeds
We intend to use the net proceeds of this offering, which we expect to be approximately $15,725,000, as follows: approximately $9,039,316 to fund the proposed Hamlet acquisition; $5,664,423 for repayment of principal and/or accrued interest on promissory notes and convertible debentures issued in our private financings; and the remainder, or $1,021,261, for general corporate purposes.

	Application of	Percentage of
	Net Proceeds	Net Proceeds
Fund the purchase price and related costs and expenses of the proposed Hamlet acquisition (1)	$9,039,316	57.49%
Repayment of indebtedness (2)	5,664,423	36.02%
General corporate purposes including additional public company reporting expenses	1,021,261	6.49%
Total	$15,725,000	100%

(1)
The actual amount of the net proceeds that we will use to fund the Hamlet acquisition will differ from the amounts set forth above based on the actual purchase price to be determined by a formula based on Hamlet’s actual financial results.

(2)
Outstanding promissory notes to be repaid consist of: (i) $2,179,615, plus accrued interest of approximately $225,480 through September 30, 2008 to the holders of our Senior Secured Notes with an interest rate of 12% per annum maturing on September 15, 2008; (ii) $1,750,000, plus accrued interest of approximately $260,769 through September 30, 2008, to the holders of our convertible notes with an interest rate of 8% per annum maturing on September 30, 2008; (iii) $125,000, plus accrued interest of approximately $10,325 through September 30, 2008, to the holder of our Senior Secured Note with an interest rate of 12% per annum maturing on September 15, 2008; (iv) $825,000, plus accrued interest of approximately $100,220 through September 30, 2008, to the holder of our unsecured bridge notes with an interest rate of 12% per annum maturing on October 15, 2008; (v) $30,000, to the holder of our Promissory Note with an interest rate of 8% per annum maturing on November 9, 2008, plus accrued interest of approximately $2,764 through September 30, 2008; and (vi) $150,000, to the holder of our Promissory Note with an interest rate of 15% per annum maturing on December 31, 2008, plus accrued interest of approximately $5,250 through September 30, 2008.

We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.

Proposed American Stock Exchange symbols for our:
Units	PRH.U
Common stock	PRH
Warrants	PRH.WS

Risks

In making your decision on whether to invest in our securities, you should take into account not only our business strategy and the backgrounds of our management team, but also the special risks we face in our business. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 9 of this prospectus.

    SELECTED SUMMARY FINANCIAL DATA

You should read the following selected financial data together with our financial statements and related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, which are included in this prospectus.

The summary financial data for the year ended December 30, 2007 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Weinberg & Company P.A., our current independent registered public accounting firm, and are included elsewhere in this prospectus. The summary financial data for the year ended December 25, 2006 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Tschopp, Whitcomb & Orr, P.A., our former independent registered public accounting firm, and are included elsewhere in this prospectus. The summary financial data for the twenty-eight week periods ended July 15, 2007 and July 13, 2008 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus.

The summarized unaudited pro forma as adjusted financial data as of and for the year ended December 31, 2007 and the twenty-eight week period ended July 13, 2008 have been prepared to give pro forma as adjusted effect to (1) the proposed Hamlet acquisition and (2) the sale of shares in this offering. This data is subject, and gives effect, to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Hamlet acquisition and this offering been consummated on the dates indicated, and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

					Actual
	Pro Forma	Year ended		Pro Forma	Twenty-Eight Week Period ended
	12/30/2007	12/30/07	12/31/06	7/13/2008	7/13/08		7/15/07
	(Unaudited)			(Unaudited)	(Unaudited)		(Unaudited)
Statement of operations data:
Revenues	19,396,088	1,910,214	1,719,345	10,224,343	921,391		977,700
Total operating expenses	21,529,435	4,712,236	3,148,338	10,043,082	1,260,819		1,768,642
Income (Loss) from operations	(2,133,347)	(2,802,022)	(1,428,993)	181,261	(339,428)		(790,942)
Total other income (expense)	(12,967,742)	(12,967,742)	(370,264)	3,925,816	3,925,816		(5,172,305)
Net Income (loss)	(15,101,089)	(15,769,764)	(1,799,257)	4,107,077	3,586,388	(1)	(5,963,247)

Basic net income (loss) per common share (2)	(15.19)	(15.86)	(1.83)	3.95	3.45		(6.01)

Basic weighted average number of
common shares outstanding (2)	994,265	994,265	984,147	1,038,884	1,038,884		991,748

Diluted net income (loss) per common share (4)	(15.19)	(15.86)	(1.83)	1.64	1.43		(6.01)
Diluted weighted average number of
common shares outstanding (4)	994,265	994,265	984,147	2,511,303	2,511,303		991,748

Post - offering basic net income (loss) per common share after offering (3)	(3.64)	(3.80)	(0.43)	0.99	0.86		(1.44)

Post - offering basic weighted average number of common shares outstanding after offering (3)	4,152,279	4,152,279	4,152,279	4,152,279	4,152,279		4,152,279

Post - offering diluted net income (loss) per common share after offering (4)	(3.64)	(3.80)	(0.43)	0.73	0.64		(1.44)

Post-offering diluted weighted average number of common shares outstanding after offering (4)	4,152,279	4,152,279	4,152,279	5,624,698	5,624,698		4,152,279

(1)
The twenty-eight week period ending July 13, 2008 includes $4,956,952 in Non-cash change in fair value of derivative income, $390,465 in amortization of loan discount and $303,000 in non-recurring financing expenses for the period. The twenty-eight period ending July 15, 2007 includes $2,302,468 in non-cash change in fair value of derivative expense and $2,258,000 in amortization of loan discount.

(2)	The impact of a 15-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part was applied retroactively.
(3)	The impact of the 4,152,279 shares outstanding after this offering was applied retroactively.
(4)	The impact of the 4,152,279 shares outstanding after this offering and 1,472,419 warrants was applied retroactively.

The following table summarizes our balance sheet data as of July 13, 2008 as reported and as adjusted. The as adjusted information gives effect to receipt of net proceeds of approximately $15,725,000 from the sale of 3,000,000 shares of our units at an assumed offering price of $6.00 per share.

	Actual	Pro Forma
	July 13, 2008	July 13, 2008
Consolidated Balance Sheet Data	(unaudited)	(unaudited)
Cash & cash equivalents	$151,633	$1,172,893	(1)(3)(5)
Working capital	(12,816,388)	(566,162)	(3)(4)(11)
Goodwill and other intangible assets	555,877	9,322,936	(9)
Total assets	1,594,984	12,347,144	(1)(2)(3)(5)(6)(7)(8)(9)
Total liabilities	13,185,738	2,213,165	(3)(4)(10)
Stockholders Equity (Deficiency)	(11,590,754)	10,133,979	(1)(2)(3)(4)

(1)	Reflects receipt of $15,725,000 net proceeds from sale of 3,000,000 units, net of $2,275,000 offering costs.
(2)	Reflects reclassification of $525,493 of deferred offering costs against equity from this offering.
(3)
Reflects payment of $5,664,423 for the repayment of $5,003,110 of unadjusted debt, ($4,890 adjusted to derivative liabilities) additional debt of $51,615 in connection with the extension of the maturity date of the Senior Secured notes, the payment of $487,724 of accrued interest at July 13, 2008 and $117,084 of additional interest expense through an assumed funding date of September 30, 2008.

(4)	Reflects reclassification of $6,698,816 for the derivative liabilities against equity from the repayment of the convertible note and fixing of warrants with an offering.
(5)	Reflects the stock purchase of Hamlet Group, Inc for $10,000,000, less $960,684 for Hamlet's negative working capital adjustment as of July 13, 2008.
(6)	Reflects the addition of $256,393 to current assets with the Hamlet acquisition.
(7)	Reflects the addition of $1,197,116 to net property & equipment with the Hamlet acquisition.
(8)	Reflects the addition of $35,825 to other assets with the Hamlet acquisition.
(9)	Reflects the addition of $8,767,059 to intangibles and goodwill with the Hamlet acquisition.
(10)	Reflects the addition of $1,217,077 to current liabilities with the Hamlet acquisition.
(11)	Elimination of derivative accounting for warrants and conversion feature as the conversion shares are fixed after the offering.

RISK FACTORS

An investment in the units and our shares of common stock involves a high degree of risk and should not be purchased by anyone who cannot afford to lose his entire investment. You should consider carefully the material risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in the units and our shares of common stock. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following material risks.

Risks Related to Our Business

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

The factors described below raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 30, 2007.

We have a limited operating history and a limited number of franchised and company-operated restaurants upon which to evaluate our company, and you should not rely on our history as an indication of our future results.

We currently operate one company-owned/operated restaurant and have 26 franchised restaurants, most of which have been our franchisees for less than one year. Consequently, we have earned only minimal franchise revenues to date, and the results we have achieved to date with a relatively small number of restaurants may not be indicative of those restaurants’ long-term performance or the potential performance of new restaurants.

There can be no assurances that we will be able to successfully implement our business model, obtain a sufficient number of quality franchisees, penetrate our target markets or attain a significant customer base for our restaurants. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, particularly in one as competitive and complex as a multi-unit national franchised restaurant chain.

Our prospective growth will depend on the ability of our franchisees and, to a lesser extent, the Company to open new restaurants and operate our restaurants profitably.

Our business is dependent upon our franchisees developing new franchised restaurants and, to a lesser extent, the Company developing new company-operated restaurants, particularly in the case of the Playa Grill & Margarita Bar brand. Our franchisees are generally required under development agreements they enter into with us to develop a predetermined number of restaurants in their areas over the term of their development agreements. During the next 24 months, we expect that our franchisees will open at least 24 franchised restaurants and that we will open at least two company-operated restaurants. Our ability to meet these goals depends on a number of factors, such as:

•	our ability to execute effectively our business strategy;

•	our franchisees’ and our management’s ability to successfully select and secure quality restaurant sites for our brands;

•	the operating performance of new and existing franchised and company-owned restaurants;

•	competition in our markets;

•	consumer trends;

•	changes in political or economic conditions.

•	our ability to attract high quality franchisees;

•	our and our franchisees’ ability to negotiate acceptable lease or purchase terms;

•	our and our franchisees’ ability to hire, train and retain the skilled management and other personnel necessary to open new restaurants;

•	our and our franchisees’ ability to secure the governmental permits and approvals required to open new restaurants;

•	our and our franchisees’ ability to manage the amount of time and money required to build and open new restaurants; and

•	the availability of adequate financing on favorable terms.

Many of these factors are beyond the control of us and our franchisees. Any of such factors could slow our growth, impair our strategy and reduce our franchise revenues. We cannot assure you that we will be successful in opening our restaurants in accordance with our present plans and within the timeline or the budgets that we currently project. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us and our franchisees, or that the our restaurants will be operated profitably.

We are dependent upon the proceeds of this offering.

We are dependent upon the proceeds from this offering to retire our existing debt and implement our business plan. We will depend on the proceeds of this offering, together with additional capital raises, to fund capital expenditures and operations, including start-up costs, lease payments and buildout costs, marketing expenses and working capital. We cannot guarantee that we will ever generate any significant revenues or report profitable operations. In addition, if we are unable to sustain profitability or positive cash flow from operating activities, we may be unable to meet our working capital requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Our operations will require substantial additional capital. We may have difficulty obtaining this additional capital as needed, which could materially adversely affect our plan of operations.

We will require additional capital in order to expand our business pursuant to our business plan. In the short term, we will need $400,000 for working capital and general corporate purposes including additional public company reporting expenses. In the longer term, we will need $100,000 to upgrade the intellectual property of all our brands, $200,000 to upgrade marketing for sales of franchises, and $200,000 to upgrade infrastructure.

Our inability to secure additional financing, when needed, on favorable terms, or at all, could adversely delay our plan of operations and have a material adverse effect on our growth. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue operating, fund our development and expansion, successfully promote our brand name, develop or enhance our menu, take advantage of business opportunities or respond to competitive pressures, any of which could result in the loss of your investment.

We may seek to obtain debt financing for working capital purposes or to finance acquisitions. There can be no assurance that the terms of this financing and related credit support will be acceptable to us, or that such financing will be available at all. We anticipate that any such facility will contain restrictive covenants and other restrictions that may limit our operational flexibility. We currently anticipate that the net proceeds from this offering will be sufficient to fund our current operating activities for at least 12 months. Also, because we expect to generate losses for the foreseeable future, income from our operations may not be sufficient to meet our needs after that period. We expect to attempt raise additional funds promptly in order to fund our anticipated growth or more aggressive marketing programs. Obtaining additional financing will be subject to a number of factors including market conditions, investor sentiment, our performance and other factors, many of which may be beyond our control. If we, however, consummate the Hamlet acquisition, it would substantially alter our financial condition. If the Hamlet acquisition is consummated, we anticipate the earnings of the combined entity to be sufficient to meet our anticipated need for at least three years.

Furthermore, in connection with our March 27, 2007 issuance of $1,500,000 of Senior Secured Notes, Centrecourt Asset Management has an additional participation right in certain future offerings. For a period of two years from March 27, 2007, Centrecourt Asset Management has the right to participate in up to 100% of any debt or equity financing, other than a qualified equity offering that is a public offering or an exempt issuance (for the sake of clarity, Centrecourt Asset Management has the right to do all or a portion of the financing, to the exclusion of any other party, regardless of the amount) of the Company on the same terms as those offered to such third party providing the financing by giving notice to the Company within 10 business days after receipt of an investment request. In the case of any right of first refusal, it’s existence may discourage potential investment banks or placement agents from pursuing any financing transaction with us.

Our earnings and business growth strategy depends in large part on the success of our franchisees, and our brand reputation may be harmed by actions taken by our franchisees that are outside of our control.

We expect that a majority of our earnings will come from royalties, franchise fees and other amounts paid by our franchisees. Our franchisees are independent contractors, and their employees are not our employees. We provide training and support to, and monitor the operations of, our franchisees, but the quality of their restaurant operations may be diminished by any number of factors beyond our control. Consequently, our franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements and may not hire and train qualified managers and other restaurant personnel. Any operational shortcoming of a franchise restaurant is likely to be attributed by consumers to our entire system, therefore damaging our brand reputation and potentially affecting our revenues and profitability. Furthermore, if a significant number of our franchisees were to become insolvent or otherwise were unwilling or unable to pay us for food and supplies purchased or royalties, rent or other fees, our revenues would decrease.

We have a history of losses, we expect to experience continuing losses for at least the next year, and we may never achieve profitability.

We incurred net losses in each of 2007 and 2006 and had an operating loss in the twenty-eight week period ended July 13, 2008. We believe that we will continue to incur net losses for at least the next year, and possibly longer. In addition, we expect that our expenses for the foreseeable future will increase in order to continue the construction and development of additional restaurants and to meet the requirements of being a public company. We may find that these efforts are more expensive than we currently anticipate or that our expansion efforts do not result in proportionate increases in our sales, which would further increase our losses. We cannot predict whether we will be able to achieve profitability in the future.

Our growth may strain our infrastructure and resources, which could slow our development of new restaurants and adversely affect our ability to manage our existing restaurants.

We intend to open two company-owned/operated Playa Grill & Margarita Bar restaurants and 24 franchised restaurants in 2008 and 2009. This expansion and our future growth will increase demands on our management team, restaurant management systems and resources, financial controls and information systems. These increased demands may adversely affect our ability to manage our existing restaurants. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to meet our expansion objectives, our operating results could be adversely affected.

We may be unsuccessful in integrating our current business operations with our future acquisitions, which may decrease our profitability and make it more difficult for us to grow our business.

We may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions, including the proposed Hamlet acquisition, and we may be unable to operate profitably as a consolidated company. Some of the pro forma financial data contained in this prospectus relates to the proposed Hamlet acquisition and may not be indicative of future financial or operating results. Any significant diversion of management's attention or any major difficulties encountered in the integration of the businesses could have a material adverse effect on our business, financial condition or results of operation, which could decrease our profitability and make it more difficult for us to grow our business.

Unexpected expenses and low market acceptance of our restaurant brands could adversely affect the profitability of restaurants that we open in new markets.

As part of our expansion strategy, we plan to open franchised and company-operated restaurants in markets in which we have no prior operating experience and in which our brand may not be well known. These new markets may have different competitive conditions, consumer tastes and discretionary spending patterns than restaurants in our existing markets. As a result, we and our franchisees may incur costs related to the opening, operation and promotion of these new restaurants that are greater than those incurred in existing markets. Due to these factors, sales at restaurants opening in new markets may take longer to achieve average unit volumes compared with our existing restaurants, if at all, which would adversely affect the profitability of those new restaurants and our royalty income.

Our expansion in existing markets may cause sales in some of our existing restaurants to decline.

Our growth strategy includes opening new franchised and company-operated restaurants in our existing markets. We may be unable to attract enough guests to our new restaurants for them to operate profitably. In addition, guests to our new restaurants may be former guests of one of our existing restaurants in that market, which may reduce guest visits and sales at those existing restaurants, adversely affecting our franchise revenues.

If our distributors or suppliers do not provide food and beverages to us in a timely fashion, we may experience short-term supply shortages and increased food and beverage costs.

We currently depend on a limited number of national and regional food distribution service companies to provide food and beverage products to all of our restaurants. We do not have a long-term contractual arrangement with any of our distribution service companies. If a distributor or supplier ceases doing business with us, we could experience short-term supply shortages in some or all of our restaurants and could be required to purchase food and beverage products at higher prices until we are able to secure an alternative supply source. In addition, any delay in replacing our suppliers or distributors on acceptable terms could, in extreme cases, require us to remove temporarily items from the menus of one or more of our restaurants. Also, our business could be damaged if our suppliers or distributors provide us with poor quality or dangerous products, such as meat products that may be tainted by e coli.

Our failure to protect our trademarks, service marks, or trade secrets could negatively affect our competitive position and the value of our brands.

Our business prospects depend in part on our ability to develop favorable consumer recognition of our brand names. Our trademarks and service marks could be imitated in ways that we cannot prevent. Alternatively, third parties may attempt to cause us to change our name or not operate in a certain geographic region if our name is confusingly similar to their name. In addition, we rely on trade secrets, proprietary know-how, brands, and recipes. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel, or suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how, or recipes, the appeal of our restaurants could be reduced and our business could be harmed.

We may experience higher operating costs than anticipated, which would adversely affect our operating results if we cannot increase menu prices to cover them.

Our operating results will be significantly dependent on our and our franchisees’ ability to anticipate and react to increases in food, labor, employee benefits and other costs. The cost of many items to be served in our restaurants will be subject to seasonal fluctuations, weather, demand and other factors. We and our franchisees will be competing with other restaurants for experienced management personnel and hourly employees. We and our franchisees will likely be required to enhance our wage and benefits package as we grow our business in order to attract qualified management and other personnel. In addition, any increase in the federal minimum wage rate would likely cause an increase in our labor costs. We cannot assure you that we will be able to anticipate and react to changing costs through our purchasing and hiring practices or menu price increases. As a result, increases in operating costs could have a material adverse effect on our business and results of operations.

We may be harmed by actions taken by our franchisees that are outside of our control.

Our franchisees and their associates are generally independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, area franchisees and associates may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer and system wide sales could decline.

We could face labor shortages that could adversely affect our results of operations.

Our success will depend in part upon our ability and the ability of our franchisees to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to continue our operations and to keep pace with our growth. Qualified individuals of the requisite caliber and quantity needed to fill these positions may be in short supply. We may have difficulty hiring and retaining qualified management and other personnel. Any inability to recruit and retain sufficient qualified individuals may adversely affect operating results at any existing restaurant and delay the planned openings of additional restaurants. Any delays in opening restaurants or any material increases in employee turnover rates in our restaurants could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of competent employees, resulting in higher labor costs.

Our restaurants will initially be concentrated geographically; if the region in which our restaurants are located experiences an economic downturn or other material changes, our business results may suffer.

We have franchised restaurants in 12 states. As a result, our business and our financial or operating results may be materially adversely affected by adverse economic, weather or business conditions (including reductions in tourism) in areas where we have franchised restaurants.

Our restaurants may not be able to compete successfully with other restaurants, which could adversely affect our results of operations.

If our restaurants are unable to compete successfully with other restaurants in new and existing markets, our results of operations will be adversely affected. The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than us, including a large number of national and regional restaurant chains. Some of our competitors have been in existence for a substantially longer period than us and may be better established in the markets where our restaurants are or may be located. To the extent that we open restaurants in larger cities and metropolitan areas, we expect competition to be more intense in those markets. We also compete with other restaurants for experienced management personnel and hourly employees and with other restaurants and retail establishments for quality sites.

Changing consumer preferences and discretionary spending patterns could force us to modify our concepts and menus and could result in a reduction in our revenues.

Even if we are able to compete successfully with other restaurant companies, we may be forced to make changes in our concepts and menus in order to respond to changes in consumer tastes or dining patterns. Consumer preferences could be affected by health concerns about the consumption of food in our categories, changes in perception of any purported health benefits of our categories, including any reduction of recent favorable publicity as to such benefits, or by specific events such as E. coli food poisoning or outbreaks of “mad cow” and “foot and mouth” disease. If we change a restaurant concept or menu, we may lose customers who do not prefer the new concept or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. In addition, we may have different or additional competitors for our intended customers as a result of a concept change and may not be able to compete successfully against those competitors. Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income, fuel costs and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could reduce revenues.

Establishing and developing restaurant chains is highly speculative and inherently risky.

The restaurant industry involves a substantial degree of risk. The commercial success of each business is largely determined by consumer tastes, which are unpredictable and constantly changing. Moreover, the public appeal of any particular restaurant depends on factors that cannot readily be ascertained in advance and over which we may have no control, including, but not limited to, the following:

•	the demand for and acceptance of our menu offering, the magnitude and timing of marketing initiatives;

•	the maintenance and development of our strategic relationships;

•	the introduction, development, timing, competitive pricing and market acceptance of our offerings and those of our competitors;

•	the attraction and retention of key personnel, our ability to manage our anticipated growth and expansion;

•	our ability to attract qualified franchisees; and

•	technical difficulties or downtime and other delays affecting the quality of our food.

Accordingly, we cannot assure you of the popularity of our offerings or profitability of our business.

We are dependent on our management.

We expect to rely on our management team to oversee and manage virtually all aspects of our business and affairs, to make all decisions regarding the conduct of our business and operations and to provide us with essential services, which will principally relate to the development and marketing of our business. Accordingly, the success of our business and the ability to recoup your original investment and to achieve any return on your investment in us depend on the continued contributions and services of these individuals as well as their ability and judgment in managing the development, launch, distribution, marketing and financing of the Company and otherwise providing administrative services to us. The loss of their services or their inability to perform their services effectively would have a material adverse effect on our business. We do not maintain key person insurance for any member of our management team, and none of our management team is bound by any employment agreement with us.

Our officers and directors are, and may in the future become further, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest.

Our Chairman and CEO and another director have fiduciary obligations to or are affiliated with Restaurant Acquisition Partners, Inc. Our officers and directors may in the future become affiliated with other entities engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

We may not consummate the Hamlet acquisition.

We have entered into an agreement to acquire Hamlet. The closing of this acquisition is subject to the receipt of financing and the satisfaction of customary closing conditions. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms, or at all. Also, if we do not complete the Hamlet acquisition, our expected results of operations in the future may be adversely affected, and we will have a large portion of the proceeds of this offering available to us for general corporate purposes.

If we consummate the Hamlet acquisition, we may not be able to successfully integrate the acquired business or achieve expected results.

The Hamlet acquisition, if completed, will expand our presence into the greater Los Angeles area and three in the greater Washington D.C. area. We may experience difficulties in successfully operating in this expanded market and in integrating Hamlet’s business with our own, which could increase our costs or adversely impact our ability to operate our business. In addition, we cannot assure you that the information underlying our expected results of operations or the pro forma information presented elsewhere in this prospectus (including the related assumptions and adjustments) is sufficient or accurate. You should not consider the pro forma financial data to be indicative of actual results had the Hamlet acquisition been consummated on the dates indicated, or indicative of our future operating results or financial position.

Risks Related to the Restaurant Industry

Negative publicity surrounding restaurants or the consumption of beef, seafood, poultry or produce generally, or shifts in consumer tastes, could negatively impact the popularity of restaurants.

Our success will depend, in part, upon the popularity of our food products, our ability to develop new menu items that appeal to consumers and what we believe are emerging trends in consumer preferences. We will also depend on continuing trends toward consumers eating away from home more often. Shifts in consumer preferences away from our restaurants or cuisine, our inability to develop new menu items that appeal to consumers or changes in our menu that eliminate items popular with some consumers could harm our business and future profitability.

The popularity of restaurants in general, and menu offerings in particular, are key factors to the success of restaurant operations. Negative publicity resulting from poor food quality, illness, injury or other health concerns, whether related to a particular restaurant or to the beef, seafood, poultry or produce industries in general (such as negative publicity concerning the accumulation of carcinogens in seafood, e-coli, Hepatitis A and outbreaks of “mad cow” or “foot-and-mouth” disease), could decrease the appeal of our restaurants to consumers. In addition, other shifts in consumer preferences, whether because of dietary or other health concerns or otherwise, could make our restaurants less appealing and adversely affect our restaurants and the restaurant industry in general.

Increases in the prices of, or reductions in the availability of, seafood, poultry, beef or produce could reduce our restaurant operating margins and adversely affect our restaurants’ operating results.

The profitability of our restaurants depends significantly on our ability to anticipate and react to changes in seafood, poultry, beef, or produce costs. The supply and price of these items is more volatile than other types of food. The type, variety, quality, and price of seafood, poultry, beef, and produce is subject to factors beyond our control, including weather, transportation costs, governmental regulation, availability, and seasonality, each of which may affect our food costs or cause a disruption in our supply. We currently do not purchase seafood, poultry, beef or produce pursuant to long-term contracts or use financial management strategies to reduce our exposure to price fluctuations. Changes in the price or availability of certain types of seafood, poultry, beef or produce could affect our ability to offer a broad menu and price offering to our guests and could reduce our operating margins and adversely affect our results of operations.

We may be dependent on a limited number of suppliers and our profitability will depend in part on our ability to anticipate and react to changes in food and supply costs. We may rely on one or two primary distributors of our food and paper goods. Any increases in distribution prices or failure by our distributors to perform could adversely affect our operating results. In addition, we will be susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions, fuel costs and government regulations. Failure to anticipate and adjust our purchasing practices to these changes could negatively impact our business. Our ability to raise sales prices in response to rising costs may be limited, and our profitability could be adversely affected if costs were to rise substantially. Moreover, passing price increases on to our customers could result in losses in sales volume or margins in the future.

There are risks associated with our franchising and area developer model strategy.

We have incorporated a franchising and area developer model into our business strategy. We may not be successful in attracting qualified franchisees and developers that have the business abilities and access to financial resources necessary to open our restaurants or to successfully develop or operate our restaurants in a manner consistent with our standards. Incorporating a franchising and area developer model into our strategy requires us to devote significant management and financial resources to support the franchise of our restaurants. Our future performance and growth depends, in large part, on our franchisees’ ability to execute our brand and capitalize upon our brand recognition and marketing. If our franchisees are unable to locate suitable sites for new restaurants, negotiate acceptable lease or purchase terms, obtain the necessary financial or management resources meet construction schedules or obtain the necessary permits and government approvals, our growth plans may be negatively affected. Moreover, our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline if our franchisees do not operate successfully.

We are subject to extensive regulation as a franchisor.

As a franchisor, we are subject to regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow primarily through franchising, any impairment of our ability to develop new franchised restaurants will negatively affect us and our growth strategy more than if we planned to develop additional company-owned stores.

Also, if we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. Expensive litigation with our franchisees or government agencies may adversely affect both our profits and our relations with our franchisees.

A decline in visitors to any of the retail centers, shopping malls, or entertainment centers or other areas where restaurants are typically located could negatively affect restaurant sales.

Our restaurants are primarily located in high-activity areas such as retail centers, shopping malls, lifestyle centers and entertainment centers. The success of restaurants depends on high visitor rates at these centers to attract guests to restaurants. If visitor rates to these centers decline due to economic or political conditions, anchor tenants closing in retail centers or shopping malls in which some restaurants may operate, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending, increasing petroleum prices, or otherwise, restaurant unit volumes could decline and adversely affect a restaurant’s results of operations.

The restaurant industry is intensely competitive and success depends on the ability to maintain a competitive position.

The restaurant industry is intensely competitive and we will compete for customers with many well-established food service companies on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. We will compete with other restaurants, fast-food restaurants, delicatessens, cafes, bars, take-out food service companies, supermarkets and convenience stores. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins. We expect to spend significant resources to differentiate our customer experience from the offerings of our competitors.

Many of our potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than we can. As competitors expand their operations, we expect competition to intensify. We also will compete with other employers in our markets for hourly workers and may be subject to higher labor costs. There are a great number of restaurants, both locally owned and members of regional or national chains, with which a potential target may compete directly and indirectly. Some competitors may be significantly larger, have greater financial and other resources, have been in existence longer and are better established in areas where the restaurants of a potential target are, or will be, located.

We also compete with other franchisors for franchisees.

If general economic and political conditions worsen, consumer spending may decline, which would adversely affect restaurant sales and results of operations.

The restaurant industry is vulnerable to changes in economic and political conditions, on both national and local levels. In particular, future terrorist attacks and military and governmental responses and the prospect of future wars may exacerbate negative changes to economic conditions. When economic or political conditions worsen, guests may reduce their level of discretionary spending. We believe that a decrease in discretionary spending (including that resulting from higher consumer energy costs) could impact the frequency with which guests choose to dine out or the amount they spend on meals while dining out, thereby adversely affecting restaurant sales and results of operations.

Additionally, a decrease in discretionary spending could adversely affect the ability to price menu items at favorable levels, adversely affecting sales and results of operations.

Regulations affecting the operation of our restaurants could increase our operating costs and restrict our growth.

Each of our franchised and company restaurants must obtain licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant must obtain a food service license from local health authorities. Each restaurant’s liquor license must be renewed annually and may be revoked at any time for cause, including violation by us or our employees of any laws and regulations relating to the minimum drinking age, advertising, wholesale purchasing and inventory control. In certain states, including states where we have existing restaurants or where we plan to open restaurants in the near term, the number of liquor licenses available is limited and licenses are traded at market prices. If we are unable to maintain our existing licenses, or if we choose to open a restaurant in those states, the cost of a new license could be significant. Obtaining and maintaining licenses is an important component of our restaurant operations, and the failure to obtain or maintain food and liquor licenses and other required licenses, permits, and approvals would adversely impact our existing restaurants and our growth strategy.

In addition, the Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to reconfigure our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

The costs of operating our restaurants may increase if there are changes in laws governing minimum hourly wages, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations, such as the federal Americans with Disabilities Act, which governs access for the disabled. If any of the above costs increase, we cannot assure you that we or our franchisees will be able to offset the increase by increasing our menu prices or by other means, which would adversely affect our results of operations.

Litigation concerning our food quality, our employment practices, liquor liability, and other issues could result in significant expenses to us and could divert resources from our operations.

Like other restaurants, we may receive complaints or litigation from, and potential liability to, our guests involving food-borne illness or injury or other operational issues. We may also be subject to complaints or allegations from, and potential liability to, our former, existing or prospective employees involving our restaurant employment practices and procedures. In addition, we are subject to state “dram shop” laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under “dram shop” statutes. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, if at all. Regardless of whether any claims against us are valid or whether we are liable, our sales may be adversely affected by publicity resulting from such claims. Such claims may also be expensive to defend and may divert time and money away from our operations and adversely affect our financial condition and results of operations.

Labor shortages or increases in labor costs could slow our growth or adversely affect our results of operations.

Our success depends in part on the ability of our franchised and company restaurants to attract, motivate and retain a sufficient number of qualified restaurant employees, including restaurant general managers and kitchen managers, necessary to continue our operations and keep pace with our growth. This ability is especially critical to our company because of our relatively small number of existing restaurants and our current development plans. If we and our franchisees are unable to identify and attract a sufficient number of qualified employees, we and our franchisees will be unable to open and operate the new locations called for by our development plans.

Competition for qualified restaurant employees in our current or prospective markets could require us and our franchisees to pay higher wages and benefits, which could result in higher labor costs. In addition, we and our franchisees have a substantial number of hourly employees who are paid the federal or state minimum wage and who rely on tips for a significant portion of their income. Government-mandated increases in minimum wages, overtime pay, paid leaves of absence, or health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, or a reduction in the number of states that allow tips to be credited toward minimum wage requirements, could increase our and our franchisees’ labor costs and reduce our operating margins.

Risks Related to this Offering

There has previously been no active public market for our units and holders of our units may not be able to resell them at or above the price at which they purchased them, or at all.

 Prior to this offering, there has been no active public market for our units, and our shares of common stock experienced limited trading on the pink sheets and the Frankfurt Stock Exchange. We cannot predict the extent to which a trading market will develop or how liquid that market may become. The public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our units following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors,

•	announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments,

•	the uncertainty of public response to our properties,

•	commencement of, or our involvement in, litigation,

•	any major change in our board of directors or management,

•	changes in governmental regulations or in the status of our regulatory approvals, and

•	general economic market conditions and other factors, including factors unrelated to our own operating performance such as consumer spending levels.

If we cannot meet the continuing listing requirements of the American Stock Exchange (“AMEX”) and related rules, such exchange may delist our securities, which could negatively affect the price of our securities and your ability to sell our securities.

Simultaneously with the closing of this offering, our units are expected to trade on AMEX. In the future, we may not be able to meet the continuing listing requirements of AMEX, which require, among other things, a majority of “independent” directors on our board of directors and timely filing of our quarterly and annual reports with the SEC. AMEX will consider the suspension in trading in, or removal from listing of, our securities when, in the opinion of AMEX our financial condition or operating results appear to be unsatisfactory (for example, if we do not have at least $4,000,000 in stockholders’ equity and have net losses or losses from continuing operations in the last five fiscal years), the public distribution or aggregate market value of our securities has become so reduced as to make further dealings on AMEX inadvisable (for example, if the number of our publicly-held shares, excluding any held by affiliates and controlling stockholders, is less than 200,000, our total number of public stockholders is less than 300 or the aggregate market value of our publicly-held shares is less than $1,000,000 for 90 days), we have disposed of our principal operating assets or ceased to be an operating company, we fail to comply with our listing agreements with AMEX, or any other event occurs or any condition exists that makes further dealings on AMEX unwarranted. If we are unable to satisfy AMEX criteria for continued listing, our units could be subject to delisting. Trading, if any, of our units would thereafter be conducted in the National Association of Securities Dealers, Inc.’s “over-the-counter bulletin board” or on the “pink sheets.” As a consequence of any such delisting, the public price of our units could be adversely affected and a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our units.

We will have broad discretion over how we use the proceeds of this offering, and we may use them for corporate purposes that do not immediately enhance our profitability or market share.

If we do not complete the Hamlet acquisition, then the portion of the net proceeds anticipated to be used in the acquisition will instead be available for general corporate purposes, including investment in our operations or to further our business or growth strategies. Our management will retain considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We intend to use a substantial part of the net proceeds from this offering to retire outstanding debt and may use the balance of the net proceeds for other corporate purposes that do not immediately enhance our profitability or increase our market value.

You will suffer an immediate and substantial dilution in the shares of common stock included in the units you purchase.

The assumed public offering price of $6.00 per share of common stock, assuming no value is attributed to the warrants, is substantially higher than the pro forma net tangible book value per share immediately after the offering. As a result, investors purchasing units in this offering will incur immediate and substantial dilution of approximately $5.76 per share, or approximately 96.0% of the assumed offering price. See “Dilution” for a more detailed description of the dilution you will experience if you purchase our units in this offering. The exercise of warrants to purchase 1,997,432 shares of common stock, and future stock issuances as well as additional potential future issuances of stock options, may result in significant further dilution to investors. Of these securities, we expect to issue warrants to purchase shares of common stock prior to the completion of this offering. If our outstanding warrants to purchase 1,997,432 shares of common stock were exercised at the closing of this offering, investors purchasing units in this offering would see net dilution of approximately $5.52 per share.

There may be substantial sales of our common stock after the expiration of lock-up periods, which could cause our stock price to fall.

After this offering, 4,152,279 shares of our common stock will be outstanding and 5,297,432 warrants will be outstanding, which are exercisable for 5,297,432 shares of our common stock. All of the shares of our common stock sold in this offering will be freely tradable, except for shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 4,152,279 shares of our common stock to be outstanding at the closing of this offering, 84,580 shares will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for 12 months after the date of this prospectus, and 1,945,718 shares issuable upon the exercise of outstanding warrants being registered for sale for our selling shareholders under this prospectus will be similarly locked-up for six months after the date of this prospectus. In addition, the potential future exercise of stock options to purchase our common stock could result in our issuing a significant number of additional shares of common stock. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Our common stock may be considered a “penny stock” and may be difficult to trade.

The SEC has adopted regulations which generally define “penny stock” as an equity security with a market or exercise price of less than $5.00 per share, subject to specific exemptions. The offering price of our shares in this offering is $6.00 per share. The market price of our common stock is likely to fluctuate and could drop below $5.00 per share in the future and, consequently, may be designated as a “penny stock” according to SEC rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser,

•	receive the purchaser’s written agreement to a transaction prior to sale,

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies, and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

 If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities. In addition, you may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our stock price after the offering could be below the offering price.

The offering price of our securities will be determined by negotiations between us and our underwriters and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. Our common stock price after the offering could be below the offering price.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the price of our common stock.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

An effective registration statement may not be in place when a stockholder desires to exercise warrants, thus precluding such stockholder from being able to exercise his, her or its warrant and causing such warrants to be practically worthless.

None of the warrants included in the units offered by this prospectus will be exercisable, and we may not issue shares of common stock, unless (1) at the time a holder seeks to exercise such warrants, a registration statement is effective with respect to the common stock underlying the public warrants, and (2) the common stock underlying such warrants has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain an effective registration statement relating to common stock underlying the public warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If a registration statement is not effective with respect to the common stock underlying the warrants or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants and the warrants may expire worthless. If we use our best efforts to register the common stock issuable upon exercise of the warrants and to maintain an effective registration statement, as required under the warrant agreement, then the holders of such warrants will have no recourse against us if we fail to achieve such conditions. If, however, we do not use our best efforts, certain holders of the warrants may bring breach of contract claims against us, and even if such suit is without merit, we may incur substantial costs in defending these claims and substantial monetary damages if we are found to be in breach.

In no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle any warrant exercise.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this prospectus.

Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations,

•	our ability to employ and retain qualified employees,

•
the degree and nature of our competition, including announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments,

•	the uncertainty of public response to the our properties,

•	commencement of, or our involvement in, litigation,

•	any major change in our board of directors or management,

•	our ability to comply with the provisions of the Sarbanes-Oxley Act of 2002 and other regulatory requirements,

•	general economic market conditions and other factors, including factors unrelated to our own operating performance such as consumer spending levels, and

•	the other factors referenced in this prospectus, such as those described under “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.”

USE OF PROCEEDS

We estimate that we will receive net proceeds of $15,725,000 from the sale of 3,000,000 units being offered at an assumed public offering price of $6.00 per unit, after deducting $1,800,000 for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $475,000, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional 450,000 units, we will receive an additional $2,430,000 after deducting $270,000 for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of	Percentage of
	Net Proceeds	Net Proceeds
Fund the purchase price and related costs and expenses of the proposed Hamlet acquisition (1)	$9,039,316	57.49%
Repayment of indebtedness (2)	5,664,423	36.02%
General corporate purposes including additional public company reporting expenses	1,021,261	6.49%
Total	$15,725,000	100%

(1)
The actual amount of the net proceeds that we will use to fund the Hamlet acquisition will differ from the amounts set forth above based on the actual purchase price to be determined by a formula based on Hamlet’s actual financial results.

(2)
Outstanding promissory notes to be repaid consist of: (i) $2,179,615, plus accrued interest of approximately $225,480 through September 30, 2008 to the holders of our Senior Secured Notes with an interest rate of 12% per annum maturing on September 15, 2008; (ii) $1,750,000, plus accrued interest of approximately $260,769 through September 30, 2008, to the holders of our convertible notes with an interest rate of 8% per annum maturing on September 30, 2008; (iii) $125,000, plus accrued interest of approximately $10,325 through September 30, 2008, to the holder of our Senior Secured Note with an interest rate of 12% per annum maturing on September 15, 2008; (iv) $825,000, plus accrued interest of approximately $100,220 through September 30, 2008, to the holder of our unsecured bridge notes with an interest rate of 12% per annum maturing on October 15, 2008; (v) $30,000, to the holder of our Promissory Note with an interest rate of 8% per annum maturing on November 9, 2008, plus accrued interest of approximately $2,764 through September 30, 2008; and (vi) $150,000, to the holder of our Promissory Note with an interest rate of 15% per annum maturing on December 31, 2008, plus accrued interest of approximately $5,250 through September 30, 2008.

The table below details the use of the proceeds from our private financings.

Indebtedness	Use of Proceeds from Our Private Financings
$1,750,000 Convertible Debenture
Acquisition of outstanding stock of Palo Alto Fuego, Inc.	$256,865
Acquisition of outstanding stock of Steve Pizza Franchise Corporation, Inc.	30,000
Acquisition of 100% of the assets of New York NY Franchising, Inc.	275,000
Working capital and general corporate purposes	1,188,135
Total	$1,750,000

$30,000 Note Payable
Acquisition of 100% of the assets of New York NY Franchising, Inc.	$30,000
Total	$30,000

$100,000 Due to Related Party
Development of the Steve’s Pizza restaurant in Roseville, CA	$100,000
Total	$100,000

$2,179,615 Senior Secured Notes
Loan fees associated with obtaining these notes	$1,048,464
Offering cost associated with obtaining these notes	45,541
Development of the Steve’s Pizza restaurant in Roseville, CA which includes $47,219 in pre-opening costs expensed on the income statement	353,277
Expenses associated with the successful completion of a public offering.	35,000
Working capital and general corporate purposes	697,333
Total	$2,179,615

$750,000 Unsecured Promissory Notes
Loan fees associated with obtaining these notes	$230,144
Offering cost associated with obtaining these notes	51,445
Expenses associated with the successful completion of a public offering	100,000
Working capital and general corporate purposes	368,411
Total	$750,000

$150,000 Unsecured Promissory Notes
Loan fees associated with obtaining these notes	$18,000
Expenses associated with the successful completion of a public offering	50,000
Working capital and general corporate purposes	82,000
Total	$150,000

Pending use of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least 12 months following the closing of this offering.

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories or to use portions for other purposes. If we do not consummate the Hamlet acquisition, we intend instead to use such portion of the net proceeds for general corporate purposes. Investors will be relying on the judgment of our management regarding application of the net proceeds of this offering.

Hamlet Acquisition

On May 16, 2008, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Hamlet Group Inc., a Maryland corporation (“Hamlet”), for an amount equal to the sum of (i) the product of the August 10, 2008 Thirteen Period Adjusted EBITDA, multiplied by five and (ii) the August 10, 2008 Working Capital Amount (which, based on Hamlet’s audited December 30, 2007 financial results, is currently estimated to be approximately $10,000,000), subject to adjustment. The actual purchase price may be higher or lower, depending upon Hamlet’s actual financial results through August 10, 2008.

Our proposed acquisition of Hamlet is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the acquisition agreement will terminate under certain circumstances if the closing has not occurred on or before October 14, 2008, unless such date is extended by the written consent of the Company and Hamlet, provided, however, that in the event that this registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission by September 15, 2008, the date of such termination of the acquisition agreement will be September 25, 2008, unless such date is extended by written consent of the Company and Hamlet. We have paid $50,000 to Hamlet’s auditors to complete the audit of Hamlet’s 2006 and 2007 year-end financial statements and provide audit related services. If the acquisition agreement terminates due to our failure to complete this offering or obtain alternative financing (except under certain circumstances), or if Hamlet elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, we will not be reimbursed for our $50,000 payment. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to purchase Hamlet. For additional information, see "Business—Proposed Acquisition."

Sales of Shares of Common Stock by the Selling Shareholders

We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.

DILUTION

Dilution is the difference between the assumed public offering price of $6.00 per share you will pay for each of our shares of common stock (assigning no value to the warrants included in the units) and the net tangible book value per share of those shares immediately after you purchase them. You will experience an immediate and substantial dilution of $5.76 out of the $6.00 you pay for a share because the net tangible book value of your shares will immediately be reduced to $0.24 per share. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrant.

At July 13, 2008, we had a net tangible book value deficiency of $(12,672,124) or $(11.00) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 1,152,279 the number of shares of our common stock outstanding at August 4, 2008. After giving consideration to the sale of the units in this offering at an assumed public offering price of $6.00 per Unit, the adjusted net tangible book value at August 4, 2008 would have been $9,751,692 or $2.35 per share. After giving effect to the foregoing and also to the Hamlet acquisition, our pro forma as adjusted net tangible book value at July 13, 2008 would have been $984,633 or $0.24 per share. This represents an immediate increase in net tangible book value of $11.24 per share to the existing stockholders and an immediate and substantial dilution to new investors of $5.76 per share or 96.0% of the assumed public offering price.

The following table illustrates the per share dilution:

Assumed public offering price		$6.00

Actual net tangible book deficiency per share as of July 13, 2008	(11.00)
Pro forma increase per share attributable to reclassification of derivative liabilities	5.82
Pro forma decrease in net tangible book value per share attributable Hamlet acquisition	(2.11)
Pro forma increase in net tangible book value per share attributable to this offering	7.53
Pro forma as adjusted net tangible book value per share after this offering		0.24
Pro forma dilution per share to new investors in this offering		$5.76

If all holders of warrants included in the units were to exercise those warrants, the pro forma net tangible book value after this offering would be approximately $2,982,065 which would result in dilution to new investors of approximately $5.52 per share, based on outstanding warrants for 1,997,432 shares of our common stock with an average exercise price of $2.03 per share.

The following table shows the number of shares of our common stock to be owned following this offering by our executive officers, directors and affiliated persons, existing stockholders and new investors.

					Average
	Shares Acquired		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Executive officers, directors and affiliated persons	84,580	2.0%	$842,325	3.0%	$9.96
Existing stockholders	1,039,132	25.0%	9,261,604	33.0%	8.91
Placement agent (1)	28,567	0.7%	─	%	─
New investors	3,000,000	72.3%	18,000,000	64.0%	6.00
Total	4,152,279	100.0% %	$28,103,929	100.0%	6.77

The foregoing presentation does not give effect to the issuance of an additional (i) 1,997,432 shares of common stock pursuant to the exercise of outstanding warrants and (ii) 650,000 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan.

(1)	Represents shares of Common Stock issued to Jesup & Lamont in connection with the August 2007 private financing.

CAPITALIZATION

The following table describes our cash, cash equivalents and capitalization as of July 13, 2008:

•	on an actual basis (giving effect to the 15-to-1 reverse stock split) ;

•
on a pro forma as adjusted basis to give effect to the sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $6.00 per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

•	on a pro forma as adjusted basis to give effect to the proposed Hamlet acquisition, as if they all had occurred as of July 13, 2008.

You should read this table together with “Use of Proceeds,” “Pro forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	As of July 13, 2008
		Offering		Pro forma
	Actual	& Acquisition		As Adjusted
	(Unaudited)	(Unaudited)		(Unaudited)
Cash and cash equivalents	$151,633	$1,021,261	(1)(3)(9)	$1,172,894

Current Liabilities
Other Current Liabilities	$1,324,763	$729,353	(4)(10)	$2,054,116
Derivative liabilities	6,698,816	(6,698,816	)(8)	-
Related Party Note	125,000	(125,000	)(5)	-
Notes Payable	1,000,110	(1,000,110	)(5)(11)	-
Senior Secured Notes	2,128,000	( 2,128,000	)(5)	-
Convertible debenture	1,750,000	(1,750,000	)(5)	-
Capital Leases, current portion	52,633			52,633
Other Liabilities
Capital Leases, net of current portion	106,416			106,416
Total Liabilities	13,185,738	(10,972,573)		2,213,165

Stockholders equity (deficit):
Common Stock, $.001 par value; 50,000,000 shares authorized; 1,140,100 shares issued and outstanding, actual; 3,000,000 issued in this offering; 4,152,279 shares issued and outstanding, pro forma as adjusted.	17,104	3,000	(1)	20,104
Additional Paid-in-Capital	6,746,600	21,895,323	(1)(2)(8)	28,641,923
		0		-
Accumulated Deficit	(18,354,458)	(173,589	)(6)(7)	(18,528,047)
Total Stockholders' Equity	(11,590,754)	21,724,734		10,133,980
Total Capitalization	$1,594,984	$10,752,161		$12,347,145

Calculation of Shares Issued and Outstanding:
Total shares outstanding before offering, as of August 4, 2008.	1,152,279
Offering shares	3,000,000
	4,152,279

Gross proceeds from offering				$18,000,000
Underwriting discount 8.0% of gross proceeds				1,440,000
Underwriting non-accountable expense allowance (2.0% of gross proceeds)				360,000
Legal fees and expenses				250,000
Miscellaneous expenses				48,000
Printing and engraving expenses				60,000
Accounting fees and expenses				75,000
SEC registration fee				2,000
AMEX registration fee				40,000
Total offering expenses				2,275,000
Net Proceeds of offering after Offering expense				$15,725,000

(1)	Reflects receipt of $15,725,000 net proceeds from sale of 3,000,000 units, net of $2,275,000 offering costs.
(2)	Reflects reclassification of $525,493 of deferred offering costs against equity from this offering.
(3)
Reflects payment of $5,664,423 for the repayment of $5,003,110 of unadjusted debt, ($4,890 adjusted to derivative liabilities) additional debt of $51,615 in connection with the extension of the maturity date of the Senior Secured notes, the payment of $487,724 of accrued interest at July 13, 2008 and $117,084 of additional interest expense through an assumed funding date of September 30, 2008.

(4)	Reflects the payment of $487,724 of accrued interest at July 13, 2008.
(5)	Reflects for the repayment of $5,003,110 of unadjusted debt.
(6)	Reflects the payment of $117,084 for additional interest expense through an assumed funding date of September 30, 2008.
(7)
Reflects the additional debt of $51,615 in connection with the extension on the maturity date of Senior Secured notes and the amortization of $4,890 note payable discount through Note Maturity date of July 15, 2008~~.~~

(8)
Reflects reclassification of $6,698,816 for the derivative liabilities against equity from the repayment of the convertible note and elimination of derivative accounting of warrants as the warrant shares are fixed after the offering.

(9)	Reflects the stock purchase of Hamlet Group, Inc for $10,000,000, less $960,684 for Hamlet's negative working capital adjustment as of July 13, 2008.
(10)	Reflects the addition of $1,217,077 to current liabilities with the Hamlet acquisition.
(11)	In connection with the consummation of the Hamlet acquisition, the seller shall repay all long term indebtedness (including any current portion of any long term indebtedness) of Hamlet Group Inc.

The pro forma as adjusted information set forth in the table excludes 28,566 shares of common stock issued to Jesup & Lamont as placement agent in connection with the August 2007 private placement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial information for the year ended December 31, 2007 and for the twenty-eight weeks ended July 13, 2008 is derived from (1) our historical consolidated financial statements included elsewhere in this prospectus and (2) the historical consolidated financial statements of Hamlet for the period ended as of July 13, 2008 included elsewhere in this prospectus. The unaudited pro forma financial statements should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, the consolidated financial statements of Hamlet and related notes included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus. In the proposed Hamlet acquisition, we would acquire all of the capital stock of Hamlet Group Inc.
The unaudited pro forma statement of operations data for the year ended December 31, 2007 and for twenty-eight weeks ended July 13, 2008 and balance sheet data as of July 13, 2008 have been prepared to give pro forma effect to the sale of shares in this offering (excluding shares under the underwriters' over-allotment option), and application of the net proceeds from this offering, in the case of the statement of operations data, as if they had occurred on January 1, 2007 and, in the case of the balance sheet data, as if they had occurred on July 13, 2008. The unaudited pro forma as adjusted statement of operations data for the year ended December 31, 2007 and for the twenty-eight weeks ended July 13, 2008, and balance sheet data as of July 13, 2008, have been prepared to give pro forma as adjusted effect to the Hamlet acquisition, as well as to the sale of shares in this offering as described above, in the case of the statement of operations data, as if they occurred on January 1, 2007 and, in the case of the balance sheet data, as if they had occurred on July 13, 2008. We will account for the acquisition of Hamlet as a purchase in accordance with SFAS No. 141 "Business Combinations." The assets acquired and liabilities assumed will be recorded at their fair values at the date of acquisition. The unaudited pro forma financial statements presented below are based upon preliminary estimates of purchase price allocations and are subject to change based upon receipt of final valuations and do not reflect any anticipated operating efficiencies or cost savings from the integration of Hamlet into our business.

The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Hamlet acquisition and this offering been consummated on the dates indicated, and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the Year Ended December 30, 2007					For the Twenty-eight Week Period Ended July 13, 2008
	Pacific Restaurnt Holdings, Inc.,	Hamlet	Adjustments		Consolidated	Pacific Restaurnt Holdings, Inc.,	Hamlet	Adjustments		Consolidated

Revenue:
Restaurant sales	$1,359,060	$17,485,874			$18,844,934	$642,683	$9,302,952			$9,945,635
Franchise royalties	246,773	-			246,773	156,208	-			156,208
Franchise development fees	212,500	-			212,500	70,000	-			70,000
Other revenue	91,881	-			91,881	52,500	-			52,500

Total revenues	1,910,214	17,485,874	-		19,396,088	921,391	9,302,952	-		10,224,343

Costs and expenses:
Cost of restaurant sales	439,685	4,777,976			5,217,661	206,342	2,539,195			2,745,537
Restaurant operating expenses	1,024,582	9,974,423			10,999,005	434,391	5,199,425			5,633,816
Franchise operating expenses	226,655	-			226,655	74,449	-			74,449
General and administrative	1,269,390	1,787,987			3,057,377 (1)	523,112	883,507			1,406,619	(1)
Goodwill and intangible impairment	1,214,107	-			1,214,107	-	-			-
Depreciation and amortization	107,839	276,813			384,652	22,525	160,136			182,661
Loss on asset sale	429,978	-			429,978	0	-			-

Total cost and expenses	4,712,236	16,817,199	-		21,529,435	1,260,819	8,782,263	-		10,043,082

Income (Loss) from operations	(2,802,022)	668,675	-		(2,133,347)	(339,428)	520,689	-		181,261

Non-operating income (expenses)

Interest income	6,931	-			6,931	182	-			182
Interest expense and loan fees	(4,745,367)	(192,898)	192,898	(3)	(4,745,367)	(1,031,318)	(103,495)	103,495	(3)	(1,031,318	)(5)(6)
Change in fair value of derivative liability	(8,229,306)	-			(8,229,306)	4,956,952	-			4,956,952	(6)

Total non-operating income (expenses)	(12,967,742)	(192,898)	192,898		(12,967,742)	3,925,816	(103,495)	103,495		3,925,816

Income (loss) from continuing operations	(15,769,764)	475,777	192,898		(15,101,089)	3,586,388	417,194	103,495		4,107,077

Provision for income taxes	-	182,646	(182,646	)(4)	-	-	182,082	(182,082	)(4)	-

Net Income (loss)	$(15,769,764)	$293,131	375,544		$(15,101,089)	$3,586,388	$235,112	285,577		$4,107,077

Total common weighted average shares outstanding - Basic	994,265	994,265			994,265	1,038,884	1,038,884			1,038,884
Total common weighted average shares outstanding - Diluted	994,265	2,411,684			994,265	2,511,303	2,511,303			2,511,303

Basic income (loss) per common share	$(15.86)	$0.29			$(15.19)	$3.45	$0.23			$3.95
Diluted income (loss) per common share	$(15.86)	$0.12			$(15.19)	$1.43	$0.09			$1.64

Total common shares outstanding after offering - Basic	4,152,279	4,152,279			4,152,279	4,152,279	4,152,279			4,152,279
Total common shares outstanding after offering - Diluted	4,152,279	5,624.698			4,152,279	5,624,698	5,624,698			5,624,698

Basic income (loss) per common share	$(3.80)	$0.07			$(3.64)	$0.86	$0.06			$0.99
Diluted income (loss) per common share	$(3.80)	$0.05			$(3.64)	$0.64	$0.04			$0.73

Calculation of Shares Issued and Outstanding:	12/30/2007	7/13/2008	Shares outstanding post-offering
Total weighted shares outstanding-basic	994,265	1,038,884	4,152,279	(2)
Effect of dilutive securities warrants	1,417,419	1,472,419	1,472,419
Total weighted shares outstanding- diluted	2,411684	2,511,303	5,624,698

(1)
The above unaudited proforma condensed consolidated statement of operations is based on the historical financials for the Company and Hamlet. Post acquisition general administrative costs for Hamlet is projected at $700,000 on an annual basis or $175,000 per quarter ($400,000 for two regional managers and associated costs plus $300,000 for accounting, payroll, human resources and general administrative costs).

(2)	1,140,100 shares outstanding at July 13, 2008 adjusted to reflect shares sold to European shareholders through August 4, 2008 and 3,000,000 shares at offering.
(3)	All long-term debt (and related short term portion of the long term debt) of Hamlet is extinguished by the seller at time of acquisition.
(4)	As December 31, 2007 Pacific Restaurant Holdings had a net operating loss carry forward for income tax purposes of approximately $8,000,000 which is available to offset future taxable income.
(5)	Post offering all existing debt of Pacific Restaurant Holdings is to be extinguished and related interest expense would be eliminated on a go forward basis.
(6)	The accounting of derivative liabilities related to outstanding warrants and the convertible note is eliminated after the offering.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Unaudited Pro Forma Condensed Consolidated Balance Sheet

	July 13, 2008
	Pacific
	Restaurant		Stock		Hamlet		Proforma
	Holdings, Inc.	Hamlet	Offering		Acquisition		Consolidated
	(Unaudited)	(Unaudited)	Adjustments		Adjustments		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$151,633	$-	10,060,576	(2) (3)	(9,039,316	)(5)	$1,172,893
Accounts Receivable	26,220	26,770	-		-		52,990
Inventories	17,207	144,505	-		-		161,712
Prepaid expenses	67,874	85,118	-		-		152,992

Total Current Assets	262,934	256,393	10,060,576		(9,039,316)		1,540,587
Property and equipment, net	187,627	1,197,116	-		-		1,384,743
Other Assets (Deposits)	63,053	35,825	-		-		98,878
Deferred Offering Costs	525,493	-	(525,493	)(4)	-		-
Liquor Licenses	-	165,000	-		-		165,000
Favorable Lease rates	-	134,750	-		-		134,750
Intangible Assets	256,487	-	-		-		256,487
Goodwill	299,390				8,467,309	(1)	8,766,699
Total Assets	$1,594,984	$1,789,084	$9,535,083		$(572,007)		$12,347,144

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts Payable	$550,419	$724,075	-		-		$1,274,494
Accrued Interest	487,724	-	(487,724	)(3)	-		-
Other Accrued Expenses	271,370	493,002	-		-		764,372
Senior Secured Notes	2,128,000	-	(2,128,000	)(3)	-		-
Convertible debenture	1,750,000	-	(1,750,000	)(3)	-		-
Notes Payable	1,000,110	1,169,100	(1,000,110	)(3)	(1,169,100	)(8)	-
Related Party Note	125,000	-	(125,000	)(3)	-		-
Capital Leases	52,633	-	-		-		52,633
Fair Value of Derivative Liabilities	6,698,816	-	(6,698,816	)(6)	-		-
Deferred Revenue, Net	15,250	-	-		-		15,250

Total Current Liabilities	13,079,322	2,386,177	(12,189,650)		(1,169,100)		2,106,749

Capital Leases, net of current portion	106,416	-	-		-		106,416
Notes Payable	-	-	-		-		-

Total Liabilities	13,185,738	2,386,177	(12,189,650)		(1,169,100)		2,213,165

Commitments and Contingencies

Stockholders' Equity:
Preferred stock		-	-		-		-
Common Stock	17,104	-	3,000	(2)	-		20,104
Additional paid-in capital	6,746,600	-	21,895,322	(2) (4) (6)	-		28,641,922
Accumulated earnings (deficit)	(18,354,458)	(597,093)	(173,589	)(7)	597,093	(5) (8)	(18,528,047)

Total stockholders' equity	(11,590,754)	(597,093)	21,724,733		597,093		10,133,979
Total liabilities & stockholders' equity	$1,594,984	$1,789,084	$9,535,083		$(572,007)		$12,347,144

(1)	The estimated purchase price has been preliminarily allocated based on estimated fair values of assets acquired and liabilities assumed in accordance with Statement of Financial Accounting Standards No. l4l, "Business Combinations". Upon the completion of the acquisition of Hamlet, the Company will complete its valuation of the fair value of the acquired assets and liabilities based on an independent appraisal to be performed; as such the allocation may change. The Company's preliminary purchase price allocation are based on Hamlets book values at July 13, 2008 and our preliminary valuations at July 13, 2008:

Accounts receivable	$26,770
Inventories	144,505
Prepaid expenses	85,118
Property and equipment	1,197,116
Other assets	35,825
Liquor license intangible asset	165,000
Favorable lease right intangible asset	134,750
Goodwill	8,467,309
Accounts payable	(724,075)
Accrued expenses	(493,002)

Total purchase price	$9,039,316

Assets subject to re-evaluation are favorable lease rates, liquor license values, property and equipment and goodwill. The fair value of these assets acquired are not readily determinable and require complex valuation methodologies. Appraisals of fair value for use in the allocation process will be performed by independent specialist and appraisers.

The replacement cost of property and equipment to be used should ideally be based on the value that a participant in a market for comparable used property and equipment would ascribe to the subject assets. If a comparable used asset market is not available, replacement costs should be based on the value of comparable new property and equipment, net of estimated accumulated depreciation for the period the assets have been in service. The resulting values are amortized over the useful life of the assets.

Acquired operating leases should be assessed to determine if the lease terms are favorable or unfavorable given market conditions on the acquisition date. To the extent the lease arrangement is favorable or unfavorable, an asset or liability, respectively, is recorded as part of purchase accounting. The fair value of the asset or liability, which represents an adjustment to the fair market value of the lease, is typically determined by comparing discounted cash flows under the existing lease with those that could be obtained in a current arms-length arrangement over the remaining lease term. Generally, the recognized asset or liability is amortized to rental expense over the term of the lease.

Liquor licenses are intangible assets and Statement 141 requires that identifiable intangible assets initially be recognized in a purchase price allocation at fair value and shall be recognized as an asset apart from goodwill if it arises from contractual or other legal rights. Quoted market prices in an active market are the best evidence of fair value and if available, should be used as the basis for the fair value measurement. If quoted market prices are not available, fair value should be estimated based on the best information available and the use of other valuation techniques.

Statement 141 states that in purchase business combination accounting, goodwill should be recognized and initially measured as the excess of the cost of the acquired company over the amounts allocated to assets acquired and liabilities assumed.

The six Hamlet locations have been open and operating over 17 years and management believes that Hamlets current valuation of favorable leases, liquor license values and property and equipment are all under current market values, and as such the assumed ‘step-up’ values for these assets will be allocated from the present goodwill value noted in the above table.

(2)	Reflects receipt of $15,725,000 net proceeds from sale of 3,000,000 units, net of $2,275,000 offering costs.
(3)
Reflects payment of $5,664,423 for the repayment of $5,003,110 of unadjusted debt ($4,890 adjusted to derivative liabilities), additional debt of $51,615 in connection with the extension of the maturity date of the Senior Secured notes, the payment of $487,724 of accrued interest at July 13, 2008 and $117,084 of additional interest expense through an assumed funding date of September 30, 2008.

(4)	Reflects reclassification of $525,493 of deferred offering costs.
(5)	Reflects the stock purchase of Hamlet Group, Inc for $10,000,000, less $960,684 for Hamlet's negative working capital adjustment as of July 13, 2008.
(6)
Reflects reclassification of $6,698,816 for the derivative liabilities to equity from the repayment of the convertible debenture and elimination of derivative accounting of warrants as the warrant shares are fixed after the offering.

(7)
Reflects additional debt of $51,615 in connection with the extension of the maturity date of the Senior Secured Notes, $117,084 for additional interest expense and amortization of $4,890 note payable discount.

(8)	In connection with the consummation of the Hamlet acquisition, the seller shall repay all long term indebtedness (including any current portion of any long term indebtedness) of Hamlet Group Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Share amounts appearing in this section have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

Overview

We are a multi-brand restaurant management and holding company engaged in the acquisition, operation, development and franchising of restaurant brands in the casual, quick-casual and quick-service segments of the restaurant industry. Through our subsidiaries, we currently:

•
develop and franchise the New York NY Fresh Deli chain of fast-casual sandwich restaurants. New York NY Fresh Deli has 16 franchised restaurants in 12 states and has signed franchise agreements for another four restaurants in the United States, Saudi Arabia, Kuwait, Qatar, United Arab Emirates, Bahrain or Oman;

•	develop and franchise the Steve’s Pizza chain of quick-casual, “hometown” pizza restaurants. Steve’s Pizza has seven franchised restaurants in the greater Sacramento area in California; and

•
develop, operate, and franchise Playa Grill & Margarita Bar, a quick-casual Mexican influenced grill restaurant brand. We currently own and operate the first Playa Grill & Margarita Bar restaurant in Palo Alto, California. The existing restaurant had gross revenue of approximately $1.2 million in 2007 even though it is located in a shopping center with unusually low driving and foot traffic during dinner hours. Management expects a typical Playa Grill & Margarita Bar restaurant, located in an area with more driving and foot traffic during dinner hours, operating for more than one year, to gross between $1.5 and $2.5 million per year. Management believes that Playa Grill & Margarita Bar has opportunity for growth with the potential to become a national chain. We expect that Playa Grill & Margarita Bar’s expansion will be derived from franchising and company-owned restaurants. We plan to open at least two additional Playa Grill & Margarita Bar restaurants in next 12 months using proceeds from this public offering.

The following table sets forth the number of our restaurants in operation as of the date shown:

		December 31, 2006	December 31, 2007		July 13, 2008
New York NY Deli	Franchised	28	18		16
	Owned	0	0		0
	Total	28	18		16

Steve’s Pizza	Franchised	8	9		7
	Owned	0	0	(a)	0
	Total	8	9		7

Playa Grill	Franchised	0	0		0
	Owned	1	1		1
	Total	1	1		1
_____________________

(a)
In March 2007, the Company built and opened a proto-type Steve’s Pizza franchise located in Roseville, California, but subsequently sold it to a franchisee in August 2007. Consideration for the sale included a note receivable with a balance of $172,210 at July 13, 2008, secured by all the assets sold. On July 29, 2008, the franchisee abandoned the facility and defaulted on the note receivable. The Company has inspected the premises and determined that the fair value of the fixed assets that secures the note receivable was sufficient to recover the carrying value of the note receivable and determined that there was no gain of loss on the default. The Company retired the note and recorded the assets as repossessed restaurant assets in property and equipment and the resulting balances are reflected in the twenty-eight week period ended July 13, 2008. The Company currently has a good faith deposit from a new perspective franchisee to purchase the Roseville Facility and is expected to open on or about October 1, 2008.

In addition, our wholly-owned subsidiary, Pacific Ocean Restaurants, Inc., specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurant companies. Within the next 24 months, Pacific Ocean Restaurants, Inc. does not plan to pursue any consulting activities.

Our revenues are primarily derived from restaurant sales. Restaurant sales and franchise royalties provide a long-term continuing source of revenue. Restaurant sales and royalties are expected to increase as the number of company-owned/operated and franchised restaurants in operation increases. We also receive revenues from royalties on sales at franchised restaurants, initial franchise fees from each franchise sold and sales generated from company-operated restaurants. Franchisees pay an initial franchise fee in connection with execution of a franchise agreement.
We had a net loss of $15,769,764 for the year ended December 30, 2007. We had net income of $3,586,388 for the twenty-eight week period ended July 13, 2008 and a net loss of $5,963,247 for the twenty-eight week period ended July 15, 2007. The net loss for the year ended December 30, 2007 includes a loss on the change in fair value of derivative expense of $8,229,306. The net income for the twenty-eight week period ended July 13, 2008 includes a gain on the change in fair value of derivative income of $4,956,952. The net loss for the twenty-eight week period ended July 15, 2007 includes a loss on the change in fair value of derivative expense of $2,302,468.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management evaluates its estimates and judgments, including those related to its most critical accounting policies, on an ongoing basis. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be responsible under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

The principal sources of revenue are derived from restaurant sales, and fees from restaurants operated by franchises. In connection with franchising activities, we receive initial franchise fees and continuing royalties.

Restaurant sales are recognized when earned, usually at the time customers pay. We present sales net of sales tax and other sales-related taxes.

Initial franchise fees are recognized as income when the franchised restaurant commences operation, at which time we have fulfilled our obligations relating to such fees, which include assistance with site selection, planning and construction of the restaurant, delivery of operating system manuals and initial management training. We record franchise development fees collected less sales commissions paid as “Deferred Revenue (net)” on the balance sheet until our material commitments and obligations associated with the fees are fulfilled or the franchise agreement expires for failure on the part of the franchisee to secure a signed lease for a location.

Franchise royalties ranging from 0% and 6% of franchised restaurant sales as specified in franchise agreements are recognized as income in the period earned.

Intangible Assets

Intangible assets include both goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired. Goodwill represents the residual purchase price after allocation to all other identifiable net assets acquired. Other intangibles consist mainly of intellectual property.

Goodwill is not subject to amortization but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing impairment of goodwill. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets). As if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value. Intangible assets with lives restricted by contractual, legal, or other means are amortized over their useful lives and consist primarily of intellectual property. Amortization expense is calculated using the straight-line method over their estimated useful lives.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

Accounting for Derivative Instruments

Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. In September 2000, the Emerging Issues Task Force (“EITF”) issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. These derivatives, including embedded derivatives in the convertible debenture issued in 2004 and warrants issued with various financings in 2007, are separately valued and accounted for on our balance sheet, and revalued at each reporting period. The net change in the value of embedded derivative liability is recorded as change in fair value of derivative liability in the consolidated statement of operations, included in other income.

Recent Accounting Standards

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 161”), to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to fiscal years and interim periods beginning after November 15, 2008.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s condensed consolidated results of operations, financial position, or cash flows.

Fiscal Periods

We have a 52/53 week fiscal year ending on the Sunday nearest December 31. The first quarter of the fiscal year is 16 weeks. The second, third and fourth quarters are each 12 weeks.

Results of Operations

The following table sets forth, for the periods indicated, our Consolidated Statements of Income expressed as a percentage of total revenues.

	Fifty-two / fifty-three weeks ended:		Twenty-eight weeks ended
	December 30,	December 31,	July 15,	July 13,
	2007	2006	2007	2008
Revenues
Restaurant Sales	71.2%	72.3%	75.9%	69.8%
Equipment & Supply Sales		3.3%	.4%
Franchise Fees	11.1%	2.5%	4.3%	7.6%
Franchise Royalties	12.9%	19.5%	14.0%	16.9%
Other Revenues	4.8%	2.4%	5.4%	5.7%

Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and Expenses
Cost of Restaurant Sales	32.3%	29.5%	31.4%	32.1%
Restaurant Labor	33.3%	31.2%	35.6%	30.5%
Restaurant Occupancy	19.2%	21.1%	23.1%	22.2%
Restaurant Operating Expense	22.8%	14.5%	27.7%	14.9%
Franchise Operating Expense	49.3%	51.4%	56.4%	32.9%
General and Administrative	66.5%	96.6%	74.9%	56.8%
Depreciation & Amortization	5.6%	5.5%	6.3%	2.4%
Loss on Asset Sale	22.5%	0%	0%	0%
Asset Impairment	63.6%	0%	0%	0%

Total Costs and Expenses	246.7%	183.1%	180.9%	136.9%

Income (Loss) from Operations	-146.7%	-83.1%	-80.9%	-36.9%

Non-operating Income (Expense)
Interest Income	.4%	0.3%	0.0%	0.0%
Interest Expense	-248.4%	-41.3%	-293.5%	-111.9%
Derivative Income/Expense	-430.8%	19.5%	-235.5%	538.0%

Total Non-operating Income (Expense)	-678.9%	-21.5%	-529.0%	426.1%

Income (Loss) Continuing Ops	-825.6%	-104.6%	-609.9%	389.2%
Gain (Loss) Discontinued Ops	0%

Net Income (Loss)	-825.6%	-104.6%	-609.9%	389.2%

The following table presents revenues and operating expenses for Playa Grill Margarita Bar, Steve's Pizza, New York NY Fresh Deli, and Administration.

	Playa Grill & Margarita Bar		Steve's Pizza		New York NY Fresh Deli		Administration		For the Year Ended December 30, 2007
Revenue:
Restaurant sales	$1,196,918	100.00%	$162,143	46.33%	$-	-	$-	0.00%	$1,359,061	71.15%
Franchise royalties	-	0.00%	125,938	35.99%	120,835	44.21%	-	0.00%	246,773	12.92%
Franchise fees	-	0.00%	60,000	17.14%	152,500	55.79%	-	0.00%	212,500	11.12%
Other revenue	-	0.00%	1,880.54%		-	-	90,000	100.00%	91,880	4.81%

Total revenues	1,196,918	100.00%	349,961	100.00%	273,335	100.00%	90,000	100.00%	1,910,214	100.00%

Costs and expenses:
Cost of restaurant sales	369,771	30.90%	69,914	43.12	-	-	-	-	439,685	32.35%
Restaurant labor	359,605	30.04%	93,501	57.67	-	-	-	-	453,106	33.34%
Restaurant occupancy	232,502	19.43%	29,037	17.91	-	-	-	-	261,539	19.24%
Restaurant operating expenses	163,170	13.63%	146,768	90.52	-	-	-	-	309,938	22.81%
Franchise operating expenses	6,075	-%	78,569	42.26	142,011	52.0%	-	-	226,655	49.35%
General and administrative	-	0.00%	-	0.00%	-	-	1,269,390	1,410.43%	1,269,390	66.46%
Depreciation and amortization	27,742	2.32%	28,470	8.13%	50,013	18.3%	1,614	1.80%	107,839	5.65%
Loss on Asset Sale	-	-	429,978	122.86%	-	-	-	-	429,978	22.51%
Asset Impairment	-	-	-	-	200,000	73.17%	1,014,107	1126.79%	1,214,107	63.56%

Total cost and expenses	1,158,865	96.82%	876,237	250.38%	392,024	143.42%	2,285,111	2539.01%	4,712,237	246.69%

Income (loss) from operations	38,053	3.18%	(526,276)	-150.38%	(118,689)	-43.42%	(2,195,111)	-2439.01%	(2,802,023)	-146.69%

	Playa Grill & Margarita Bar		Steve's Pizza		New York NY Fresh Deli		Administration		December 31, 2006
Revenue:
Restaurant sales	$1,218,428	100.00%	$-	0.00%	$24,288	10.12%	$-	0.00%	$1,242,716	72.28%
Franchise royalties	-	0.00%	137,494	73.19%	198,220	82.59%	-	0.00%	335,714	19.53%
Franchise fees	-	0.00%	25,000	13.31%	17,500	7.29%	-	0.00%	42,500	2.47%
Other revenue	-	0.00%	25,350	13.50%	-	0.00%	73,065	100.00%	98,415	5.72%

Total revenues	1,218,428	100.00%	187,844	100.00%	240,008	100.00%	73,065	100.00%	1,719,345	100.00%

Costs and expenses:
Cost of restaurant sales	356,444	29.25%	-	-	10,672	43.94%	-	-	367,116	29.54%
Restaurant labor	362,940	29.79%	-	-	24,813	102.16%	-	-	387,753	31.20%
Restaurant occupancy	253,531	20.81%	-	-	8,526	35.10%	-	-	262,057	21.09%
Restaurant operating expenses	170,377	13.98%	-	-	10,225	42.10%	-	-	180,602	14.53%
Franchise operating expenses	5,065	-%	73,136	45.02%	116,366	53.94%	-	-	194,567	51.44%
General and administrative	-	0.00%	-	0.00%	-	0.00%	1,662,032	2274.73%	1,662,032	96.67%
Depreciation and amortization	61,316	5.03%	3,269	1.74%	28,129	11.72%	1,496	2.05%	94,210	5.48%

Total cost and expenses	1,209,673	99.28%	76,405	40.67%	198,731	82.80%	1,663,528	2276.78%	3,148,337	183.11%

Income (loss) from operations	8,755.72%		111,439	59.33%	41,277	17.20%	(1,590,463)	-2176.78%	(1,428,992)	-83.11%

	Playa Grill & Margarita Bar		Steve's Pizza		New York NY Fresh Deli		Administration		For the 28 Week Period Ended July 13, 2008

Revenue:
Restaurant sales	$642,683	100.00%	$-	-%	$-	-%	$-	-%	$642,683	69.75%
Franchise royalties	-	0.00%	70,978	100.00%	85,230	54.91%	-	-%	156,208	16.95%
Franchise fees	-	0.00%	-	-%	70,000	45.09%	-	-%	70,000	7.60%
Other revenue	-	0.00%	-	-%	-	-%	52,500	100.00%	52,500	5.70%

Total revenues	642,683	100.00%	70,978	100.00%	155,230	100.00%	52,500	100.00%	921,391	100.00%

Costs and expenses:
Cost of restaurant sales	206,342	32.10%	-	-	-	-%	-	-	206,342	32.11%
Restaurant labor	195,862	30.48%	-	-	-	-%	-	-	195,862	30.48%
Restaurant occupancy	140,272	21.82%	2,394	3.37%	-	-%	-	-	142,666	22.20%
Restaurant operating expenses	95,863	14.92%	-	-	-	-%	-	-	95,863	14.92%
Franchise operating expenses	8,143	1.27%	25,038	35.28%	41,268	26.58%	-	-	74,449	32.91%
General and administrative		0.00%		0.00%		0.00%	523,112	996.40%	523,112	56.77%
Depreciation and amortization	1,798.28%		2,063	2.91%	17,782	11.46%	882	1.68%	22,525	2.44%

Total cost and expenses	648,280	100.87%	29,495	41.56%	59,050	38.04%	523,994	998.08%	1,260,819	136.84%

Income (loss) from operations	(5,597)	-.87%	41,483	58.44%	96,180	61.96%	(471,494)	-898.08%	(339,428)	-36.84%

									For the 28 Week
	Playa Grill &				New York NY				Period Ended
	Margarita Bar		Steve's Pizza		Fresh Deli		Administration		July 15, 2007

Revenue:
Restaurant sales	$615,194	100.00%	$126,991	64.73%	$-	0.00%	$-	0.00%	$742,185	75.91%
Franchise royalties	-	0.00%	69,191	35.27%	67,358	61.31%	-	0.00%	136,549	13.96%
Franchise fees	-	0.00%	-	0.00%	42,500	38.69%	-	0.00%	42,500	4.35%
Other revenue	-	0.00%	-	0.00%	-	0.00%	56,465	100.00%	56,465	5.78%

Total revenues	615,194	100.00%	196,182	100.00%	109,858	100.00%	56,465	100.00%	977,699	100.00%

Costs and expenses:
Cost of restaurant sales	183,421	29.82%	49,648	25.31%	-	-	-	-	233,069	31.40%
Restaurant labor	189,956	30.88%	74,120	37.78%	-	-	-	-	264,076	35.58%
Restaurant occupancy	128,296	20.85%	24,906	12.70%	18,081	16.46	-	-	171,283	23.08%
Restaurant operating expenses	89,464	14.54%	116,185	59.22%	-	-	-	-	205,649	27.71%
Franchise operating expenses	5,469.89%		23,822	12.14%	71,671	65.24%	-	-	100,962	56.39%
General and administrative	-	0.00%	-	0.00%	-	0.00%	732,371	1297.03%	732,371	74.91%
Depreciation and amortization	22,025	3.58%	18,489	9.42%	19,860	18.08%	857	1.52%	61,231	6.26%

Total cost and expenses	618,631	100.56%	307,170	156.57%	109,612	99.78%	733,228	1298.55%	1,768,641	180.90%

Income (loss) from operations	(3,437)	-.56%	(110,988)	-56.57%	246.22		(676,763)	-1198.55%	(790,942)	-80.90%

(1) Cost of restaurant sales, Restaurant labor, Restaurant occupancy and Restaurant operating expenses are presented as a percent of Restaurant sales.

(2) Franchise operating expenses are presented as a percent of the sum of Franchise royalties and Franchise fees.

(3) All other expenses are presented as a percent of Total revenues.

It is the Company’s policy not to allocate general & administrative costs to the various restaurant concepts. The following table sets forth the general & administrative expenses by major cost category as a percentage of total general & administrative costs for the years ending 2006 and 2007 and as of July 15, 2007 and July 13, 2008.

	For the fifty-three week period ended 12/31/2006			For the fifty-two week period ended 12/30/2007			For the twenty- eight week period ended 7/15/2007		For the twenty- eight week period ended 7/13/2008
	$	%		$	%		$	%	$	%
Corp Staff Sal/Wages & Benefits	1,008,905	61%		612,353	48	%(1)	402,467	55%	206,280	39	%(1)
Professional Services (Legal, Accounting & Consultants)	151,282	9%		140,392	11%		71,617	10%	119,226	23	%(2)
Cost related to offering / Acquisition	-	0	%(3)	126,986	10%		75,541	10%	79,756	15%
Rent	71,846	4%		96,482	8	%(4)	29,425	4%	49,545	9	%(4)
Travel	124,778	8%		64,273	5	%(5)	33,953	5%	34,274	7%
Liability Insurance	498	0	%(6)	45,232	4%		22,078	3%	23,628	5%
Other (less than 4 % of the total) (7)	304,723	18%		183,672	14	%(8)	97,289	13%	10,403	2	%(8)
Total	1,662,032	100%		1,269,390	100%		732,370	100%	523,112	100%

(1)
Reductions in corporate salaries, wages & benefits were achieved with the elimination or outsourcing of four salaried positions and a regional office supporting the sales and administrative functions for New York, NY Fresh Deli in the middle of the first quarter ending April 22, 2007.

(2)
Profession services through July 13, 2008 are 47k higher than the prior year due to increased accounting services related to and reviews of the company's year-end and interim financials for the S-1 filing.

(3)	The company began preparations for a stock offering at the beginning of 2007 and had no associated costs in 2006.
(4)	Rent expense increased in the later part of 2007 with the commencement and recording of straight-line rent, of which there was none in 2006.
(5)
Reductions in travel costs were achieved with the elimination or outsourcing of four salaried positions and a regional office supporting the sales and administrative functions for New York, NY Fresh Deli in the middle of the first quarter ending April 22, 2007.

(6)	The company did not have D&O liability insurance in 2006.
(7)	Other Expense is comprised of telephone, utilities, office supplies, postage, business tax and licenses, dues & subscriptions, bank fees, R&M, equip. leases & misc.
(8)
Reductions in other costs were achieved with the elimination or outsourcing of four salaried positions and a regional office supporting the sales and administrative functions for New York, NY Fresh Deli in the middle of the first quarter ending April 22, 2007. In addition the company made a concerted effort to eliminate all non-essential costs since the April 2007 staff reductions.

Results of Operations for the Twenty-eight Week Period Ended July 13, 2008 vs. the Twenty-eight Period Ended July 15, 2007
Consolidated revenues were $921.4 thousand for the twenty-eight week period ended July 13, 2008 compared to $977.7 thousand for the twenty-eight week period ended July 15, 2007, a decrease of $56.3 thousand or 5.8 percent. The decrease is primarily due the sale of the Company operated Steve’s Pizza in Roseville, California to a Franchisee in August 2007, the sales effect was a 127.0 thousand reduction in sales for the twenty-eight period ended July 13, 2008 as compared to July 15, 2007. This reduction was somewhat offset by improved sales from Playa Grill of $27.5 thousand or 4.5 percent. In addition New York NY Fresh Deli revenues increased $45.4 thousand or 41.3 percent for the twenty-eight week period ended July 13, 2008 as compared to July 15, 2007 due to additional royalties of $17.9 resulting from Franchisee store openings in the later part of 2007 and increased franchise development fees through July 2008 of $27.5.

Consolidated operating expenses were $1,260.8 thousand for the twenty-eight week period ended July 13, 2008 compared to $1,768.6 thousand for the twenty-eight week period ended July 15, 2007, a decrease of $507.8 thousand or 28.7 percent. The reduction is primarily due to a decrease in general and administrative expenses of $209.3 thousand as well as a decrease in total restaurant level expenses of $272.1 thousand. Restaurant level expenses declined due to the sale of this company operated Steve’s Pizza to a franchisee in August 2007.

General and administrative expenses were reduced by $209.3 thousand; four salaried positions and a regional office supporting the sales and administrative functions for New York, NY Fresh Deli were eliminated or outsourced in the middle of the first quarter of 2007.

Interest expense and loan fees excluding amortization of loan discount interest expense were $640.9 thousand for the twenty-eight week period ended July 13, 2008 compared to $544.3 thousand for the twenty-eight week period ended July 15, 2007, a increase of $96.6 thousand or 17.8 percent.

Amortization of loan discount interest expense was $390.5 thousand for the twenty-eight week period ended July 13, 2008 compared to $2,258.0 thousand for the twenty-eight week period ended July 15, 2007, a decrease of $1,867.5 thousand or 82.7 percent.

Change in fair value of derivative income was $4,957.0 thousand for the twenty-eight week period ended July 13, 2008 compared to change in fair value of derivative expense of $(2,302.5) thousand for the twenty-eight week period ended July 15, 2007, an increase of $7,259.5 thousand or 315.3 percent.

Playa Grill & Margarita Bar Operations

Revenues were $642.7 thousand for the twenty-eight week period ended July 13, 2008 compared to $615.2 thousand for the twenty-eight week period ended July 15, 2007, an increase of $27.5 thousand or 4.5 percent primarily due to a better execution by management resulting in increased guest traffic.
Operating expenses were $648.3 thousand for the twenty-eight week period ended July 13, 2008 compared to $618.6 thousand for the twenty-eight week period ended July 15, 2007, an increase $29.7 thousand or 4.8 percent primarily due to higher variable restaurant costs associated with increased restaurant sales. Cost of restaurant sales as a percent of Restaurant sales was 2.3 percent higher as compared to the prior year primarily due to higher than expected commodities pricing for poultry, beef and dairy. Restaurant labor as a percent of Restaurant sales was .4 percent lower as compared to the prior year primarily due to fixed labor cost component against higher restaurant sales. Occupancy increased 1% due to an increase in minimum rent in November 2007.

Steve’s Pizza Operations

Revenues were $80.0 thousand for the twenty-eight week period ended July 13, 2008 compared to $196.2 thousand for the twenty-eight week period ended July 15, 2007, a decrease of $116.2 thousand or 59.2 percent. The Company opened the Roseville, California restaurant in March 2007 and the revenues reported for the twenty-eight period ended in July 15, 2007 were 127.0 thousand. In August 2007, the Roseville restaurant was franchised resulting in zero sales for this location for the twenty-eight periods ended July 2008. As part of the purchase agreement, royalties from the Roseville franchisee were waived in 2007 through June 2008. Overall royalties increased $1.8 thousand or 2.6 percent primarily due to reduced sales in 2007 resulting from the sale and brief closures of two existing franchised locations to new franchisees.

Consideration for the sale of the Roseville restaurant included a note receivable with a balance of $172,210 at July 13, 2008, secured by all the assets sold. On July 29, 2008, the franchisee abandoned the facility and defaulted on the note receivable. The Company has inspected the premises and determined that the fair value of the fixed assets that secures the note receivable was sufficient to recover the carrying value of the note receivable and determined that there was no gain of loss on the default. The Company retired the note and recorded the assets as repossessed restaurant assets in property and equipment and the resulting balances are reflected in the twenty-eight week period ended July 13, 2008. The Company currently has a good faith deposit from a new perspective franchisee to purchase the Roseville Facility and is expected to open on or about October 1, 2008.

Operating expenses were $29.5 thousand for the twenty-eight week period ended July 13, 2008 compared to $304.2 thousand for the twenty-eight week period ended July 15, 2007, a decrease of $274.7 thousand or 90.3 percent primarily due to the franchising of the Roseville restaurant in August 2007 thereby eliminating the restaurant operating expenses in 2008.

New York NY Fresh Deli Operations

Revenues were $155.2 thousand for the twenty-eight week period ended July 13, 2008 compared to $109.9 thousand for the twenty-eight week period ended July 15, 2007, an increase of $45.3 thousand or 41.2 percent. Royalty income increased $17.8 thousand or 26.4 % due to the opening of additional New York NY Fresh Deli restaurants in the second half of 2007, in addition franchise development fees increased $27.5 thousand or 64.7% as a result of the new store openings through July 13, 2008 as compared to July 15, 2007.

Operating expenses were $59.1 for the twenty-eight week period ended July 13, 2008 compared to $109.6 thousand for the twenty-eight week period ended July 15, 2007, a decrease of $50.5 thousand or 46.1 percent. The decrease is due to the elimination of franchise broker advertising in 2008 resulting in a decrease of $36.5 thousand as compared to July 15, 2007. The Company also incurred $18.0 thousand in minimum rent as of July 15, 2007 related to a New York Deli site that the Company sold to a Franchisee in early 2007.

Results of Operations for the Fifty-Two Week Period Ended December 30, 2007 vs. the Fifty-Three Week Period Ended December 31, 2006

Consolidated revenues were $1,910.2 thousand in fiscal year 2007 compared to $1,719.3 thousand in fiscal year 2006, an increase of $190.9 thousand or 11.1 percent. The increase is primarily due to the opening of a company operated Steve’s Pizza in Roseville, California in March 2007 which added $162.1 thousand to fiscal 2007 sales.

Consolidated operating expenses were $4,712.2 thousand in fiscal year 2007 compared to $3,148.3 thousand in fiscal year 2006, an increase of $1,563.9 thousand or 49.7 percent. The increase is primarily due to a $1,214.1 charge to operations to record an impairment of goodwill and intangible assets and a $430.0 thousand charge for loss on asset sale. Reductions in general and administrative expenses were achieved with the elimination or outsourcing of four salaried positions and a regional office supporting the sales and administrative functions for New York, NY Fresh Deli in the middle of the first quarter ending April 22, 2007. These savings were somewhat offset by increased restaurant operating costs associated with the opening of the company operated Steve’s Pizza in Roseville, California in March 2007.

Interest income was $6.9 thousand in fiscal 2007 compared to $5.7 thousand in fiscal 2006, an increase of $1.2 thousand or 21.1 percent.

Interest expense and loan fees excluding amortization of loan discount interest expense was $1,486.6 thousand in fiscal 2007 compared to $74.1 thousand in fiscal 2006, an increase of $1,412.5 thousand or 1,906.2 percent. The increase is primarily the result of a $1,900 thousand 12% note originating in March 2007 made in connection with development of the Steve’s Pizza restaurant in Roseville, California and for general working capital purposes as well as a $750 thousand 12% note originating in August 2007 made in connection with expenses associated with the public offering and general corporate purposes.

Amortization of loan discount interest expense was $3,258.7 thousand in fiscal 2007 compared to $637.3 thousand in fiscal 2006, an increase of $2,621.4 thousand or 411.5 percent.

Change in fair value of derivative income (expense) was $(8,229.3) thousand for fiscal 2007 compared to $335.4 thousand for fiscal 2006, a decrease of $(8,564.7) thousand or (2,553.6) percent.

Playa Grill & Margarita Bar Operations

Revenues were $1,196.9 thousand in fiscal year 2007 compared to $1,218.4 thousand in fiscal year 2006, a decrease of $21.5 thousand or 1.8 percent primarily due to a decline in overall traffic in the Stanford shopping center in which the restaurant is located.

Operating expenses were $1,158.9 thousand in fiscal year 2007 compared to $1,209.7 thousand in fiscal year 2006, a decrease of $50.8 thousand, or 4.2 percent, primarily due to lower variable restaurant operating costs reflecting lower restaurant sales.

Steve’s Pizza Operations

Revenues were $350.0 thousand in fiscal year 2007 compared to $187.8 thousand in fiscal year 2006, an increase $162.2 thousand, or 86.4 percent primarily due to the opening of a company operated Steve’s Pizza in Roseville, California in March 2007.

Operating expenses were $876.2 thousand in fiscal year 2007 compared to $76.4 thousand in fiscal year 2006, an increase of $799.8 thousand or 1046.9 percent, primarily due to the opening of a company operated Steve’s Pizza in Roseville, California in March 2007 and a $430.0 thousand charge for loss on asset sale.

New York NY Fresh Deli Operations

Revenues were $273.3 thousand in fiscal year 2007 compared to $240.0 thousand in fiscal year 2006, an increase $33.3 thousand, or 13.9 percent due to an increase in franchised development fees in 2007. Franchised development fees were $152.5 thousand in 2007 compared to $17.5 thousand in 2006, an increase of $135.0 thousand, or 771.4 percent resulting from the opening of additional New York NY Fresh Deli restaurants in 2007 as well as the sale of one development agent fee. Royalties were $120.8 thousand in 2007 compared to $198.2 thousand in 2006, a decrease of $77.4 thousand or 39.1 percent due to the closing of various New York NY Fresh Deli restaurants in 2006 and 2007.

Operating expenses were $392.0 thousand in fiscal year 2007 compared to $198.7 thousand in fiscal year 2006, an increase of $193.3 thousand or 97.3 percent, primarily due to a $200,000 charge to operations to record an impairment of intangible assets.

Liquidity and Capital Resources

Working Capital
Our primary sources of liquidity are borrowings, private equity placements and cash flows from operations, which were a negative $6.3 thousand for the twenty-eight week period ended July 13, 2008 compared to a negative $1,083.6 thousand for the twenty-eight week period ended July 15, 2007; a negative $1,622.8 thousand in fiscal 2007 compared to a negative $1,338.0 thousand in fiscal year 2006. We used cash reserves from financing activities to fund the negative cash flows from operations.

Our working capital at July 13, 2008 was a negative $12,816.4 thousand.

Our short term liquidity needs will be met from cash on hand, and surplus proceeds from this offering. We expect cash flow to be positive approximately 24 months after the close of the offering, based on our business development strategy.

We believe that the net proceeds from this offering will be sufficient to fund our current operating activities for at least 12 months~~.~~

The following table details use of the net proceeds of this offering after offering expenses:

Net proceeds of this offering after offering expenses	$15,725,000
Repayment of debt and accrued interest	(5,664,423)
Acquisition of Hamlet	(9,039,316)
Excess funds available for working capital after repayment of debt and acquisition of Hamlet	$1,021,261

The following table presents working capital as of July 13, 2008 and as adjusted for this offering.

Schedule of Working Capital as of July 13, 2008		As Adjusted
	July 13, 2008	July 13, 2008

Current Assets	$262,934	$1,540,587

Current Liabilities	13,079,322	2,106,749

Working Capital (Deficit)	$(12,816,388)	$(566,162)

Capital Expenditures

In March 2007, we opened a Steve’s Pizza restaurant in Roseville, CA. The expenditure for property and equipment totaled $624,184, $406,058 from cash and $218,126 from capital lease financing.

In March 2006, we acquired substantially all of the assets used in the operation of New York NY Fresh Deli restaurants from New York New York Franchising, Inc., a Colorado corporation, for 150,000 shares of our common stock, $275,000 in cash, a convertible promissory note in the amount of $56,554 and the assumption of certain liabilities in the amount of $56,776.

In December 2005, we acquired 100 percent of Steve’s Pizza Franchise Corp, a California corporation, which franchises quick casual restaurants under the trade name “Steve’s Pizza” for 10,000 shares of our common stock, $35,000 in cash.

In June 2005, we acquired 100 percent of Pacific Ocean Restaurants, Inc. in exchange for 800,000 shares of our common stock. As of January 31, 2008, 33,680 shares of common stock have not been issued from the acquisition because the shareholders have not tendered their shares for exchange.

In December 2004, we acquired substantially all of the assets used in the operation of Playa Grill & Margarita Bar and the outstanding capital stock of Palo Alto Fuego, Inc., a California corporation, for $256,865 in cash and the assumption of certain liabilities in the amount of $271,212.

Commitments and Contingencies

We lease our office and certain restaurant locations under operating leases agreements. Rent expense totaled $141,703 and $146,154 for the twenty-eight week period ended July 13, 2008 and the twenty-eight week period ended July 15, 2007, respectively.

The following schedule is the present value of the net minimum lease payments due under capital leases together with future minimum lease payments due under non cancelable operating leases as of July 13, 2008.

Contractual obligations	Payment due by period
	Total	Less than 1 Yr	1-3 years	3-5 years	More than 5 years
Capital Leases	$220,313	$76,272	$144,041	$0	$0
Operating Leases	1,384,923	279,073	434,840	240,932	430,078

Total	$1,605,236	$355,345	$578,881	$240,932	$430,078

Private Financings - Debt

We completed private financing transactions in July 2004, December 2006, February 2007, March 2007 and August 2007, respectively, in which we raised total gross proceeds of $2,250,000 from accredited investors. A summary of the financings is set forth below:

In July 2004, we issued a $1,750,000 convertible debenture to Absolute Return Europe Fund. The convertible debenture initially bore interest at 4% and is convertible into our common stock at the lesser of $1.00 per share or a 20% discount to the average closing price of our common stock for the five business days prior to conversion. Interest is payable annually in December, and the convertible debenture was due in full in June 2007. In March 2007, the convertible debenture was amended to: (1) extend the maturity to December 31, 2007 and (2) increase the rate of interest to 8% per annum payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, we issued to Absolute Return Europe Fund warrants to purchase 200,000 shares of our common stock at a price equal to fifty percent of the public offering price of the securities in this offering or the average closing price of our common stock during the last 20 trading days of 2007. On July 10, 2007, the convertible debenture was amended to defer the interest payment due on June 30, 2007 to the earliest of (i) December 31, 2007, (ii) obtaining a minimum of $500,000 (gross) of third party financing, (iii) the completion of a public offering of our common stock, and (iv) the conversion of the convertible debentures into our common stock. In consideration of the foregoing, a further payment of $15,000 will be made at the time the convertible debenture is payable. On September 21, 2007, (a) Absolute Return Europe Fund agreed to waive its conversion rights under the convertible debenture unless the offering of securities by us contemplated by this prospectus is not completed and (b) the convertible debenture was amended to extend the maturity to April 30, 2008. As of April 29, 2008 the convertible debenture was amended to extend the maturity to August 14, 2008. On July 21, 2008 the convertible debenture was amended to extend the maturity to September 30, 2008, at which date the convertible debenture will be payable in full. As of July 13, 2008, accrued interest of $230,385 and loan fees of $15,000 are included in accrued expenses in the accompanying balance sheet.

On December 1, 2006, the John M. and Nancy Creed Trust of 1996 (the “Trust”), a trust associated with John Creed, our CEO and Chairman, loaned us approximately $28,942 plus a service fee of $500, to fund build out costs for the Steve’s Pizza prototype restaurant that opened in 2007.

On December 21, 2006, the Trust loaned us $300,000 (the “Bridge Loan”) pursuant to the terms of a senior secured note due February 21, 2007 (the “Note”). The Note bore interest at 15% per annum. We used approximately $30,000 of the proceeds of the Bridge Loan to retire the loan described in the preceding paragraph, $70,000 to pay interest owed to Absolute Return Europe Fund and the balance to make payments to various vendors in connection with the Steve’s Pizza prototype build out.

In February and March 2007, we issued $425,000 of 12% Promissory Bridge Notes which were due in full on January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of our common stock that is equal to the quotient of (A) the principal amount of the note divided by (B) the applicable exercise price and will have an exercise price equal to the applicable exercise price. The applicable exercise price will equal 50% of the public offering price in this offering. After determination of the applicable exercise price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. If the applicable exercise price of the warrants is $6.90, the aggregate number of shares of our common stock issuable upon exercise of the warrants will be 61,594 shares. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest, were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes.

On March 27, 2007, we issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full upon the closing of this offering. The purchasers of the Senior Secured Notes were issued warrants exercisable at $0.0001 per share to purchase common stock equal to fifteen percent (15%) of our common stock on a fully diluted basis after taking into consideration the shares to be issued in this offering. The aggregate number of shares issuable upon exercise of the warrants is 1,417,457 shares. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, we paid to the purchaser closing, legal and other fees totaling $92,500. On October 1, 2007, the maturity date of the Senior Secured Notes was extended to the earlier of the closing of this offering and January 31, 2008; provided, however, that in the event that the Securities and Exchange Commission had not declared the registration statement of which this prospectus forms a part effective on or prior to January 31, 2008, so long as there are no defaults then existing under the Senior Secured Notes, the maturity date on the Senior Secured Notes would be further extended to the earlier of the closing of this offering and March 1, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $1,900,000. On March 1, 2008, the maturity date of the Senior Secured Notes was extended to July 31, 2008. In consideration for the extension, the principal amount of the Senior  Secured Notes was increased to $2,128,000. On July 31, 2008, the maturity date of the Senior Secured Notes was extended to the earlier of the closing of this offering and September 15, 2008, at which date principal and accrued interest will be payable in full. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $2,179,615. As of July 13, 2008, accrued interest of $168,393 is included in accrued expenses.

In connection with the sale of the 12% Promissory Bridge Notes and Senior Secured Notes, we paid our private placement agent cash compensation equaling $180,000 and issued to our private placement agent warrants to purchase 16,667 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The warrants expire on March 23, 2012.

In April 2007, we retired the $300,000 Bridge Loan and accrued interest to the Trust with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes and the issuance of a new 12% promissory note in the amount of $100,000. The 12% promissory note was due in full on the earlier of September 30, 2007 and the closing of this offering. In September 2007, the 12% promissory note was amended to extend the maturity to January 31, 2008; provided, however, that in the event that the Securities and Exchange Commission had not declared the registration statement of which this prospectus forms a part effective on or prior to January 31, 2008, so long as there are no defaults then existing under the Senior Secured Notes, the maturity date on the Senior Secured Notes would be further extended to the earlier of the closing of this offering and March 1, 2008. On March 1, 2008, the maturity date of the promissory note was extended to July 31, 2008. On July 31, 2008, the maturity date of the promissory note was extended to the earlier of the closing of this offering and September 15, 2008, at which date principal and accrued interest will be payable in full. Interest is payable monthly. As of July 13, 2008, accrued interest of $7,671 is included in accrued expenses.

In August 2007, we issued $750,000 of 12% Unsecured Promissory Notes due July 15, 2008, together with warrants to purchase 250,000 shares of our common stock at an exercise price equal to 50% of the public offering price in this offering. In connection with this issuance, we issued to our private placement agent 28,566 shares of our common stock and warrants to purchase 25,000 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The warrants expire on July 15, 2012. As of July 15, 2008, the maturity date of the 12% Unsecured Promissory Notes was extended to October 15, 2008, at which date principal and accrued interest will be payable in full.

In April through August 2008, we issued 130,059 shares of our common stock to existing shareholders outside of the United States in Germany at $1.86 per share. In connection with these sales, we paid our private placement agent cash compensation of approximately $34,000, and received net proceeds of approximately $207,910.

Centrecourt Participation Right

In connection with the March 27, 2007 issuance of $1,500,000 of Senior Secured Notes, Centrecourt Asset Management has an additional participation right in certain future offerings. For a period of two years from March 27, 2007, Centrecourt Asset Management has the right to participate in up to 100% of any debt or equity financing, other than a qualified equity offering that is a public offering or an exempt issuance (for the sake of clarity, Centrecourt Asset Management has the right to do all or a portion of the financing, to the exclusion of any other party, regardless of the amount) of the Company on the same terms as those offered to such third party providing the financing by giving notice to the Company within 10 Business Days after receipt of an investment request.

Acquisitions

We periodically engage in evaluations of potential acquisitions and start-up facilities. The success of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and identifying strategic start-up locations. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or to successfully open any new restaurants in the future or the ability to obtain the necessary funds on satisfactory terms.

On May 16, 2008, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Hamlet Group Inc., a Maryland corporation (“Hamlet”), for an amount equal to the sum of (i) the product of the August 10, 2008 Thirteen Period Adjusted EBITDA, multiplied by five and (ii) the August 10, 2008 Working Capital Amount (which, based on Hamlet’s audited December 30, 2007 financial results, is currently estimated to be approximately $10,000,000), subject to adjustment. The actual purchase price may be higher or lower, depending upon Hamlet’s actual financial results through August 10, 2008. Hamlet owns and operates the Hamlet chain of fusion-American upscale casual restaurants. Hamlet’s core operations consist of six locations including three restaurants in the greater Los Angeles area and three in the greater Washington D.C. area. In 2007, Hamlet’s core operations generated revenue of $17.5 million (an average unit volume of approximately $2.9 million per restaurant) and restaurant level EBITDA of $2.7 million. Same Stores Sales Growth in 2007 for these six locations was 3.8%. Hamlet also offers and sells franchises to establish and operate Hamlet restaurants featuring a specialized menu and full-service bar, which operate in the upscale casual segment of the restaurant industry. The Hamlet acquisition provides us with entry into the upscale casual segment of the restaurant industry in the greater Los Angeles area and the greater Washington D.C. area and a platform for further expansion in those markets as well as other demographics. Our proposed acquisition of Hamlet is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the acquisition agreement will terminate under certain circumstances if the closing has not occurred on or before October 14, 2008, unless such date is extended by the written consent of the Company and Hamlet, provided, however, that in the event that this registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission by September 15, 2008, the date of such termination of the acquisition agreement will be September 25, 2008, unless such date is extended by written consent of the Company and Hamlet. We have paid $50,000 to Hamlet’s auditors to complete the audit of Hamlet’s 2006 and 2007 year-end financial statements and provide audit related services. If the acquisition agreement terminates due to our failure to complete this offering or obtain alternative financing (except under certain circumstances), or if Hamlet elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, we will not be reimbursed for our $50,000 payment. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to purchase Hamlet. For additional information, see "Business—Proposed Acquisition."

BUSINESS

General

We are a multi-brand restaurant management and holding company engaged in the acquisition, operation, development and franchising of restaurant brands in the casual, quick-casual and quick-service segments of the restaurant industry. Through our subsidiaries, we currently:

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develop and franchise the New York NY Fresh Deli chain of fast-casual sandwich restaurants. New York NY Fresh Deli has 16 franchised restaurants in 12 states and has signed franchise agreements for another four restaurants in the United States, Saudi Arabia, Kuwait, Qatar, United Arab Emirates, Bahrain or Oman;

•	develop and franchise the Steve’s Pizza chain of quick-casual, “hometown” pizza restaurants. Steve’s Pizza has seven franchised restaurants in the greater Sacramento area in California; and

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develop, operate, and franchise Playa Grill & Margarita Bar, a quick-casual Mexican influenced grill restaurant brand. We currently own and operate the first Playa Grill & Margarita Bar restaurant in Palo Alto, California. The existing restaurant had gross revenue of approximately $1.2 million in 2007 even though it is located in a shopping center with unusually low driving and foot traffic during dinner hours. Management expects a typical Playa Grill & Margarita Bar restaurant, located in an area with more driving and foot traffic during dinner hours, operating for more than one year, to gross between $1.5 and $2.5 million per year. Management believes that Playa Grill & Margarita Bar has opportunity for growth with the potential to become a national chain. We expect that Playa Grill & Margarita Bar’s expansion will be derived from franchising and company-owned restaurants. We plan to open at least two additional Playa Grill & Margarita Bar restaurants in next 12 months using proceeds from this public offering.

In addition, our wholly-owned subsidiary, Pacific Ocean Restaurants, Inc., specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurant companies. Within the next 24 months, Pacific Ocean Restaurants, Inc. does not plan to pursue any consulting activities.

Our revenues are primarily derived from restaurant sales. Restaurant sales and franchise royalties provide a long-term continuing source of revenue. Restaurant sales and royalties are expected to increase as the number of company-owned/operated and franchised restaurants in operation increases. We also receive revenues from royalties on sales at franchised restaurants, initial franchise fees from each franchise sold and sales generated from company-operated restaurants. Franchisees pay an initial franchise fee in connection with execution of a franchise agreement.

Existing Brands

New York NY Fresh Deli

New York NY Fresh Deli is a chain of upscale, quick-casual deli-style sandwich restaurants. We franchise 16 New York NY Fresh Deli restaurants in 12 states, and have signed franchise agreements for another four restaurants in the United States, Saudi Arabia, Kuwait, Qatar, United Arab Emirates, Bahrain or Oman (of which one is currently under development).

New York NY Fresh Deli features an upscale décor and offers a sophisticated menu designed to meet the demands of today’s consumer for higher quality, exciting recipes made-to-order with fresh, healthy ingredients. Our menu features hot New York-style subs, gourmet sandwiches, hand-cut salads, paninis, specialty wraps, daily soups and premium desserts with generous portions which are delivered to the guest’s table on sturdy plates with plastic tumblers and regular silverware.

New York NY Fresh Deli offers dining-in, taking-out and catering at both lunch and dinner. Sixty-five to seventy percent of each restaurant’s business is generated during the lunch daypart (11:00 a.m. to 3:00 p.m.). The average per guest check is approximately $7.50.

While our menu and prices appeal to a wide range of customers, including the typical 18 to 25 year old fast food consumer, New York NY Fresh Deli’s upscale décor and sophisticated menu specifically targets white-collar workers — professionals and women between the ages of 30 to 55 years who eat out most frequently and are willing to take a little more time to eat and pay a slightly higher price for high-quality, fresh food.

New York NY Fresh Deli’s higher quality, creative menu, distinguishable service system and upscale décor uniquely positions the concept between conventional sub-sandwich shops, including Subway and Quizno’s, and the higher priced upscale sandwich chains, such as Panera Bread and the Atlanta Bread Company.

Growth

We believe there are significant opportunities to grow sales and expand the New York NY Fresh Deli brand throughout the United States. We believe that unit expansion will be driven primarily by franchising. To accelerate future franchise sales, a new, franchiser/operated prototype restaurant opened in 2007 in Phoenix, Arizona. This new prototype features an upgraded interior design, menu enhancements and operating improvements.

The average initial investment for a standard 1,500 to 2,000 square feet restaurant with seating for 40 to 70 guests and patio seating for another eight to twelve guests ranges from $102,000 to $210,000. The initial investment includes an initial franchise fee of $20,000 and costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital.

We seek to locate our restaurants in high-visibility, office and shopping areas which provide heavy-traffic opportunities during the lunch daypart (11:00 a.m. - 3:00 p.m.). The standard restaurant is typically an in-line or end-cap facility, situated in suburban and downtown developments and centers. We also consider freestanding facilities.

In addition to the standard restaurant and real estate option, we are currently developing an express concept of 800 to 1,000 square feet for non-traditional locations such as food courts, office buildings, airports, convenience stores, college campuses and other non-traditional venues, and a 300 square feet kiosk model, especially appropriate for dual-branding with other concepts. The express concept will feature a limited menu of hot New York-style subs. The initial investment cost is estimated to range from $35,000 to $70,000 depending on specific location.

Royalties are six percent of gross weekly sales.

Because of the level of investment, New York NY Fresh Deli provides an affordable opportunity for both single and multi-unit operators to invest in a brand that is distinct from traditional sub shops but without the development and overhead costs of the more upscale sandwich chains.

We seek to build sales through menu variety, menu merchandising and various local marketing activities. We have conducted limited local advertising, promotions and menu specials to attract new customers into our restaurants. We update our menu on a regular basis to keep it fresh and interesting to stimulate repeat visits. We require franchisees to spend a minimum of two percent of annual gross sales on local marketing and advertising. In addition, we build sales via our unique “box lunch” catering service that features free delivery and on-line ordering.

Steve’s Pizza

Steve’s Pizza is a chain of quick-casual “hometown” pizza restaurants. We franchise seven restaurants in the greater Sacramento area of California. In March 2007, the Company built and opened a proto-type Steve’s Pizza franchise located in Roseville, California, but subsequently sold it to a franchisee in August 2007. Consideration for the sale included a note receivable secured by all the assets sold. On July 29, 2008, the franchisee abandoned the facility and defaulted on the note receivable. The Company has inspected the premises and determined that the fair value of the fixed assets that secures the note receivable was sufficient to recover the carrying value of the note receivable and determined that there was no gain of loss on the default. The Company retired the note and recorded the assets as repossessed restaurant assets in property and equipment and the resulting balances are reflected in the twenty-eight week period ended July 13, 2008. The Company currently has a good faith deposit from a new perspective franchisee to purchase the Roseville Facility and is expected to open on or about October 1, 2008. Our practice of developing and operating restaurants for our own account, and subsequently selling and franchising such company operated restaurants to qualified franchisees, is common in the restaurant industry, and we expect to continue to make use of this practice as a tool for expansion.

Steve’s Pizza competes in the family pizza business using limited service, dine-in restaurants, delivery, take-out and catering. We compete most directly with Mountain Mike’s, Pizza Hut and Round Table Pizza, all of which are multi-restaurant operations with a significant presence in our region. The business was started in 1978 and continues today to embody its founder’s commitment to always using the freshest ingredients of the highest quality on the pizzas and salad bar. Each Steve’s Pizza has a local, comfortable feeling and reflects the image of Sacramento’s “hometown” pizza place. Management believes that making families and friends feel welcome and providing great tasting pizza, pasta, salads and sandwiches that are affordably priced create the special value that distinguishes Steve’s Pizza from its competitors.

Our menu offerings feature a selection of gourmet and classic pizzas with over 30 choices of toppings. In addition, Steve’s Pizza offers a selection of appetizers, a fresh salad bar, hot sub-sandwiches and home-style pastas. Steve’s Pizza offers dining-in, taking-out and delivery and catering at both lunch and dinner. The dinner daypart represents approximately 50% of each restaurant’s sales with lunch and delivery each contributing 25%. The average transaction at Steve’s Pizza is approximately $10.00 - $12.00.

Our target customers are quality oriented and price sensitive. Our customer base is middle-income, quality conscious, value oriented adults and families between the ages of 25 and 64 years.

Steve’s Pizza focuses on:

•	High quality foods

•	High value for the price

•	Friendly service

•	High cleanliness standards

Our existing restaurants are end-cap and free standing facilities that are 2,500 square feet to 4,000 square feet providing seating for 65 to 125 guests. Average unit volumes are nearly $1 million.

Growth

We believe that Steve’s Pizza’s strong brand awareness provides significant opportunities for expansion through out the central valley of California - Bakersfield to the Oregon border. We intend to take advantage of these opportunities via franchising.

The estimated average investment for our new standard restaurant of 1,800 - 2,400 square feet with indoor seating for 65-90 guests is between $375,000 and $475,000. The initial investment includes an initial franchise fee of $30,000 and costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital. The standard restaurant is typically an in-line or end-cap facility, situated in high activity areas such as retail centers which are convenient to large residential populations. The standard restaurant would also feature an enhanced trade dress and merchandising package, an updated interior design, an enhanced salad bar service and other operating improvements - designed to increase the brand’s competitive position, improve guest satisfaction and improve restaurant economics.

Royalties are four percent of gross weekly sales.

We intend to build our unit volumes through ongoing local marketing activities designed to retain our current customers and increase their frequency and loyalty, attract customers from key competitors such as Round Table Pizza and upgrade customers from the delivery pizza operators such as Dominoes to Steve’s Pizza. Our marketing activities include print advertising and local promotional activities. Franchisees currently are required to contribute 2% of gross sales to the Steve’s Pizza Advertising Co-Op and spend another ½ % of gross sales on local store marketing.

“Steve’s Pizza Advertising Co-op” is a separate entity with separate books, records, and bank accounts. All remittances received for the “Steve’s Pizza Advertising Co-op” are held in a separate bank account and are not accounted for on our books. We act as the administrator by acting as the collector of the remittances received, the disburser, and the record keeper.

Playa Grill & Margarita Bar

Playa Grill & Margarita Bar (“Playa”) is a quick-casual Mexican-influenced grill restaurant. This concept combines the counter ordering convenience of a quick-service restaurant with food delivery, chinaware, service ware and tableside service of a full-service restaurant offering specialty cocktails featuring authentic Margaritas. Our menu is a concise selection of fresh grilled foods with a variety of selections inspired by bold flavors from Mexico, the Caribbean and Polynesia, providing greater reach and more frequency of use than a traditional Mexican menu, using straightforward simple presentations. Playa offers dining-in, taking-out and catering at both lunch and dinner. Price points for lunch entrees range from $3.95 to $6.50 and dinner entrees range from $6.50 to $9.95.

Our restaurant located in Palo Alto, California averages nearly $1.2 million in annual sales at an average $11 per transaction. Reflecting its shopping mall location, 65% of its business is generated from the lunch day part, 29% from dinner and 6% from delivery.

Aside from single-unit, family-owned restaurants, we compete most directly with Baja Fresh, Rubio’s and Chipotle Grill.

Our target customers include urban and suburban customers who are time-sensitive yet desire higher quality, more boldly-flavored foods than are typically found at fast food restaurants. The demographic profile of our target customer base is middle-income, quality conscious adults between the ages 20 to 64 years. Playa promotes repeat business as a place where diverse tastes can be satisfied on a succinct menu at reasonable prices.

The Playa Grill & Margarita Bar restaurant concept stresses:

•	Convenience and service

•	Hospitality

•	A variety of high-quality, flavorful foods

•	High cleanliness standards

•	High value for the price

•	A restaurant design that offers a casual, contemporary coastal atmosphere

We focus on the guest’s entire dining experience, including fresh quality food ingredients, unique recipes and flavors, appealing presentations, comfortable ambience and value. Pricing is structured so guests perceive good value, with high quality food at reasonable prices, to encourage frequent visits. We seek to build sales through menu variety, product merchandising and various local marketing activities. We use external media when deemed appropriate and cost effective in specific markets.

Growth

Our goal is to develop Playa restaurants throughout the United States, through the development of company-operated restaurants and through franchise development. We initially intend to focus on development in California and Florida. With respect to franchise development, initial franchise fees are $25,000 with royalties of 4% of gross sales.

This customer proposition means Playa is best suited near local traffic drivers like offices and theaters. Its small footprint makes it a good fit for mid-block or end-cap small town “Main Street” developments, high quality life style centers, entertainment complexes, and major city Downtown developments. Although costs may vary for any specific location, we estimate that our typical new restaurant will cost approximately $600,000 to open, including costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital. The typical restaurant is a 2,500 square feet to 3,000 square feet end-cap facility with seating for 75-125 guests exclusive of outdoor seating. Outdoor seating is an essential component of the Playa brand.

The operation has been developed with chain expansion in mind. Accordingly, the management staffing requirements of a unit of this size more closely resembles those of quick-service restaurants than casual dining restaurants. The small staff size, simple menu, service style and streamlined operating procedures make Playa easy to duplicate from one restaurant to another without sacrificing the high quality, exciting flavors of the food and quality experience.

We believe Playa is a brand with the potential to grow broadly and rapidly. We acquired the brand and the restaurant in Palo Alto, California as a primary growth vehicle through both company and franchise restaurants. Already well-established and well performing, we continue to build upon Playa’s many success features with development of an enhanced brand package, prototype restaurant and multiple real estate options.

In general, we have relied on word-of-mouth and customer satisfaction to entice new customers into our restaurant. In addition, we have conducted limited local advertising, promotions and menu specials.

Proposed Acquisition

On May 16, 2008, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Hamlet Group Inc., a Maryland corporation (“Hamlet”), for an amount equal to the sum of (i) the product of the August 10, 2008 Thirteen Period Adjusted EBITDA, multiplied by five and (ii) the August 10, 2008 Working Capital Amount (which, based on Hamlet’s audited December 30, 2007 financial results, is currently estimated to be approximately $10,000,000), subject to adjustment. The actual purchase price may be higher or lower, depending upon Hamlet’s actual financial results through August 10, 2008.

Hamlet owns and operates the Hamlet chain of fusion-American upscale casual restaurants. Hamlet’s core operations consist of six locations including three restaurants in the greater Los Angeles area and three in the greater Washington D.C. area. In 2007, Hamlet’s core operations generated revenue of $17.5 million (an average unit volume of approximately $2.9 million per restaurant) and restaurant level EBITDA of $2.7 million. Same Stores Sales Growth in 2007 for these six locations was 3.8%. Hamlet also offers and sells franchises to establish and operate Hamlet restaurants featuring a specialized menu and full-service bar, which operate in the upscale casual segment of the restaurant industry. The Hamlet acquisition provides us with entry into the upscale casual segment of the restaurant industry in the greater Los Angeles area and the greater Washington D.C. area and a platform for further expansion in those markets as well as other demographics.

The first Hamburger Hamlet restaurant was opened in the 1950s. In 1995 the original Hamburger Hamlet company went through bankruptcy reorganization, and was purchased by Family Restaurants, which later became Prandium, Inc. In 2001, Prandium, Inc. reorganized through chapter 11 bankruptcy, but in 2003, Prandium, Inc. went into chapter 7 bankruptcy. On March 11, 2004, Hamlet purchased the assets of the Hamburger Hamlet subsidiary of Prandium, Inc.

Our proposed acquisition of Hamlet is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the acquisition agreement will terminate under certain circumstances if the closing has not occurred on or before October 14, 2008, unless such date is extended by the written consent of the Company and Hamlet, provided, however, that in the event that this registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission by September 15, 2008, the date of such termination of the acquisition agreement will be September 25, 2008, unless such date is extended by written consent of the Company and Hamlet. We have paid $50,000 to Hamlet’s auditors to complete the audit of Hamlet’s 2006 and 2007 year-end financial statements and provide audit related services. If the acquisition agreement terminates due to our failure to complete this offering or obtain alternative financing (except under certain circumstances), or if Hamlet elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, we will not be reimbursed for our $50,000 payment. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to purchase Hamlet.

The Restaurant Industry

The restaurant industry consists of two principal segments—the full service and the quick service segments. The National Restaurant Association estimates that the restaurant industry represents approximately 4.0% of the United States’ gross domestic product. The National Restaurant Association forecasts that restaurant industry sales will continue to experience growth, reaching $558 billion in 2008, which would mark the 17th consecutive year of sales growth for the industry and a 4.4% increase over 2007 sales. We believe that many smaller regional companies involved in the restaurant industry represent attractive acquisition targets.

The National Restaurant Association projects that sales at full-service restaurants of the United States will increase approximately 4.3% to approximately $187.4 billion in 2008.

Technomic, Inc., a national consulting and research firm, forecasts sales at U.S. full service restaurants to grow at a compounded annual rate of 5.7% from 2004 through 2008, compared to forecasted compounded annual growth of 4.8% for the total U.S. restaurant industry for the same period. According to Technomic, the varied menu category within the full-service restaurant segment of the U.S. restaurant industry is projected to grow at a 6.0% compounded annual growth rate from 2004 through 2008.

Within the consumer food industry, studies show that over the past 50 years there has been a steady shift away from the consumption of “food-at-home” towards the purchase of “food-away-from-home.” According to the National Restaurant Association, “food-away-from-home” currently represents 48% of all food purchases made by consumers and is projected to represent approximately 53% by 2010.

We believe that this growth in purchases of "food-away-from-home" in recent times is attributable to, among other things, demographic, economic and lifestyle trends, including the following:

•	an increase in dual-income and single-parent families;

•	an increase in disposable income;

•	the aging of the U.S. population;

•	a shrinking price difference between dining out and cooking at home; and

•	an increased willingness by consumers to pay for the convenience of meals prepared outside their homes.

The Rise of the Chains

In 2002, large chains for the first time captured more of the U.S. dining out market than independent restaurants. Their growth has been fueled by companies specializing in sit-down restaurants such as Cheesecake Factory (American), P.F. Chang's China Bistro (Chinese), Outback Steakhouse (Steak) and Olive Garden (Italian). These and other chains have expanded throughout the country and many are publicly traded.

Full Service Restaurants

Full service restaurants are defined as those establishments with waiter/waitress service and where an order is taken while the patron is seated. They represent approximately 37% of all restaurant sales in the United States. Growth in this segment is driven in large part by consumer's desire for fun and enjoyment. Growth in sales, particularly at casual-dining (casual dinnerhouse) establishments, are also driven by the number of higher income households.

In many smaller communities, the "supper club" with its aging customer base is being replaced by casual dinnerhouse restaurants. Casual attire is seen in this style of restaurant, and it appeals to all age groups, allowing intergenerational dining. Typically, it has a menu which can offer variety from hamburgers to steaks, sandwiches to entrees, appetizers to desserts and also the normal variety of alcoholic beverages. It is more likely to focus on wine or beer today with a meal as opposed to spirits. Prominent dinnerhouses include Outback Steakhouse, Red Lobster, Olive Garden, Applebee's, Chili's and T.G.I. Friday's. Other growing chains include California Pizza Kitchen, Chevy's Fresh Mex, Damon's Grill, Tony Roma's and Buffalo Wild Wing's Grill and Bar.

Looking forward, full service restaurants are providing more options to provide consumers with fast and easy food service. A large number of these restaurants are now offering carry-out meals.

Quick Service Restaurants

Quick service restaurants are defined as those establishments in which patrons order at a cash register, use a drive-thru or select items from a food bar. The two principal components of the quick service segment are fast food restaurants and "quick-casual" restaurants. Quick service restaurants represent approximately 30% of all restaurant sales in the U.S. Growth of these restaurants has slowed as there has been significant consolidation in the market. Stronger brands are overtaking weaker ones, often for purposes of acquiring prime real estate. Co-branding various chains in one building has also constrained the overall growth in the number of units.

We believe that the rapid growth in number of the "quick-casual" restaurants will have a significant impact on the overall quick service sector. Quick-casual restaurants offer foods and décor more in line with the full service casual dining experience. Quick-casual restaurants combine faster service than is offered by traditional full service casual dining restaurants with the same quality of food as offered by casual dining restaurants and superior in variety of menu offerings and flavor to fast food restaurants. These restaurants tend to do their highest sales volume during lunch and generate a higher average check than fast food restaurants. Chains from the quick- casual segment include Culvers, Pei Wei, Panera Bread, Chipotle Grill and Noodles & Company.

The principal components of the fast food market are the major chains, including McDonalds, Wendy's International, Burger King, Taco Bell, Subway and KFC, as well as local pizzerias and other take-out restaurants. Over the past several years, sales in the fast food portion of the quick service segment have lagged those of full service restaurants. In addition, fast food restaurants' share of the quick service market has been pressured by new quick casual products offering unique new products with a perceived higher food quality and service.

Consumers of quick service restaurants are expected to continue to desire value and convenience. Consumers desire carry-out and delivery and many view takeout as essential to their lifestyle. However, these restaurants will face continuing competition from grocery stores, convenience stores and other businesses courting the takeout market. More consumers are also becoming more value- conscious, a reflection of current economic conditions. Consumers are now expecting better value in terms of price paid, service consistency and food quality. Consumers are also more interested in using technology and many would use self-service terminals if available.

History

Share amounts appearing in this section have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

We were organized as a Texas corporation under the name “Leopard Holdings, Inc.” in September 2000. In June 2003, we acquired substantially all of the assets of Passport - A Taste of Europe, Inc., which we refer to as “Passport Europe.” Passport Europe is a corporation organized in May 2002 to develop and operate quick-casual café-style restaurants in the United States. Passport Europe agreed to sell us substantially all of its assets because it believed its brands could better be developed and financed through a widely held company whose securities might qualify for listing on the OTCBB or other marketplaces and therefore offer a degree of liquidity for Passport Europe and its stockholders. Accordingly, we issued shares of our common stock and common stock purchase warrants to Passport Europe for substantially all of its assets, including its only restaurant (in Cambridge, Massachusetts), its restaurants under construction and all of its Passport trademarks and intellectual property rights. On the closing date of the transaction, our then officers and directors resigned and a new board and executive officers proposed by Passport Europe were elected. Passport Europe has no other business operations. In July 2003, we changed our name to Passport Restaurants, Inc.

In December 2004, we acquired all the outstanding capital stock of Palo Alto Fuego, Inc., a California corporation (“PAF”). PAF owns and operates the fast-casual Playa Grill & Margarita Bar restaurant brand, which is described above under “—Our Existing Brands—Playa Grill & Margarita Bar.”

In late 2004, we decided to terminate the development of our Passport - A Taste of Europe quick-casual, café-style restaurant brand. Passport - A Taste of Europe, Inc. was formed for the purpose of organically developing a new quick- casual restaurant concept under the brand Passport - A Taste of Europe for development into a chain restaurant business. Towards that objective, the Company developed a European café-style concept (menu, operating system, building design, décor) and opened the first test restaurant in January 2003 in Cambridge, MA and second test restaurant was opened in Sunrise, Florida in mid-2004. From January 2003 through December 2004, the concept (among other things, the menu offerings, menu price points and service system) was refined and modified in search of items which would achieve consumer appeal and acceptance and produce profitable operating results. Unfortunately, the concept was never able to generate consumer appeal and sales as evidenced by its operating losses, before general and administrative expenses, of approximately $530,000 in 2003 and approximately $780,000 in 2004. As the adjustments and modifications made to the concept during the two year period of development were never able to produce sales at profitable levels, the two development restaurants were closed in late 2004 and the concept abandoned. We will continue to perform similar analyses on all of our restaurant brands to determine profitability.

In April 2005, we acquired an 80% ownership interest in Caribbean Restaurant Concepts, Inc., a Nevada corporation and an affiliate (“CRC”). Clyde Culp, one of our former directors, owns approximately 10% of CRC’s stock. In addition to the equity investment, we loaned capital to CRC for CRC to acquire certain U.S. restaurant operations and the exclusive development rights for the Pusser’s West Indies restaurant brand. In December 2005, we reviewed the development opportunities for the Pusser’s Landing Restaurant brand and determined that its opportunities were not compatible with our strategy for growth. Accordingly, we sold our 80% ownership interest back to CRC, the owner of the Pusser’s Landing Restaurant operations and its U.S. development rights.

In June 2005, we acquired Pacific Ocean Restaurants, Inc., which was founded and controlled and majority-owned by John Creed, our Chairman, Chief Executive Officer and a director. The acquisition was made to secure executive leadership, operating management and management system infrastructure to enhance our ability to source, finance, manage and grow our restaurant holdings.

In December 2005, we acquired Steve’s Pizza Franchise Corporation. The purchase included all of the intellectual property and rights for the Steve’s Pizza brand, which is described above under “—Our Existing Brands—Steve’s Pizza.”

In March 2006, we acquired substantially all of the assets used in the operation of New York NY Fresh Deli restaurants owned by New York New York Franchising, Inc. The New York NY Fresh Deli brand is described above under “—Our Existing Brands—New York NY Fresh Deli.”

In April 2008, we reorganized as a Delaware corporation and changed our name to “Pacific Restaurant Holdings, Inc.”

Growth Strategy

Our business strategy is to expand our New York NY Fresh Deli , Steve’s Pizza and Playa Grill & Margarita Bar brands, primarily via franchise development, and to acquire a larger quick-service, quick-casual or casual dining restaurant concept with stable cash flows, strong growth potential and earnings which are substantially accretive to our consolidated earnings. We expect shareholder value will be driven by growth arising from the expansion of our existing concepts, as each brand has the opportunity for significant organic growth, and from our planned acquisition of an existing, successful chain with the potential for regional or national expansion.

We believe that the key strengths to the achievement of our business strategy include:

•
A company well positioned to take advantage of acquisition opportunities in the less competitive emerging concept market with purchase prices of less than $25 million. We believe the small cap niche offers numerous attractive acquisition opportunities that provide positive arbitrage between private and public multiples.

•	A small cap emerging concept market that is ripe for growth, particularly via franchise development.

•	A senior management team with:

•	Over 90 years of aggregate experience in the restaurant and related industries - the management team believes that it understands the dynamics of the restaurant industry.

•
Operating experience within the three major types of restaurant segments - full service, quick-casual and fast food - with relevant experience as franchisor and franchisee and in company restaurant operations, concept branding, concept revitalizations, brand turnarounds and franchising.

•
Operating experience within the three major types of restaurant segments - full service, quick-casual and fast food - with relevant experience as franchisor and franchisee and in company restaurant operations, concept branding, concept revitalizations, brand turnarounds and franchising.

•	Experience in publicly run restaurant companies, having led public offerings and acquisitions and divestitures.

•	Abilities in evaluating restaurant brands for growth and creating growth in any segment of the restaurant industry and at any stage of a restaurant chain’s life cycle.

•
Three existing brands which are emerging regional brands poised for expansion, potentially into national brands, all of which feature attractive investment characteristics, including low initial investment, attractive restaurant level economics and easy franchisability.

Prior Proposed Public Offering

On August 15, 2003 we filed a Form SB-2 for the resale of shares of our common stock held by certain of our selling shareholders. We subsequently withdrew this SB-2. Such SB-2 had been filed to provide liquidity to certain shareholders. During the process, it became evident that our asset base was not large enough nor was our business plan developed fully enough to properly and successfully support more active public trading.

Intellectual Property

The New York NY Fresh Deli, the Steve’s Pizza and the Playa Grill & Margarita Bar names and logos are of material importance to us. Playa Grill & Margarita Bar, New York New York Fresh Deli, New York New York Fresh Deli and New York Subs Fresh Deli are all registered trademarks with the United States Patent and Trademark Office. We have registrations pending for Steve’s Pizza and Steve’s Pizza Est. 1978. In addition, other marks of lesser importance have or will be registered with the United States Patent and Trademark Office in the future.

Government Regulation

We are subject to various federal, state and local laws affecting our business.

We are subject to Federal Trade Commission ("FTC") regulation and state laws which regulate the offer and sale of franchises. We are also subject to a number of state laws that regulate substantive aspects of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the “FTC Rule") requires us to furnish to prospective franchisees a franchise offering circular containing information prescribed by the FTC Rule.

State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship presently exist in a substantial number of states. State laws that regulate the offer and sale of franchises require registration of the franchise offering with state authorities. Those that regulate the franchise relationship generally require that the franchisor deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisee and regulating discrimination against franchisees in charges, royalties or fees. Such laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and a repurchase of inventory or other compensation.

Each of our restaurants is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Most municipalities in which our restaurants will be located require local business licenses. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. We are also subject to federal and state environmental regulations.

Each restaurant, where permitted by local law, may have appropriate licenses from regulatory authorities allowing it to sell beer and wine. Each restaurant will also have food service licenses from local health authorities. The failure of a restaurant to obtain or retain liquor or food service licenses could adversely affect or, in an extreme case, terminate its operations. We will have established standardized procedures for our restaurants designed to assure compliance with applicable codes and regulations.

The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Our restaurants will be designed to be accessible to the disabled in compliance with applicable regulations.

The development and construction of our restaurants will be subject to compliance with applicable zoning, land use and environmental regulations.

Our restaurant operations will also subject to federal and state minimum wage laws and other laws governing matters such as working conditions, citizenship requirements, over-time and tip credits. In the event a proposal is adopted that materially increases the applicable minimum wage, the wage increase would likely result in an increase in payroll and benefits expense.

Competition

The restaurant industry is highly competitive. Our existing brands compete on the basis of the taste, quality, price of food offered, guest service, ambiance, location and overall dining experience. Many of our direct and indirect competitors are well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources. We believe that our guest demographics, our overall concept, attractive price-value relationship and the quality of our food and service will enable us to differentiate ourselves from our competitors.

We compete with fast food chains, major restaurant chains and other franchisors for franchisees. Many franchisors, including many in the restaurant industry, have greater market recognition and greater financial, marketing and human resources than we have.

Offices

Our principal executive offices are located at 804 Pier View Way, Suite 208, Oceanside, CA 92054, and our telephone number is (760) 754-2722.

Employees

We currently have six full-time corporate, restaurant management and restaurant employees, including our executive officers. We also have 26 restaurant employees who work daily shifts but may be considered part-time employees as none are in the restaurant during an entire business day. Our performance and development are substantially dependent on the continued services of our executive officers and on our ability to hire, retain and motivate other key employees. We do not have “key person” life insurance policies on the lives of any of our executive officers or other employees.

Properties

Our existing and under construction restaurants are located in leased premises with primary lease terms typically of five years, with renewal periods thereafter. Lease costs are typically triple net leases which provide for a minimum base occupancy charge and a charge for common area maintenance costs, insurance and real estate taxes. The following is a list of leases for which we are obligated:

Location		Square Feet	Monthly Rent	Initial Term/ Remaining Term (1)		Renewal Term
Principal Executive Office - California 804 Pier View Way, Ste 208 Oceanside, California 92054		930	$1,715	2 Years / 0 years	(2)	None

Corporate Office - Florida 5950 Hazeltine National Drive, Ste 290 Orlando, Florida 32822		824	$1,591	3 years / 1.3 years		None

Playa Grill & Margarita Bar Restaurant 244 Stanford Shopping Center Palo Alto, California 94304		4,342	$12,836	3 years / 2.1 years		None

Steve’s Pizza Restaurant 5080 Foothill Blvd. Ste 5 Roseville, California 95747		1,800	$4,194	10 years / 7.9 years		5 years

New York NY Fresh Deli Restaurant 1 North First Street Ste 100 Phoenix, Arizona 85004	(3)	1,951	$3,739	5 years / 3.5 years		5 years

In addition, the following is a list of leases for which we will become obligated if the Hamlet acquisition is consummated:

Hamlet Properties

Hamlet		7,200	$9,509	6.4 years	(4)	None
9201 Sunset Blvd.
West Hollywood, CA 90069

Hamlet		6,250	$10,000	8.4 years	(4)	None
4419 Van Nuys Blvd
Sherman Oaks, CA 91403

Hamlet		9,500	$12,100	5.4 years	(4)	5 years
214 South Lake Ave.
Pasadena, CA 91101

Hamlet		8,489	$39,925	15.4 years	(4)	None
10400 Old Georgetown Rd
Bethesda, MD 20814

Hamlet		6,707	$16,768	13.4 years	(4)	5 years
9811 Washington Blvd.
Gaithersburg, MD 20878

Hamlet		9,169	$10,834	3.3 years	(4)	5 years
1601 Crystal Square Arcade
Arlington, VA 22202

(1)	Initial Term is the time frame the Company is contractually obligated from the effective date to the expiration date. Remaining Term is the amount of time remaining on the Initial Term.

(2)	Initial Term has expired. The location is being leased on a month to month basis.

(3)	Propery is subleased to a franchisee.

(4)	Remaining term on proposed acquisition properties as of July 13, 2008.
Legal Proceedings

We are not a party to any litigation, and to our knowledge, no litigation is threatened against us, where there is a claim for damages which exceeds 10% of our current assets.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names, ages and positions of our executive officers, directors and key employees are as follows:

Name	Age	Position
John M. Creed	70	Chairman, Chief Executive Officer and Director

Christopher R. Thomas	58	Director

Keith Hindenlang	57	Chief Financial Officer

David C. Schmille (1)	47	Director

Glen V. Freter (1)	45	Director

(1)	Service on our board of directors will begin upon the closing of this offering.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

John M. Creed has served as our Chairman and a director since June 2003 and as our Chief Executive Officer since April 2007. He founded Pacific Ocean Restaurants, Inc., a southern California based restaurant operating company which specializes in consulting to restaurant companies and in reorganizing, restructuring and revitalizing underperforming restaurants chains, in 1996, and has more than 30 years experience in the restaurant industry. In July 2005, Pacific Ocean Restaurants became a subsidiary of Passport Restaurants. He also serves as Vice President, Secretary and a director of Restaurant Acquisition Partners, Inc., a special purpose acquisition company that recently raised in an initial public offering $20.0 million in a “blind pool” to acquire a restaurant chain. From 1968 until April 1996, Mr. Creed served in various capacities, lastly as Chairman and Chief Executive Officer, of Chart House Enterprises, Inc., a NYSE listed restaurant chain of dinner houses. During his tenure and under his leadership, the chain grew from 12 to 72 units with annual sales exceeding $200 million. He also served as President and Chief Operating Officer of Diversifoods, Inc., a large multi branded public company with sales in excess of $800 million and comprised of 800 Godfather’s Pizzas, 500 Burger King restaurants, 100 Luther’s Bar-B-Q restaurants and several other small chains. Mr. Creed has successfully led initial public offerings and management leveraged buy-outs of large and small restaurant chains, including Chart House, and led numerous chain restaurant acquisitions and divestitures including Luther’s Bar-B-Q, Island’s Hamburgers, Paradise Bakery and Cork `n Cleaver. Mr. Creed has deep experience in both fast food and casual dining

Christopher R. Thomas has been a director since June 2003. He served as President and CEO of Pacific Restaurant Holdings, Inc. from June 2003 to April 2007. He has over 20 years of chain restaurant experience, including operations, brand and menu development, franchise relations and finance and revitalization turn-around efforts. Mr. Thomas is CEO and President and a director of Restaurant Acquisition Partners, Inc., a special purpose acquisition company. From October 2001 to April 2007, Mr. Thomas served as Chief Executive Officer of Pacific Ocean Restaurants, Inc. From May 2000 until September 2001, he was engaged as President of Planet Hollywood International, Inc., a publicly held company. From January 1997 through July 1999, Mr. Thomas was President and Chief Executive Officer of Sizzler USA, a chain of 300 company and franchise family restaurants with annual system-wide sales in excess of $350 million. From April 1984 to July 1999, he was Executive Vice President and Chief Financial Officer of Sizzler International, Inc., a New York Stock Exchange listed company. Mr. Thomas served as Chairman of the California Restaurant Association from 2001 to 2002. He is a Magna Cum Laude graduate of the University of Southern California, Los Angeles, California, where he earned a Bachelor of Science degree.

Keith Hindenlang, our Chief Financial Officer as of May 2008, brings over 30 years of experience in the restaurant industry with his background in finance and accounting. He has worked in multiple segments of the restaurant industry including quick-service, quick-casual, casual and institutional. From January 2007 to May 2008, Mr. Hindenlang served as Chief Financial Officer for Salt Creek Grille Restaurants. From February 2001 to December 2006, he was Director of Finance for Daphne’s Greek Café. From July 1998 to October 2000, Mr. Hindenlang was VP Finance with the ecommerce division of iVillage.com. From September 1975 to June 1998 Mr. Hindenlang served in various capacities in accounting and finance with Chart House Restaurants, lastly as corporate controller. Mr. Hindenlang earned his Bachelor of Science degree in accounting from San Diego State University.

David C. Schmille will begin serving on our board of directors upon the closing of this offering. Mr. Schmille is currently Chief Executive and President of Island Time Restaurant Ventures, a franchisee of Fish City Grill restaurants in Texas and Arkansas, since November 2005. From September 1985 to September 2003, Mr. Schmille held leadership positions in multiple brands across the Brinker International portfolio. From August 2002 to September 2004, he held the title of Chief Operating Officer at Romano’s Macaroni Grill. His responsibilities at Romano’s included 205 restaurants in 36 states with annual revenues of $677 million. From July 2001 to August 2002, Mr. Schmille held the position of President at Cozymel’s Coastal Mexican Grill. His responsibilities at Cozymel’s included 17 restaurants in nine states with annualized volume of $50 million. From August 1996 to July 2001, Mr. Schmille was Senior Vice President of Operations for the Sydran Chili’s Grill and Bar franchise group where he helped strategically plan and execute the original purchase of 16 Chili’s Grill and Bar restaurants. In five years, Mr. Schmille led an aggressive development campaign that included opening 23 additional Chili’s Grill and Bar restaurants across 11 states. In 2001, Brinker International purchased the restaurants from the Sydran franchise group which included 39 restaurants with annualized volume of $100 million. Mr. Schmille totals 29 years experience in the restaurant industry. He is a 1984 graduate of the University of Missouri, Kansas City, with a Bachelor of Business Administration.

Glen V. Freter will begin serving on our board of directors upon the closing of this offering. Mr. Freter is currently Vice President and Controller of Encore Capital Group, Inc., a public, systems-driven purchaser and manager of charged-off consumer receivable portfolios and a provider of bankruptcy services to the finance industry. From January 2004 to May 2006, Mr. Freter was an independent consultant. In addition to consulting on several restaurant engagements, he was instrumental in leading a REIT’s initial public offering on the New York Stock Exchange and designing and implementing its Sarbanes-Oxley compliance program. From May 1998 to December 2003, Mr. Freter served as Senior Vice President and Chief Financial Officer of ICH Corporation, a public restaurant company. ICH Corporation, via its Sybra subsidiary, owned and operated 239 Arby’s restaurants located in Texas, Florida, Michigan and Pennsylvania. During Mr. Freter’s tenure, Sybra purchased 45 and built 55 Arby’s restaurants over a four-year period. ICH, through its Lyon’s subsidiary, owned and operated 70 full service diner style restaurants. From September 1994 to May 1998, Mr. Freter served as Chief Financial Officer of Islands Restaurants, a regional full-service restaurant chain in southern California. Mr. Freter has over 20 years experience in corporate finance, including 13 years of chain restaurant experience. Mr. Freter began his career with Arthur Anderson & Co. in September 1986, where he practiced as a certified public accountant. As a manager, he supervised financial statement audit engagements for a variety of clients and industries including the hospitality and restaurant industries. Mr. Freter received his Bachelor of Science in Accounting from Pepperdine University.

Director Compensation

During the year ended December 31, 2007, we did not grant any stock options to our directors. Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings. Following the consummation of this offering, non-employee directors will also receive cash compensation of $1,500 for each board meeting attended in person and $500 for each board meeting attended telephonically. Directors will also be eligible to receive grants under our 2007 Stock Incentive Plan.

Director Independence

The American Stock Exchange requires that small business issuers maintain a board of directors that is composed of at least fifty percent “independent directors,” which is defined under the American Stock Exchange listing standards generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of our board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Currently, Messrs. Schmille and Freter, two of our four directors, are considered to be “independent.”

Committees of the Board

Audit Committee. The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors believes that Mr. Freter satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

We expect that Messrs. Schmille and Freter will serve on our audit committee and that Mr. Freter will serve as chair of the audit committee. The primary responsibilities of our audit committee will include:

•	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is Weinberg & Company, P.A.;

•	overseeing the work of our independent registered public accounting firm, including the receipt and assessment of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

•	monitoring our internal control over financial reporting and our disclosure controls and procedures;

•	reviewing our risk management status;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	monitoring compliance by our senior financial officers with our code of conduct and ethics.

In additional, all audit and non-audit services to be provided by our independent registered public accounting firm must be approved in advance by the audit committee.

Compensation Committee. We expect that Messrs. Schmille and Freter will serve on our compensation committee and that Mr. Schmille will serve as the chair of the compensation committee. The primary responsibilities of the compensation committee will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our executive officers; and

•	overseeing and administering our cash and equity incentive plans.

Nominations and Governance Committee. We expect that Messrs. Schmille and Freter will serve on our nominating and governance committee and that Mr. Schmille will serve as the chair of the nominating and governance committee. The primary responsibilities of the nominating and governance committee will include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing, updating and recommending to our board of directors corporate governance principles and policies;

•	overseeing the evaluation of our board of directors; and

•	reviewing and making recommendations to our board of directors with respect to director compensation.

Code of Ethics

Our Board of directors adopted a Code of Ethics in accordance with Section 406 of the Sarbanes Oxley Act of 2002 and Item 406 of Regulation S-K. Our Code of Ethics codifies the business and ethical principles that govern our business and applies to our Chief Executive Officer, Chief Financial Officer and Principal Financial and Accounting Officer and other members of our executive management. A copy of the Code is filed as an Exhibit to this filing.

The Code of Ethics is designed, among other things, to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting violations of the ethics code to an appropriate person or persons identified in the Code of Ethics; and

•	Accountability for adherence to the Code of Ethics.

Executive and Director Compensation

Share amounts appearing in the "executive and director compensation" table have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

Compensation discussion and analysis

Overview

This compensation discussion and analysis explains our compensation objectives, policies and practices with respect to our principal executive officer and principal financial officer, collectively referred to as our named executive officers, as determined in accordance with applicable SEC rules.

Our compensation philosophy reflects our business model. We are a multi-brand restaurant management and holding company engaged in the operation, development and franchising of restaurant brands in the casual, quick-casual and quick-service segments of the restaurant industry. We have a limited operating history.

Our business success depends, in part, on our ability to attract, motivate and retain qualified restaurant executives, including restaurant general managers, necessary to continue operations and keep pace with growth. Our ability to execute and manage our business and growth strategy effectively is critical to the success of our business. Accordingly, we understand the need to offer compensation packages that attract and retain highly qualified executives from established, financially mature companies.

After the closing of this offering, we expect decisions regarding compensation to be paid to our named executive officers to be made by the compensation committee of our Board of Directors which will become effective upon the closing of this offering.

Objectives

With the above in mind, our executive compensation programs for our named executive officers currently are designed to achieve the following objectives:

•	To provide executives with overall levels of compensation that we believe are competitive with the casual, quick-casual and quick-service segments of the restaurant industry.

•	To attract the highest caliber of talent.

•	To provide executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance.

•	To reward performance that creates shareholder value for our company.

Executive compensation programs

The three key elements of our executive compensation are (1) base salary, (2) annual cash incentive bonuses and (3) long-term equity incentive compensation in the form of incentive stock options pursuant to our stock incentive plan which will become effective with the closing of this offering. Our executives are also eligible to participate in employee benefit programs available to the broader employee population.

Each of the primary elements of our executive compensation is discussed below, including a description of the particular element and how it fits into our overall executive compensation philosophy.

Base salaries

  In general, we believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and qualified executives. Our base salary philosophy has historically taken into account competitive market compensation levels for top-level executives.

The base salaries of our principal executive officer and principal financial officer are determined based upon individual scope of responsibilities and individual experience. Base salaries are subject to annual review procedures.

  Annual cash incentives

   Our named executive officers will be eligible to receive annual cash bonuses. We will include bonuses as part of our overall executive compensation plan both because they are standard in our industry and because we believe these types of awards encourage superior performance that will assist us in achieving our goals. Our cash bonus programs will be based upon performance targets or other specific criteria established on an annual basis.

Long-term incentives

We have not had in place a stock option plan. However, we have granted equity incentive awards in the form of grants of shares of our common stock   to link a portion of our executive compensation to our and our shareholders’ long term success.

After this offering, we expect our compensation committee will make equity-based awards to our named executive officers under our new stock incentive plan. In addition to linking executive compensation to our and our shareholders’ long term success, the stock incentive plan will enhance our ability to attract, retain and motivate officers and other key employees and to provide these persons with incentives and rewards for superior performance and contribution.

Employee benefit programs

   All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs including medical and dental insurance. In addition, these employees (including our named executive officers) may, after the closing of this offering participate in our stock incentive plan.

Perquisites

In addition to the compensation described above, in 2007 we reimbursed our principal executive officer $7,500 for car allowance.

Executive compensation process

Prior to the closing of this offering, compensation to our named executive officers was primarily determined by our Board of Directors in its discretion. We have not adopted any formal policies regarding executive compensation, including policies or guidelines for allocating compensation among salary, bonus, long-term incentives and other benefits.

Upon the closing of this offering, compensation to our named executive officers will be determined by the compensation committee of our Board of Directors. Our compensation committee will review executive compensation arrangements annually to ensure market competitiveness, and to ensure that we meet our objective of providing executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance.

Accounting and tax considerations

After the closing of this offering, Section 162(m) of the Internal Revenue Code of 1986 will limit our deduction for federal income tax purposes to not more than $1 million of compensation paid to each of certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our board of directors has not established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation,” and our board has not adopted a policy that requires all compensation to be deductible. After the closing of this offering, we expect that our compensation committee will evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and that our compensation committee will provide future compensation in a manner consistent with our best interests and those of our shareholders.

Stock ownership guidelines

We have not adopted any stock ownership guidelines. However, we believe that the compensation of our executive officers and directors, which includes the grant of incentive stock options, results in a significant alignment of interest between our named executive officers and our shareholders.

Summary compensation table

Set forth below is information concerning each of our executive officers and employees whose compensation exceeded $100,000 in 2005, 2006 or 2007.

No executive officer or employee currently receives compensation in excess of $100,000 per year, except that the board has approved increasing Mr. Creed’s compensation to $125,000 per year immediately following the completion of this offering. No executive officer or director has been granted stock options, warrants or any other stock-based grants or long-term compensation. In 2006, our former CFO, Steve Carbone, received 25,000 shares of our common stock for services provided.

Long Term Compensation

(a)	(b)	(c)	(d)	(e)		(f)
Name and Principle Position (1)	Year	Salary ($)	Stock Awards ($)	All Other Annual Compensation ($)		Total
John M. Creed,
Chairman and CEO	2007	$71,394	-	$7,500	(2)	$78,894

Christopher R. Thomas,
Former President & CEO	2007	$70,897	-	$0		$70,897

Steven D. Carbone,
Former CFO & Secretary	2007	$71,394	$	$0		$71,394

(1)	In 2007, no executive officer who was also a director received compensation for his services as a director.

(2)	In 2007, Mr. Creed received an automobile allowance totaling $7,500.

Employment Agreements

We currently do not have employment agreements with any employee.

Pension benefits

We do not sponsor a tax-qualified defined benefit plan.

Non-qualified deferred compensation

We currently do not sponsor a non-qualified defined contribution plan or other deferred compensation plans.

Director compensation

During the year ended December 31, 2007, we did not grant any shares of common stock to our directors. Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings. No director who is also an executive officer received compensation for his services as a director.

Following the consummation of this offering, directors will also receive cash compensation of $1,500 for each board meeting attended in person and $500 for each board meeting attended telephonically. Directors will also be eligible to receive grants under our 2007 Stock Incentive Plan.

Prior to the closing of this offering, the compensation and benefits for service as a member of our board of directors have been determined primarily by our board of directors. After the closing of this offering, we expect that our compensation committee will determine all compensation and benefits for our directors in consideration of their service on the board.

Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Year	Salary ($)	Stock Awards ($)	All Other Annual Compensation ($)	Total
John M. Creed	2007	$0	-	$0	$0

Christopher R. Thomas	2007	$0	-	$0	$0

Corporate governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our shareholders. Upon completion of this offering, our Board of Directors will take steps to establish and adopt charters for the audit committee, compensation committee and nominating and governance committee. A code of business conduct and ethics applicable to all of our directors, officers, and employees was implemented in August 2007.

PRINCIPAL STOCKHOLDERS
The table and accompanying footnotes set forth information as of June 12, 2008 with respect to the ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	our chief executive officer and other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2007, and

•	all of our directors and officers as a group.

Applicable percentage of ownership for each holder is based on 1,152,279 shares of common stock outstanding as of August 4, 2008 and 4,152,279 shares of common stock outstanding following the consummation of this offering.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of stock options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus, and common stock issuable upon conversion of convertible promissory notes have been included in the table with respect to the beneficial ownership of the person owning the stock options, warrants and convertible promissory notes, but not with respect to any other persons.

Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Percentage of Common Stock
Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Before the Offering	After the Offering
Passport - A Taste of Europe, Inc. (2)	89,700	7.8%	2.2%
Absolute Return Europe Fund Ltd. (3)(4)(5)	116,667	10.1%	2.8%
Centrecourt Asset Management (6)(7)	1,417,457	55.2%	25.5%
John Creed	36,801	3.2%	0.9%
Christopher Thomas	47,779	4.2%	1.2%
Keith Hindenlang		*	*
All directors and officers as a group (three individuals)	84,580	7.3%	2.0%

Shares of common stock outstanding as of August 4, 2008	1,152,279
Shares of common stock outstanding after this offering	4,152,279

*	Represents less than 1%.

(1)	The business address of each individual is Pacific Restaurant Holdings, Inc., 804 Pier View Way, Suite 208, Oceanside, California 92054.

(2)
Manfred Schmidt, an executive officer, and Alfred Haerle, an executive officer and director of, Passport - A Taste of Europe, Inc. have voting and dispositive power with respect to the shares that are also being registered for resale by Passport - A Taste of Europe, Inc.

(3)
Does not include common stock purchase warrants, exercisable 90 days after the date of this prospectus, to purchase up to 200,000 shares at a price equal to fifty percent of the public offering price of the securities in this offering.

(4)	Includes 16,667 shares of common stock held by European Catalyst Fund, an affiliate of Absolute Return Europe Fund Ltd.

(5)
Kevin Bone, Managing Member of Absolute Return Europe Fund Ltd., has voting and dispositive power with respect to the shares that are also being registered for resale by Absolute Return Europe Fund Ltd.

(6)
CAMOFI Master LDC and CAMHZN Master LDC, affiliates of Centrecourt Asset Management (the "Centrecourt Holders"), hold warrants to purchase and contract rights to receive warrants or common stock (the "contract shares") representing an aggregate of up to 1,417,457 shares of common stock (assuming an offering at $6.00 per unit) constituting 15% of our fully diluted equity immediately following the closing of this offering. The warrants have an exercise price equal to $.0001 per share. The Centrecourt Holders do not have the right to exercise the warrants or receive the contract shares to the extent that after such exercise they would beneficially own in the aggregate more than 4.99% of our common stock immediately following such issuance. This “blocker provision” may be waived by the holder upon 61 days notice to the Company.

(7)
Richard Smithline, a director of CAMOFI Master LDC and CAMHZN Master LDC, and the sole Member and Manager of Centrecourt Asset Management has voting and dispositive power with respect to the shares to be registered.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, there are no transactions between us and any of our officers, directors or affiliated persons other than for compensation in the ordinary course.

Share amounts appearing in this section have not been adjusted to reflect the 15-for-1 reverse stock split to be effected immediately prior to the effectiveness the registration statement of which this prospectus is a part.

Acquisition of Pacific Ocean Restaurants, Inc.

In June 2005, we acquired Pacific Ocean Restaurants, Inc., which was founded and controlled and majority-owned by John Creed, our Chairman, Chief Executive Officer and a director, for 800,000 shares of our common stock. The acquisition was made to secure executive leadership, operating management and management system infrastructure to enhance our ability to source, finance, manage and grow our restaurant holdings.

Agreement with Restaurant Acquisition Partners, Inc.

Our subsidiary, Pacific Ocean Restaurants, Inc. has agreed that, commencing on December 20, 2006, the date of the initial public offering of Restaurant Acquisition Partners (“RAP”) through the date of RAP’s acquisition of a target business, Pacific Ocean Restaurants will make available to RAP certain administrative, technology and secretarial services, as well as the use of certain limited office space in Orlando, Florida as RAP may require from time to time. RAP has agreed to pay $7,500 per month for these services. Messrs. Creed and Thomas are founding stockholders and are directors and officers of RAP.

Acquisition of Caribbean Restaurant Concepts, Inc.

In April 2005, we acquired an 80% ownership interest in Caribbean Restaurant Concepts, Inc., a Nevada corporation and an affiliate (“CRC”), for $120,000. Clyde Culp, one of our former directors, owns approximately 10% of CRC’s stock. In addition to the equity investment, we loaned approximately $1,864,000 to CRC for CRC to acquire certain U.S. restaurant operations and the exclusive development rights for the Pusser’s West Indies restaurant brand. The note was interest bearing at 8% and was due within five years, and has been repaid in full with interest. In December 2005, we reviewed the development opportunities for the Pusser’s Landing Restaurant brand and determined that its opportunities were not compatible with our strategy for growth. Accordingly, we sold our 80% ownership interest back to CRC, the owner of the Pusser’s Landing Restaurant operations and its U.S. development rights for a gain of $163,600.

Loan from Alfred Haerle

In August 2005, we issued 994,756 shares of our common stock valued at $1.05 per share in exchange for the cancellation of amounts due to Alfred Haerle, a related party, aggregating $1,004,494. Mr. Haerle is a founder, the CEO and the principal stockholder of Passport-A Taste of Europe, Inc., one of our principal stockholders. He had been issued the exchanged promissory notes in consideration of cash advances he provided for general working capital purposes.

Loans from John M. and Nancy Creed Trust

On December 1, 2006, the John M. and Nancy Creed Trust of 1996 (the “Trust”), a trust associated with John Creed, our Chairman, Chief Executive Officer and a director, loaned us approximately $28,942 plus a service fee of $500, to fund buildout costs for the Steve’s Pizza prototype restaurant that opened in 2007.

On December 21, 2006, the Trust loaned us $300,000 (the “Bridge Loan”) pursuant to the terms of a senior secured note due February 21, 2007 (the “Note”). The Note bore interest at 15% per annum. The Note was prepayable at any time by us without penalty, except that a minimum of $310,000 was required to be paid for the Note to be retired. The Note was secured by the stock of our subsidiaries. We used approximately $30,000 of the proceeds of the Bridge Loan to retire the loan described in the preceding paragraph, $70,000 to pay interest owed to Absolute Return Europe Fund and the balance to make payments to various vendors in connection with the Steve’s Pizza prototype buildout.

In April 2007, the Company retired the $300,000 Promissory Note and accrued interest to the Trust with a portion of the proceeds from the issuance of $1,500,000 of Senior Secured Notes and the issuance of a 12% Promissory Note in the amount of $100,000.

Warrants Issued to Absolute Return Europe Fund

In March 2007, the $1,700,000 convertible debenture issued to Absolute Return Europe Fund in July 2004 was amended to: (i) extend the maturity to December 31, 2007, and (ii) increase the rate of interest to 8% per annum payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, we issued to Absolute Return Europe Fund warrants to purchase 200,000 shares of our common stock at a price equal to fifty percent of the public offering price of the securities in this offering. On September 21, 2007, (a) Absolute Return Europe Fund agreed to waive its conversion rights under the convertible debenture unless the offering of securities by us contemplated by this prospectus is not completed and (b) the convertible debenture was amended to extend the maturity to April 30, 2008. As of April 29, 2008, the convertible debenture was amended to extend the maturity to August 14,  2008. On July 21, 2008 the convertible debenture was amended to extend the maturity to September 30, 2008, at which date the convertible debenture will be payable in full.

DESCRIPTION OF SECURITIES

Our certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 1,152,279 shares of common stock are outstanding, held by approximately 1,636 record holders, and no shares of preferred stock are outstanding. In addition, $1,750,000 in principal amount of convertible promissory notes are outstanding, held by a single holder.

Unless otherwise indicated, all share amounts in this section assume the consummation of a 15-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

Units

Each unit consists of one share of common stock and one warrant, which units can trade immediately following the effectiveness of the registration statement of which this prospectus is a part. Each warrant entitles the holder to purchase one share of common stock. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the American Stock Exchange.

The shares of common stock and warrants will trade only as a part of a unit for 6 months following the closing of this offering unless separate trading is authorized earlier by the representative of the underwriters, whereupon we will issue a press release announcing that separate trading will begin.

Common Stock

Each share of common stock has one vote. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock. The holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

Provisions of our certificate of incorporation and by-laws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

  Warrants Included as Part of the Units

Each warrant included as part of the units in this offering entitles the registered holder to purchase one share of our common stock at a price of $7.20 per share, subject to adjustment as discussed below, exercisable immediately after separation from the units.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants (including any warrants issued upon exercise of the purchase option to be granted to the representative of the underwriters) for redemption:

•	at our sole election (without having to obtain prior consent from any other persons );

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $10.80 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

We have established these criteria to provide warrant holders with a premium to the initial warrant exercise price as well as a cushion against a negative market reaction, if any, to our redemption call. If these conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, we cannot assure you that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

None of the warrants included in the units offered by this prospectus (including those units issuable to the representative of the underwriters upon exercise of their purchase option) will be exercisable unless (1) at the time a holder seeks to exercise such warrant, a registration statement is effective with respect to the common stock underlying the public warrants and (2) the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and maintain an effective registration statement relating to common stock underlying the public warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If a registration statement with respect to the common stock underlying the public warrants is not effective or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We may in the future engage a third party to solicit our warrants and may in those circumstances pay such third party a fee for such solicitation.

Preferred Stock

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Purchase Option

As additional compensation in connection with this offering, we have agreed to sell to the representative of the underwriters for $100 an option to purchase up to a total of 300,000 units at a per unit price of $7.20 (120% of the price of the units sold in the offering). This option is exercisable six months from the closing of this offering and expires five years from the closing of this offering. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants underlying the underwriters’ purchase option is $8.64 (120% of the exercise price of the warrants included in the units sold in the offering). This option may not be sold, transferred, assigned or hypothecated for a period of one year after the closing of this offering, except to officers and partners of the representative of the underwriters or members of the selling group or any officer or partner of any member of the selling group. The prices payable for the securities upon exercise of this option and the number of securities underlying this option are subject to adjustment to prevent dilution. In no event will we be required to net cash settle this option or the warrants underlying this option.

SHARES ELIGIBLE FOR FUTURE SALE
As of the date of this prospectus 1,152,279 shares of our common stock are outstanding, held by approximately 1,636 record holders. Upon the consummation of this offering, no shares of preferred stock will be outstanding. After this offering, we will have 4,152,279 shares of common stock outstanding. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by holders subject to lock-up agreements or by any of our affiliates within the meaning of Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 4,152,279 shares of our common stock to be outstanding on the closing date of this offering, 84,580 shares will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for 360 days after the date of this prospectus, and 1,945,718 shares issuable upon the exercise of outstanding warrants being registered for sale for our selling shareholders (excluding shares subject to the 360-day lock-up) will be similarly locked-up for six months after the date of this prospectus. All of the remaining 2,121,981 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of those shares are currently eligible for sale under Rule 144(k).

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

American Stock Exchange Listing
Our common stock is quoted on the pink sheets under the symbol “PSPR.PK” and also trades on the Frankfurt Stock Exchange under the symbol “PPU.” On September 9, 2008, the last reported sales price of our common stock on the pink sheets was $0.25, and the last reported sales price of our common stock on the Frankfurt Stock Exchange was €0.11. We have applied to have the units listed on the American Stock Exchange (“AMEX”) under the symbol “PRH.U” on or promptly after the date of this prospectus. We have also applied to have the common stock and warrants comprising the units listed on AMEX under the symbols “PRH” and “PRH.WS”, respectively, once they begin separate trading.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated                      , 2007, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup & Lamont Securities Corporation is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.
Name	Number of Units
Jesup & Lamont Securities Corporation

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase all units offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the units offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the units, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the National Association of Securities Dealers, Inc., at such price less a concession not in excess of $      per unit. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $        per unit to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our units and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
Our common stock is quoted on the pink sheets under the symbol “PSPR.PK” and also trades on the Frankfurt Stock Exchange under the symbol “PPU.” On September 9, 2008, the last reported sales price of our common stock on the pink sheets was $0.25, and the last reported sales price of our common stock on the Frankfurt Stock Exchange was €0.11. The public offering price for the units was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units included:

•	the information in this prospectus and otherwise available to the underwriters,

•	the history and the prospects for the industry in which we will compete,

•	the valuation of our company based on, among other factors, the offering prices of our recent private offerings,

•	our current financial condition and the prospects for our future cash flows and earnings,

•	the general condition of the economy and the securities markets at the time of this offering,

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies, and

•	the public demand for our securities in this offering.

  We cannot be sure that the public offering price will correspond to the price at which our units will trade in the public market following this offering or that an active trading market for our units will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $6.00 offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Unit	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $ per unit.

(2)	The non-accountable expense allowance of 2% is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.

(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $475,000.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 450,000 additional units solely to cover over-allotments, if any, at the same price as the initial shares of units offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us will be $   , $   , $   and $   , respectively.

Lock-ups

We have agreed with the underwriters that, without the prior written consent of the underwriters, we will not, for a period of two years from the closing of this offering, offer, sell or distribute any of our securities, other than pursuant to our incentive compensation plan at the then fair market value. In addition, our executive officers and directors have agreed with the underwriters that, without the prior written consent of the underwriters, they will not, for a period of 12 months from the closing of this offering, offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities. There are no agreements between the underwriters and any of our stockholders, optionholders or affiliates releasing them from these lock-up agreements as of the date hereof.

Other Terms

As additional compensation in connection with this offering, we have agreed to sell to the representative of the underwriters for $100 an option to purchase up to a total of 300,000 units at a per unit price of $7.20 (120% of the price of the units sold in the offering). This option is exercisable one year from the closing of this offering and expires five years from the closing of this offering. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants underlying the underwriters’ purchase option is $8.64 (120% of the exercise price of the warrants included in the units sold in the offering). This option may not be sold, transferred, assigned or hypothecated for a period of one year after the closing of this offering, except to officers and partners of the representative of the underwriters or members of the selling group or any officer or partner of any member of the selling group. The prices payable for the securities upon exercise of this option and the number of securities underlying this option are subject to adjustment to prevent dilution. In no event will we be required to net cash settle this option or the warrants underlying this option.

The Company has agreed to retain the Underwriter as a financial consultant, for a period of two years from the date of this Prospectus at an annual fee of $72,000, all of which fees (an aggregate of $144,000) will be payable in advance on the completion of this offering. The Underwriter will seek out and review potential acquisition and joint venture targets for the Company, as well as assisting the Company in responding to any acquisitions for the Company.

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our shares of common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the American Stock Exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common stock and the distribution of the prospectus outside the United States. In addition to the public offering of the units in the United States, the underwriters may, subject to the applicable foreign laws, also offer the units to certain institutions or accredited persons in the following countries:

Italy. This offering of the units has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares of common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares of common stock be distributed in Italy, except (1) to professional investors ( operatori qualificati ); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares of common stock or distribution of copies of this prospectus or any other document relating to the shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia , on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the units is not a public offering in the Federal Republic of Germany. The units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the units in or out of the Federal Republic of Germany. The units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The units will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the units offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any units offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The units offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the units or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the units being offered. Any resale, directly or indirectly, to the public of the units offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 ( Vrijstellingsregeling Wet toezicht effectenverkeer 1995 ), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

SELLING SHAREHOLDERS

The selling shareholders may offer and sell, from time to time, any or all of the common stock issued. The table immediately below sets forth certain information regarding the beneficial ownership of shares of common stock and warrants by the selling shareholders.

For additional information regarding material relationships, see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Name of Selling Stockholder and Position, Office or	Common Shares held by	Additional Shares Issuable Under Warrants and		Number of		Number of Shares Owned by Selling Stockholder After Offering(1) and Percent Outstanding Post Offering
Material Relationship	the Selling Shareholders	Anti-Dilution Rights Held		Shares to be Registered		# of Shares	% of Class
Shares of Common Stock underlying the Warrants issued to the holders of $1,500,000 Senior Secured Notes in connection with March 2007 private financing

CAMOFI Master LDC and CAMHZN Master LDC, affiliates of Centrecourt Asset Management (2)(3)	0	1,417,457	(4)	1,417,457	(4)	0	*

Shares of Common Stock underlying the Warrants issued to Absolute Return Europe Fund in connection with the Amendment of Convertible Promissory Notes of the Company held by Absolute Return Europe Fund (5)

Absolute Return Europe Fund (6)	100,000	200,000		200,000		100,000	*

Shares of Common Stock underlying the Warrants issued to EKN Financial Services, Inc. in connection with February 2007 and March 2007 private financings (7)

EKN Financial Services, Inc. (8)		8,333		8,333		0	*

Andres Bello	9,998	3,933		3,933		9,998	*

Averell Satloff	9,998	3,933		3,933		9,998	*

Eric Heil		334		334		0	*

Lisa Lanner		134		134		0	*

Shares of Common Stock underlying the Warrants issued to the holders of Bridge Notes in connection with February 2007 and March 2007 private financings (9)

Richard Arote	0	14,493	14,493	0	*

Mark Anthony	0	3,623	3,623	0	*

Yehunda and Anne Neuberger	0	14,493	14,493	0	*

Egatniv, LLC (10)	0	3,623	3,623	0	*

Mauro Romita	0	7,246	7,246	0	*

Susan Andreiv	0	3,623	3,623	0	*

Richard Glass	0	7,247	7,247	0	*

Steven Legum	0	3,623	3,623	0	*

Nancy Andreiv	0	3,623	3,623	0	*

Shares of Common Stock underlying the Warrants issued to the holders of Unsecured Bridge Notes in connection with August 2007 private financing (11)

Richard Arote	0	33,333	33,333	0	*

Peter and Luba Bondra	0	25,000	25,000	0	*

Karl Celtnieks	0	25,000	25,000	0	*

Egatniv, LLC (10)	0	16,667	16,667	0	*

Mauro Romita	0	16,667	16,667	0	*

Michael Romita	0	16,667	16,667	0	*

Stephen Murphy and Teresa Burke	0	16,667	16,667	0	*

Danny Plante	0	25,000	25,000	0	*

Manfred Opel	28,667	8,333	8,333	28,667	*

John J. Somers	0	66,666	66,666	0	*

* Less than 1% of class of common stock.

(1)	This column reflects the number of shares that will be owned by the selling stockholder when and if such warrants are exercised.

(2)
On March 27, 2007, we issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full upon the closing of this offering. The purchasers of the Senior Secured Notes were issued warrants exercisable at $0.0001 per share to purchase common stock equal to fifteen percent (15%) of our common stock on a fully diluted basis after taking into consideration the shares to be issued in this offering. The aggregate number of shares issuable upon exercise of the warrants is 1,417,457 shares. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, we paid to the purchaser closing, legal and other fees totaling $92,500. On October 1, 2007, the maturity date of the Senior Secured Notes was extended to the earlier of the closing of this offering and January 31, 2008; provided, however, that in the event that the Securities and Exchange Commission had not declared the registration statement of which this prospectus forms a part effective on or prior to January 31, 2008, so long as there are no defaults then existing under the Senior Secured Notes, the maturity date on the Senior Secured Notes would be further extended to the earlier of the closing of this offering and March 1, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $1,900,000. On March 1, 2008, the maturity date of the Senior Secured Notes was extended to July 31, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $2,128,000. On July 31, 2008, the maturity date of the Senior Secured Notes was extended to the earlier of the closing of this offering and September 15, 2008, at which date principal and accrued interest will be payable in full. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $2,179,615. As of July 13, 2008, accrued interest of $168,393 is included in accrued expenses.

(3)
Richard Smithline, a director of CAMOFI Master LDC and CAMHZN Master LDC, and the sole Member and Manager of Centrecourt Asset Management has voting and dispositive power with respect to the shares to be registered.

(4)
These share numbers do include the holdings of CAMOFI Master LDC and CAMHZN Master LDC, affiliates of Centrecourt Asset Management (the "Centrecourt Holders"), of warrants to purchase and contract rights to receive warrants or common stock (the "contract shares") representing an aggregate of up to 1,417,457 shares of common stock (assuming an offering at $6.00 per unit), constituting 15% of our fully diluted equity immediately following the closing of this offering. The warrants have an exercise price equal to $.0001 per share. The Centrecourt Holders do not have the right to exercise the warrants or receive the contract shares to the extent that after such exercise they would beneficially own in the aggregate more than 4.99% of our common stock immediately following such issuance. This “blocker provision” may be waived by the Centrecourt Holders upon 61 days notice to the Company.

(5)
In July 2004, we issued a $1,750,000 convertible debenture to Absolute Return Europe Fund. The convertible debenture initially bore interest at 4% and is convertible into our common stock at the lesser of $1.00 per share or a 20% discount to the average closing price of our common stock for the five business days prior to conversion. Interest is payable annually in December, and the convertible debenture was due in full in June 2007. In March 2007, the convertible debenture was amended to: (1) extend the maturity to December 31, 2007 and (2) increase the rate of interest to 8% per annum payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, we issued to Absolute Return Europe Fund warrants to purchase 200,000 shares of our common stock at a price equal to fifty percent of the public offering price of the securities in this offering or the average closing price of our common stock during the last 20 trading days of 2007. On July 10, 2007, the convertible debenture was amended to defer the interest payment due on June 30, 2007 to the earliest of (i) December 31, 2007, (ii) obtaining a minimum of $500,000 (gross) of third party financing, (iii) the completion of a public offering of our common stock, and (iv) the conversion of the convertible debentures into our common stock. In consideration of the foregoing, a further payment of $15,000 will be made at the time the convertible debenture is payable. On September 21, 2007, (a) Absolute Return Europe Fund agreed to waive its conversion rights under the convertible debenture unless the offering of securities by us contemplated by this prospectus is not completed and (b) the convertible debenture was amended to extend the maturity to April 30, 2008. As of April 29, 2008 the convertible debenture was amended to extend the maturity to August 14, 2008. On July 21, 2008 the convertible debenture was amended to extend the maturity to September 30, 2008, at which date the convertible debenture will be payable in full. As of July 13, 2008, accrued interest of $230,385 and loan fees of $15,000 are included in accrued expenses in the accompanying balance sheet.

(6)	Kevin Bone, Managing Member of Absolute Return Europe Fund, has voting and dispositive power with respect to the shares to be registered.

(7)
In connection with the sale of the 12% Promissory Bridge Notes and Senior Secured Notes, we paid our private placement agent cash compensation equaling $180,000 and issued to our private placement agent warrants to purchase 16,667 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The warrants expire on March 23, 2012.

(8)	Anthony Ottimo, Chairman and CEO of EKN Financial Services, Inc., has voting and dispositive power with respect to the shares to be registered.

(9)
In February and March 2007, we issued $425,000 of 12% Promissory Bridge Notes which were due in full on January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of our common stock that is equal to the quotient of (A) the principal amount of the note divided by (B) the applicable exercise price and will have an exercise price equal to the applicable exercise price. The applicable exercise price will equal 50% of the public offering price in this offering. After determination of the applicable exercise price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. If the applicable exercise price of the warrants is $6.90, the aggregate number of shares of our common stock issuable upon exercise of the warrants will be 61,594 shares. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest, were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes.

(10)	Shai Stern, Managing Member of Egatniv, LLC has voting and dispositive power with respect to the shares to be registered.

(11)
In August 2007, we issued $750,000 of 12% Unsecured Promissory Notes due July 15, 2008, together with warrants to purchase 250,000 shares of our common stock at an exercise price equal to 50% of the public offering price in this offering. The warrants expire on October 7, 2012. As of July 15, 2008, the maturity date of the 12% Unsecured Promissory Notes was extended to October 15, 2008, at which date principal and accrued interest will be payable in full.

PLAN OF DISTRIBUTION OF SELLING SHAREHOLDERS

Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she shall determine. Such shares of our common stock may be offered by the selling shareholders, in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling shareholders may also use Rule 144 under the Securities Act, to sell such shares, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of shares of our common stock by the selling shareholders and no underwriting arrangements have been entered into by the selling shareholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders, their pledgees and/or their donees, in connection with sales of the selling shareholders securities.

The selling shareholders have advised us that sales of shares of our common stock may be effected from time to time in transactions (which may include block transactions) after effectiveness of this Registration Statement, that may take place on the over-the-counter market or an exchange including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale as principals until trading has commenced on the American Stock Exchange, and thereafter at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling shares of our common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders, and/or the purchasers of shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders, and any broker-dealers that act in connection with the sale of the shares of our common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements under the Securities Act. If any broker-dealers are used by the selling shareholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker-dealers purchase any selling shareholders’ shares, as principals, any profits received by such broker-dealers on the resale of the selling shareholders’ shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling shareholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling shareholders’ shares of our common stock offered by selling shareholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling shareholders’ shares, will be borne by the selling shareholders, their pledgees and/or their donees. Furthermore, in the event of a “distribution” of shares, any selling shareholders, any selling broker-dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934 which prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the shares of our common stock in connection with this offering.

One of the selling shareholders, EKN Financial Services, Inc., is a NASD broker-dealer and a statutory underwriter. In connection with the March 2007 private placement, the Company issued EKN warrants to purchase 16,667 shares of common stock at a 50% discount to the public market price.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  LEGAL MATTERS

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, has passed upon the validity of the securities offered by this prospectus as our counsel. Gersten Savage LLP, New York, New York is acting as counsel for the underwriters in this offering.

EXPERTS

Our financial statements as of December 30, 2007 and for the fifty-two week period ended December 30, 2007 have been included in this prospectus and in the registration statement in reliance upon the report of Weinberg & Company, P.A., independent registered public accounting firm, appearing elsewhere in this prospectus and upon the authority of that firm as experts in auditing and accounting.

Our financial statements as of December 31, 2006 and for the fifty-three week period ended December 31, 2006 have been included in this prospectus and in the registration statement in reliance upon the report of Tschopp, Whitcomb & Orr, P.A., independent registered public accounting firm, appearing elsewhere in this prospectus and upon the authority of that firm as experts in auditing and accounting.

The consolidated financial statements of Hamlet Restaurants included in this prospectus and registration statement have been audited by Grobstein, Horwath & Company LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We are, and will remain following the closing of this offering, subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file annual and quarterly reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

PACIFIC RESTAURANT HOLDINGS, INC. (formerly PASSPORT RESTAURANTS, INC.)

FORM S-1

FINANCIAL STATEMENTS

HAMLET RESTAURANTS

Combined Financial Statements for the twenty-eight week period ended July 13, 2008

Combined Balance Sheet as of July 13, 2008 (unaudited) and December 30, 2007	F-36

Combined Statements of Operations For the Twenty-Eight Week Periods Ended July 13, 2008 and July 15, 2007 (unaudited)	F-37

Combined Statements of Owner’s Net Investment For the Twenty-Eight Week Period Ended July 13, 2008 (unaudited)	F-38

Combined Statements of Cash Flows For the Twenty-Eight Week Periods Ended July 13, 2008 and July 15, 2007 (unaudited)	F-39

Notes to Combined Financial Statements	F-40

Financial Statements for the years ended December 30, 2007 and December 31, 2006

Independent Auditor’s Report	F-48

Combined Balance Sheets as of December 31, 2007 and December 31, 2006	F-49

Combined Statements of Operations for the Years Ended December 31, 2007 and December 30, 2006	F-50

Combined Statements of Owner’s Investment for the Years Ended December 31, 2007 and December 30, 2006	F-51

Combined Statements of Cash Flows for the Years Ended December 31, 2007 and December 30, 2006	F-52

Notes to the Combined Financial Statements	F-53

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Condensed Consolidated Balance Sheets

	July 13, 2008	December 30, 2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$151,633	$105,051
Accounts Receivable	26,220	29,847
Inventories	17,207	14,799
Prepaid expenses	67,874	80,803

Total Current Assets	262,934	230,500

Property and equipment, net of accumulated depreciation of $461,917 and $459,371, respectively	187,627	17,963
Other Assets	63,053	63,546
Note Receivable	0	187,210
Deferred Offering Costs	525,493	230,356
Intangible Assets, net	555,877	575,365

Total Assets	$1,594,984	$1,304,940

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts Payable	$550,419	$229,037
Accrued Expenses	759,094	407,611
Notes Payable	4,878,110	4,034,645
Note payable to related party	125,000	100,000
Capital leases	52,633	48,647
Fair value of Derivative Liabilities	6,698,816	11,655,768
Deferred Revenue, Net	15,250	54,000

Total Current Liabilities	13,079,322	16,529,708

Capital Leases, net of current portion	106,416	138,573

Total Liabilities	13,185,738	16,668,281

Commitments and Contingencies

Stockholders' Deficiency:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, $.001 par value; 50,000,000 shares authorized, 1,140,100 and 1,022,220 shares issued and outstanding, respectively	17,104	15,335
Additional paid-in capital	6,746,600	6,562,170
Accumulated deficit	(18,354,458)	(21,940,846)

Total stockholders' deficiency	(11,590,754)	(15,363,341)

Total liabilities and stockholders' deficiency	$1,594,984	$1,304,940

See Notes to Condensed Consolidated Financial Statements

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Condensed Consolidated Statements of Operations
For the Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
(Unaudited)

	For The 28 Week	For The 28 Week
	Period Ended	Period Ended
	July 13, 2008	July 15, 2007
Revenue:
Restaurant sales	$642,683	$742,185
Franchise royalties	156,208	136,550
Franchise development fees	70,000	42,500
Other revenue	52,500	56,465

Total revenues	921,391	977,700

Costs and expenses:
Cost of restaurant sales	206,342	233,069
Restaurant operating expenses	434,391	641,009
Franchise Operating Expenses	74,449	100,962
General and administrative	523,112	732,370
Depreciation and amortization	22,525	61,232

Total cost and expenses	1,260,819	1,768,642

Loss from operations	(339,428)	(790,942)

Non-operating income (expenses):
Interest income	182	-
Interest expense and loan fees	(1,031,318)	(2,869,837)
Change in fair value of derivative liabilities	4,956,952	(2,302,468)

Total non-operating income (expenses)	3,925,816	(5,172,305)

Net income (loss)	$3,586,388	$(5,963,247)

Weighted average common shares outstanding - basic	1,038,884	991,748

Basic income (loss) per common share	$3.45	$(6.01)

Weighted average common shares outstanding - diluted	2,511,303	991,748

Diluted income (loss) per common share	$1.43	$(6.01)

See Notes to Condensed Consolidated Financial Statements

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Condensed Consolidated Statement of Stockholders' Deficiency
For the Twenty-Eight Week Period Ended July 13, 2008 (unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amounts	Capital	Deficit	Deficiency

Balance - December 31, 2007	1,022,220	$15,335	$6,562,170	$(21,940,846)	$(15,363,341)

Sale of common stock for cash	117,880	1,769	184,430	-	186,199

Net income	-	-	-	3,586,388	3,586,388

Balance – July 13, 2008 (unaudited)	1,140,100	$17,104	$6,746,600	$(18,354,458)	$(11,590,754)

See Notes to Condensed Consolidated Financial Statements

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Condensed Consolidated Statements of Cash Flows
For the Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
(Unaudited)

	For The 28 Week	For The 28 Week
	Period Ended	Period Ended
	July 13, 2008	July 15, 2007
Cash flows from operating activities:
Net income (loss)	$3,586,388	$(5,963,248)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	22,525	61,232
Change in fair value of derivative liability	(4,956,952)	2,302,468
Amortization of loan discount	390,465	2,258,000
Fair value of warrant issued for loan fee	-	67,511
Increase in loan principal recorded as interest expense	303,000	-
Change in assets and liabilities:
Accounts receivable	3,626	(6,688)
Inventory	(2,408)	(15,101)
Prepaid expenses	12,930	(43,531)
Other assets	-	3,082
Deferred revenue, net	(38,750)	80,000
Accounts payable and accrued expenses	672,865	172,651
Net cash used in operating activities	(6,311)	(1,083,624)

Cash flows from investing activities:
Repayment of note receivable	15,001	-
Purchases of property and equipment	-	(227,631)
Net cash provided by (used in) investing activities	15,001	(227,631)

Cash flows from financing activities:
Proceeds from sale of Common stock	186,200	16,000
Proceeds from notes payable	175,000	1,925,000
Capital lease payments	(28,171)	(19,570)
Deferred offering costs	(295,137)	(5,342)
Repayment of related party note	-	(200,000)
Repayment of note payable	-	(451,554)
Net cash used in financing activities	37,892	1,264,534

Net increase (decrease) in cash	46,582	(46,721)

Cash and cash equivalents - beginning of period	105,051	123,496

Cash and cash equivalents - end of period	$151,633	$76,775

Supplemental disclosure of cash flow information:
Cash paid for:
Interest and loan fees	$34,288	$79,753
Income taxes	$-	$-

Supplemental disclosure of non-cash financing activities:
Repossessed restaurant assets received in cancellation of note receivable	$172,210	$-
Equipment purchased through capital lease	$-	$226,313

See Notes to Condensed Consolidated Financial Statements

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
For the Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
(unaudited)

(1)	Organization

Passport - A Taste of Europe, Inc. (Passport) was formed in May 2002 for the purpose of operating quick, casual restaurants. Passport Restaurants, Inc. (Formerly Leopard Holdings, Inc. - “LHI”, the “Company”) was a Texas corporation incorporated in 2000. On June 19, 2003, LHI exchanged 8,010,938 shares of its common stock for all of the assets and liabilities of Passport. The transaction was accounted for as a reverse merger (recapitalization) with Passport deemed to be the accounting acquirer and LHI deemed to be the legal acquirer. Subsequent to this date LHI changed its name to Passport Restaurants, Inc. The Company operates and franchises various restaurant concepts located in the United States. In April 2008, we reorganized as a Delaware corporation and changed our name to “Pacific Restaurant Holdings, Inc.”

The Company’s wholly owned subsidiaries include Palo Alto Fuego, Inc. (“PAF”), Pacific Ocean Restaurants, Inc., Steve’s Pizza Franchise Corporation (“SPFC”), and New York NY Franchising, Inc. (“NYNY”).

Going concern

At July 13, 2008, the Company had a stockholders’ deficiency of $11,590,754. At December 30, 2007, the Company had a stockholders’ deficiency of $15,363,341 and during the fifty-two week period ended December 30, 2007, the Company incurred a net loss of $15,769,764 and used cash in operating activities of $1,622,790.

These matters raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from this uncertainty. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan. The Company is also involved in a pending registration of its shares, whereby additional financing may be realized to facilitate additional growth of the Company. The Company may require additional funds for other purposes, and may seek to raise such additional funds through public and private equity financings or from other sources. However, there is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive.

(2)	Summary of Significant Accounting Policies

(a)	Basis of presentation

The condensed consolidated financial statements include the accounts of Pacific Restaurant Holdings, Inc. (f/k/a Passport Restaurants, Inc.) and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The Company operates and franchises various restaurant concepts located in the United States.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These condensed consolidated financial statements should be read in conjunction with the Company’s Annual Consolidated financial statements for the fiscal year ended December 30, 2007, included elsewhere in the registration statement. The results of operations for interim periods are not necessarily indicative of the results expected for a full year or for any future period.

The Company has a 52/53 week fiscal year ending on the Sunday nearest December 31. All share and per share amounts on the accompanying condensed consolidated financial statements have been adjusted to reflect a proposed 1 for 15 reverse stock split that will occur contemporaneously with the effectiveness of a pending registration of its shares.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
 (unaudited)

(b)	Intangible Assets

Intangible assets include both goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired. Goodwill represents the residual purchase price after allocation to all other identifiable net assets acquired. Other intangibles consist mainly of intellectual property.

Goodwill is not subject to amortization but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing impairment of goodwill. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value.

Intangible assets with lives restricted by contractual, legal, or other means are amortized over their useful lives and consist primarily of intellectual property. Amortization expense is calculated using the straight-line method over their estimated useful lives.

(c)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Advertising Costs

The costs of advertising, promotion and marketing programs are charged to restaurant operating expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $11,433 and $74,258 for the twenty-eight weeks ended July 13, 2008 and July 15, 2007 respectively.

(e)	Financial Assets and Liabilities Measured at Fair Value

Effective December 31, 2007, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements”. This Statement defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157. This Staff Position delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 had no effect on the Company’s consolidated financial position or results of operations.

(f)	Accounting for Derivative Instruments

Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. In September 2000, the Emerging Issues Task Force (“EITF”) issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. These derivatives, including embedded derivatives in the convertible debenture issued in 2004 and warrants issued with various financings in 2007, are separately valued and accounted for on our balance sheet, and revalued at each reporting period. The net change in the value of embedded derivative liability is recorded as change in fair value of derivative liability in the consolidated statement of operations, included in other income.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
 (unaudited)

(g)	Basic and diluted net income (loss) per share

Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted earnings per share reflects the potential dilution that could occur if options or other securities or contracts entitling the holder to acquire shares of common stock were exercised or converted, resulting in the issuance of additional shares of common stock that would then share in earnings. However, diluted loss per share does not consider such dilution as its effect would be anti-dilutive.

A reconciliation of the numerator and denominator of basic net income (loss) per common share and diluted net income (loss) per common share is provided as follows:

	Twenty-Eight Week Period Ended July 13, 2008 (unaudited)	Twenty-Eight Week Period Ended July 15, 2007 (unaudited)
Net income (loss)	$3,586,300	$(5,963,247)

Weighted average common shares outstanding-basic	1,038,884	991,748
Effect of dilutive securities: stock warrants	1,472,419	-
Weighted average common shares outstanding-diluted	2,511,303	991,748

Basic income (loss) per common share	$3.45	$(6.01)
Diluted income (loss) per common share	$1.43	$(6.01)

For the Twenty-Eight week period ended July 13, 2008, there were 524,913 warrants outstanding that were not included in the computation of diluted net income (loss) per common share since the exercise price of the options exceeded the market price of the common stock. For the Twenty-Eight week period ended July 15, 2007, there were 1,722,432 warrents outstanding to purchase shares that were not included in the computation of diluted net loss per common share because their effect was antidilutive.

(h)	Recent Accounting Pronouncements

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 161”), to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to fiscal years and interim periods beginning after November 15, 2008.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s condensed consolidated results of operations, financial position, or cash flows.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
(unaudited)

(3)	Property and Equipment

Property and equipment consisted of the following:

	July 13, 2008 (unaudited)	December 30, 2007
Leasehold improvements	$327,285	$327,285
Furniture, fixtures and equipment	140,049	140,049
Vehicles	10,000	10,000
Repossessed restaurant assets (a)	172,210	-
	649,544	477,334
Less accumulated depreciation and amortization	(461,917)	(459,371)
	$187,627	$17,963

Depreciation expense was $2,546 and $39,392 for the twenty-eight weeks ended July 13, 2008 and July 15, 2007, respectively.

(a) Sale and repossession of Roseville restaurant

On August 31, 2007, the Company’s Steve’s Pizza restaurant located in Roseville, California was sold to a franchisee for $197,210. As a result of the sale, the Company recorded a loss of $429,978 in 2007. The purchase price was made up of $25,000 cash and a promissory note in the amount of $172,210, at 8%, secured by all assets sold, and due August 31, 2010. In 2008, the buyer did not make all monthly payments due and abandoned the property on July 29, 2008. As of July 13, 2008, the Company determined the loan was in default and determined the fair value of the fixed assets that secured the note receivable was sufficient to recover the carrying value of the note receivable. Accordingly, as of July 13, 2008, the Company recorded $172,210 of property and cancelled the note receivable, with no gain or loss being recognized. The Company repossessed the Roseville restaurant and the fixtures and improvements securing the note in July 2008 and has reported them as repossessed assets above pending the resale and reopening of the restaurant later in the year. The assets may be sold or leased to a new franchisee.

(4)	Intangible assets

Intangible assets consist of the following:

	July 13, 2008 (unaudited)	December 30, 2007
Intangible Assets (Reporting Unit)
Goodwill - Palo Alto Fuego, Inc. (Playa Grill & Margarita Bar)	$299,390	$299,390
Trade Mark - Steve's Pizza	47,500	47,500
Accum. Amortization: Trade Mark - Steve's Pizza	(8,039)	(6,333)
Trade Mark - New York NY Fresh Deli	295,351	295,351
Accum. Amortization: Trade Mark - New York NY Fresh Deli	(78,325)	(60,543)
	$555,877	$575,365

In accordance with SFAS 142, intangible assets are tested at least annually for impairment and the Company performs impairment analysis pursuant to the steps and requirements under SFAS 142.

In addition to an impairment analysis of other intangible assets, the Company tests goodwill for impairment at least annually by using a two-step process. In the first step, the fair value of the reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

Based upon managements assessments, no impairment loss was recorded in the twenty-eight week periods ended July 13, 2008 or July 15, 2007.

Amortization expense was $19,979 and $21,840 for the twenty-eight week periods ended July 13, 2008 and July 15, 2007, respectively. Amortization expense is estimated to be as follows for the years ended July:

2009	$27,596
2010	27,596
2011	27,596
2012	27,596
2013	27,596
Thereafter	118,507

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
(unaudited)

(5)	Notes payable

Notes payable consist of the following:

		Maturity dates	July 13, 2008 (unaudited)	December 30, 2007
(a)	Convertible debenture	September 30, 2008	$1,750,000	$1,750,000

(b)	Senior Secured Notes	September 15, 2008	2,128,000	1,900,000

(c)	12% Unsecured Promissory Bridge Notes	October 15, 2008	825,000	750,000
	Discount on 12% Unsecured Promissory Bridge Notes	-	(4,890)	(395,355)

(d)	Note payable acquisition of assets	November 9, 2008	30,000	30,000

(e)	15% Unsecured Note payable	December 31, 2008	150,000	0
			$4,878,110	$4,034,645

(a)	Convertible debenture

On June 30, 2004, the Company issued a $1,750,000 convertible debenture. The convertible debenture is unsecured, bears interest at 8% per annum, is due September 30, 2008, and is convertible into the Company’s common stock at the lesser of $1 per share or a 20% discount to the average closing price of the Company’s common stock for the five business days prior to conversion.

The convertible debenture was initially allocated a discount of $1,750,000 related to an embedded conversion feature which has been reflected as a derivative liability (see Note 7). Amortization of $937,722 was recorded in the twenty-eight week period ended July15, 2007. The discount was fully amortized as of July 15, 2007 and no amortization is recorded in the twenty-eight week period ended July 13, 2008.

(b)	Senior Secured notes

On March 27, 2007, the Company issued $1,500,000 of Senior Secured Notes with attached warrants which are being accounted for as a derivative liability (see Note 7). On October 1, 2007, the principal balance of the Senior Secured Notes was increased $400,000 to $1,900,000. The Senior Secured Notes bear interest at 12% per annum payable monthly, and are secured by substantially all the assets of the Company. On March 1, 2008, the maturity date of the Senior Secured Notes was extended to July 31, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased $228,000 to $2,128,000. The $228,000 of new principal is included in interest expense for the twenty-eight week period ended July 13, 2008 in the accompanying condensed consolidated financial statements (See Note 11).

(c)	12% Unsecured Promissory Bridge Notes

In August and October 2007, the Company issued $750,000 of 12% Unsecured Promissory Bridge Notes. The notes bear interest at 12% per annum, are due October 15, 2008, and are unsecured. The 12% Unsecured Promissory Bridge Notes included attached warrants which are being accounted for as a derivative liability (see Note 7). The proceeds received from the $750,000 12% Unsecured Promissory Bridge Notes was allocated to the fair value of the detachable warrants resulting in the 12% Unsecured Promissory Bridge Notes being recorded with a discount of $677,500. At July 13, 2008 and December 30, 2007, the unamortized discount related to the notes was $4,890 and $395,355, respectively, and is deducted from the $750,000 of the note outstanding on the accompanying consolidated financial statements. Amortization of the note discount was $390,465 and $0 for the twenty-eight week periods ended July 13, 2008 and July 15, 2007, respectively, and is included in interest expense in the accompanying condensed consolidated financial statements. On July 11, 2008, the maturity date of the $750,000 12% Unsecured Promissory Bridge Notes was extended to October 15, 2008. In consideration for the extension, the principal amount of the 12% Unsecured Promissory Bridge Notes was increased $75,000 to $825,000. The $75,000 increase in principal was recorded as interest expense in the accompanying condensed consolidated financial statements.

(d)	Note payable for acquisition of assets

On March 14, 2006, the Company entered into a promissory note in connection with the acquisition of substantially all of the assets used in the operation of New York NY Fresh Deli restaurants. The note originally bore interest at 8%, is unsecured, and matures November 9, 2008. In October 2007, an agreement was made to change the note to a non-interest bearing instrument. At July 13, 2008 and December 30, 2007, $30,000 of the note was outstanding.

(e)	15% Unsecured Note payable

On July 8, 2008 the Company issued an unsecured $150,000 promissory note. The note bears interest at 15% per annum, and is due December 31, 2008.

(6)	Notes Payable-related party

In April 2007, the Company issued a 12% Promissory Note for $100,000 to the Company’s chairman and CEO. The 12% Promissory Note is secured by substantially all the assets of the Company, bears interest at 12% per annum, payable monthly, and was due September 30, 2007. In September 2007, the due date was extended to March 31, 2008, on March 1, 2008, the due date was further extended to July 31, 2008, and on July 31, 2008, the due date was further extended to September 15, 2008. At July 13, 2008 and December 30, 2007, $100,000 of the note was outstanding.

On June 23, 2008 the Company issued an unsecured $25,000 promissory note to the Company’s chairman and CEO with interest at 10% per annum, and was due July 21, 2008. The note was paid in full on July 16, 2008.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
(unaudited)

(7)	Derivative Financial Instruments

Derivative financial instruments consist of (i) the embedded conversion feature bifurcated from the June 2004 $1,750,000 convertible debenture, and (ii) warrants issued in connection with the June 2003 merger, and warrants issued in 2007 in connection with the extension of the 2004 Note and debt financings that took place in March through September, 2007. These derivative financial instruments are indexed to an aggregate of 1,997,432 and 1,722,432 shares of common stock at July 13, 2008 and July 15, 2007, respectively, and are carried at fair value.
We use the Flexible Monte Carlo pricing model to value the embedded conversion feature components of the bifurcated embedded derivative instrument and the Black Scholes Option Model for the warrants that are recorded as derivative liabilities. The embedded conversion features in the convertible notes is subject to the requirements of EITF 00-19 and SFAS 133. The Company is required by EITF 00-19 and SFAS 133 to bifurcate the embedded conversion features, and account for it as a derivative instrument liability. This derivative instrument liability was initially recorded at its fair value and is then adjusted to fair value at the end of each subsequent reporting period, with any changes in the fair value recognized as income or expense in the period of change. The most significant component of this compound derivative instrument is the embedded conversion feature, which is revalued using the Flexible Monte Carlo pricing model.

The fair value for warrants issued in June 2003 was determined using the Black-Scholes option pricing model. Significant assumptions used in the determination of fair value of the warrants were: volatility of 63%, a dividend rate of zero and a risk free interest rate of 3.16%.

In valuing the 2007 warrants issued in connection with the extension of the convertible debenture and 2007 note financings, we used the market price of our common stock on the date of valuation, an expected dividend yield of zero, a volatility of 83.84%, a risk free interest rate of between 2.19% and 2.95% and the term of the warrants based upon their stated life as the estimated term.

Because of the limited trading history of our common stock, the expected volatility of our common stock over the remaining life of the warrants has been estimated at 63% and 83.84% from a review of the volatility of entities considered by management as comparable.

At July 13, 2008 and December 30, 2007, the following derivative liabilities and their fair values related to common stock warrants and embedded derivative instruments were outstanding:

	Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Fair Value At Issue Date	Fair Value At July 13, 2008 (Unaudited)	Fair Value At December 30, 2007
a.	6/19/03	6/19/08	26,714 warrants	$96.00	$1,805,644	$-	$-
b.	2/12/07	12/31/09	61,594 Bridge note warrants	6.90	506,034	52,000	144,347
c.	2/12/07	12/31/11	16,667 EKN warrants	6.90	67,558	28,236	70,424
d.	3/23/07	12/31/12	1,417,457 Secured Note warrants	0.0001	3,475,969	5,315,341	8,917,437
e.	8/10/07	7/15/07	25,000 J&L warrants	3.00	6,775	62,273	108,637
f.	8/10/07	7/15/08	250,000 Unsecured note warrants	3.00	667,750	622,726	1,086,370
g.	3/12/07	12/31/09	200,000 2004 Note warrants	0.61	30,520	23,240	57,500

	Fair value of freestanding derivative instrument liabilities for warrants					6,103,816	10,384,715

	Fair value of embedded derivative instrument
	6/20/04	6/20/09	1,750,000 CED	6.05	6,930,000	595,000	1,271,053

	Total derivative financial instrument liabilities					$6,698,816	$11,655,768

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
 (unaudited)
The fair value of the derivative liabilities are redetermined at each reporting period and any change in fair value is an increase or decrease in the derivative liability with a corresponding charge to change in fair value of derivative. During the twenty-eight week periods ended July 13, 2008 and July 15, 2007, derivative income (loss) of $4,956,952 and $(2,302,468), respectively, was reflected in the accompanying Statement of Operations relating to the change in fair value of these derivatives.

(8)	Stockholders’ Equity

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of October 7, 2007, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, if issued, be fully paid and assessable.
During the twenty-eight weeks ended July 13, 2008, the Company sold 117,880 shares of common stock for $186,199.

Warrants granted and issued by the Company consist of:

	Number	Weighted Average Price
Balance outstanding, December 31, 2007	1,997,432	$2.03
Warrants granted	-	-
Warrants exercised	-	-
Warrants cancelled	-	-

Balance outstanding, July 13, 2008 (Unaudited)	1,997,432	$2.03

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Condensed Consolidated Financial Statements
Twenty-Eight Week Periods Ended
July 13, 2008 and July 15, 2007
 (unaudited)

(9)	Related party transactions

The Company’s CEO and a director are founding stockholders of Restaurant Acquisition Partners, Inc. (RAP) a special purpose acquisition company. Beginning December 14, 2006, RAP agreed to pay the Company an administrative fee of $7,500 per month for general and administrative services. For the twenty-eight week periods ended July 13, 2008 and July 15, 2007, RAP paid the Company $52,500 and $52,500, respectively, which is included in other income on the accompanying condensed consolidated statements of operations.

(10)	Commitments and Contingencies

Leases

The Company leases its office and certain restaurant locations under operating lease agreements. Rent expense totaled $141,703 and $146,154 for the twenty-eight week period ended July 13, 2008 and the twenty-eight week period ended July 15, 2007, respectively.

The following is a schedule of the present value of the net minimum lease payments due under capital leases together with future minimum lease payments due under noncancellable operating leases as of July 13, 2008:

Period Ending July:	Capital leases	Operating Leases
2009	$76,272	$279,073
2010	76,272	280,779
2011	67,769	154,062
2012	-	117,069
2013	-	123,863
Thereafter	-	430,076
Total minimum lease payments	220,313	$1,384,922
Less amount representing interest	(48,903)
	171,410
Less current maturities of capital lease obligations	(52,633)
Present value of long term capital lease obligations	$118,777

Hamlet acquisition

On May 16, 2008, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Hamlet Group Inc., a Maryland corporation (“Hamlet”), for an amount currently estimated to be approximately $ 10,000,000, subject to adjustment. The actual purchase price may be higher or lower, depending upon Hamlet’s actual financial results through August 10, 2008. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141 “Business Combinations”. The assets acquired and liabilities assumed will be recorded at their fair values at the date of acquisition.

Hamlet owns and operates the Hamlet chain of fusion-American upscale casual restaurants. Hamlet’s core operations consist of six locations including three restaurants in the greater Los Angeles area and three in the greater Washington D.C. area. Hamlet also offers and sells franchises to establish and operate Hamlet restaurants featuring a specialized menu and full-service bar, which operate in the upscale casual segment of the restaurant industry. The Hamlet acquisition provides us with entry into the upscale casual segment of the restaurant industry in the greater Los Angeles area and the greater Washington D.C. area   and a platform for further expansion in those markets as well as other demographics.

Our proposed acquisition of Hamlet is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the acquisition agreement will terminate under certain circumstances if the closing has not occurred on or before October 14, 2008, unless such date is extended by the written consent of the Company and Hamlet, provided, however, that in the event that this registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission by August 15, 2008, the date of such termination of the acquisition agreement will be August 26, 2008. We have paid $50,000 to Hamlet’s auditors to complete the audit of Hamlet’s 2006 and 2007 year-end financial statements and provide audit related services. If the acquisition agreement terminates due to our failure to complete this offering or obtain alternative financing (except under certain circumstances), or if Hamlet elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, we will not be reimbursed for our $50,000 payment. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to purchase Hamlet.

(11)	Subsequent events
On July 31, 2008, the maturity date of the $2,128,000 Senior Secured Notes (See Note 5) was extended to the earlier of the closing of this offering and September 15, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $2,179,616.

Pacific Restaurant Holdings, Inc. and Subsidiaries
(formerly Passport Restaurants, Inc.)

Financial Statements

For the fifty-two week period ended December 30, 2007 and
the fifty-three week period ended December 31, 2006

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.) and subsidiaries
Oceanside, California

We have audited the accompanying consolidated balance sheet of Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.) and subsidiaries as of December 30, 2007 and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the fifty-two week period ended December 30, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.) at December 30, 2007 and the results of their operations and their cash flows for the fifty-two week period ended December 30, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.) and subsidiaries will continue as a going concern. The Company has experienced recurring losses and has a stockholders’ deficiency at December 30, 2007. These conditions raise substantial doubt regarding the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Los Angeles, California
June 10, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Passport Restaurants, Inc.

We have audited the consolidated balance sheets of Passport Restaurants, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Passport Restaurants, Inc. at December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ TSCHOPP, WHITCOMB & ORR, R A.

March 29, 2007, except for note 5, as to which the date is November 16, 2007
Maitland, Florida

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Consolidated Balance Sheets
December 30, 2007 and December 31, 2006

	December 30, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$105,051	$123,496
Accounts Receivable	29,847	26,023
Inventories	14,799	17,959
Prepaid expenses	80,803	21,702

Total Current Assets	230,500	189,180

Property and equipment, net	17,963	236,439
Other Assets	63,546	88,936
Note Receivable	187,210	-
Deferred Offering Costs	230,356	76,170
Intangible Assets	575,365	1,825,661

Total Assets	$1,304,940	$2,416,386

Liabilities and Stockholders' Equity (Deficiency)

Current Liabilities:
Accounts Payable	$229,037	$202,760
Accrued Expenses	407,611	95,911
Notes Payable	4,034,645	812,278
Note payable to Related Party	100,000	300,000
Capital Leases	48,647	-
Fair Value of Derivative Liabilities	11,655,768	665,110
Deferred Revenue, Net	54,000	64,750

Total Current Liabilities	16,529,708	2,140,809

Capital Leases, net of current portion	138,573	-
Notes Payable, net of current portion	-	56,554

Total Liabilities	16,668,281	2,197,363

Commitments and Contingencies

Stockholders' Equity (Deficiency):
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, $.001 par value; 50,000,000 shares authorized, 1,022,220 and 990,987 shares issued and outstanding, respectively	15,335	14,866
Additional paid-in capital	6,562,170	6,375,239
Accumulated earnings (deficit)	(21,940,846)	(6,171,082)

Total stockholders' equity (deficiency)	(15,363,341)	219,023

Total liabilities and stockholders' equity (deficiency)	$1,304,940	$2,416,386

See Notes to Consolidated Financial Statements

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Consolidated Statements of Operations
For the Fifty-two-week Period Ended December 30, 2007
and the Fifty-three-week Period Ended December 31, 2006

	For The 52 Weeks	For The 53 Weeks
	Period Ended	Period Ended
	December 30, 2007	December 31, 2006

Revenue:
Restaurant sales	$1,359,060	$1,242,716
Franchise royalties	246,773	335,714
Franchise development fees	212,500	42,500
Other revenue	91,881	98,415

Total revenues	1,910,214	1,719,345

Costs and expenses:
Cost of restaurant sales	439,685	367,116
Restaurant operating expenses	1,024,582	830,413
Franchise Operating Expenses	226,655	194,567
General and administrative	1,269,390	1,662,032
Goodwill and intangible impairment	1,214,107	-
Depreciation and amortization	107,839	94,210
Loss on asset sale	429,978	-

Total cost and expenses	4,712,236	3,148,338

Loss from operations	(2,802,022)	(1,428,993)

Non-operating income (expenses)

Interest income	6,931	5,688
Interest expense and loan fees	(4,745,367)	(711,345)
Change in fair value of derivative liability	(8,229,306)	335,393

Total non-operating income (expenses)	(12,967,742)	(370,264)

Net loss	$(15,769,764)	$(1,799,257)

Weighted average common shares outstanding - basic and diluted	994,265	984,147

Basic and diluted loss per common share	$(15.86)	$(1.83)

See Notes to consolidated financial statements

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Consolidated Statements of Stockholders' Equity (Deficiency)
For the fifty-three weeks ended December 31, 2006
and fifty-two weeks ended December 30, 2007

			Additional		Total Stockholders'
	Common Stock		Paid-In	Accumulated	Equity
	Shares	Amounts	Capital	Deficit	(Deficiency)

Balance - December 26, 2005	968,747	$14,531	$6,116,086	$(4,371,825)	$1,758,792

Common stock issued for services	10,667	160	79,840	-	80,000

Common stock issued for business acquisition	10,000	150	149,850	-	150,000

Common stock issued for conversion of debt	1,573	25	29,463	-	29,488

Net loss	-	-	-	(1,799,257)	(1,799,257)

Balance - December 31, 2006	990,987	14,866	6,375,239	(6,171,082)	219,023

Common stock issued for services	31,233	469	186,931	-	187,400

Net loss	-	-	-	(15,769,764)	(15,769,764)

Balance - December 30, 2007	1,022,220	$15,335	$6,562,170	$(21,940,846)	$(15,363,341)

See Notes to Consolidated Financial Statements

PACIFIC RESTAURANT HOLDINGS, INC. (formerly Passport Restaurants, Inc.)
Consolidated Statements of Cash Flows
For the Fifty-two Week Period Ended December 30, 2007 and the Fifty-three Week Period Ended December 31, 2006

	For The 52 Weeks	For The 53 Weeks
	Period Ended	Period Ended
	December 30, 2007	December 31, 2006

Cash flows from operating activities:
Net loss	$(15,769,764)	$(1,799,257)
Adjustments to reconcile net loss to net cash used in operating activities including discontinued operation:
Fair value of common stock issued for services	187,400	80,000
Depreciation and amortization	107,839	94,209
Loss on asset sale	429,978	-
Change in fair value of derivative liability	8,229,306	(335,393)
Amortization of loan discount	3,258,707	637,278
Increase in loan principal recorded as interest expense	400,000	-
Goodwill and intangible impairment	1,214,107	-
Change in assets and liabilities, net of assets acquired:
Accounts receivable	(3,824)	5,472
Inventory	3,160	(1,676)
Prepaid expenses	(15,326)	(2,979)
Other assets	8,400	(51,007)
Deferred revenue, net	(10,750)	22,500
Accounts payable and accrued expenses	337,977	12,888
Net cash used in operating activities	(1,622,790)	(1,337,965)

Cash flows from investing activities:
Cash paid for acquisitions	-	(250,000)
Cash from acquisition	-	26,392
Cash from asset sale	25,000	-
Purchases of property and equipment	(235,818)	(234,934)
(Advance) repayment of note receivable	(15,000)	163,600
Net cash used in investing activities	(225,818)	(294,942)

Cash flows from financing activities:
Repayment of capital leases	(39,092)	-
Proceeds from senior secured notes	1,500,000	-
Proceeds from bridge notes	425,000	-
Repayment of bridge notes	(425,000)	-
Repayment of related party note	(200,000)	-
Proceeds from unsecured notes	750,000	-
Proceeds from note payable	-	356,554
Repayment of note payable	(26,559)	-
Deferred Offering Costs	(154,186)	(76,170)

Net cash provided by financing activities	1,830,163	280,384

Net decrease in cash	(18,445)	(1,352,523)

Cash and cash equivalents - beginning of period	123,496	1,476,019

Cash and cash equivalents - end of period	$105,051	$123,496

Supplemental disclosure of cash flow information:
Cash paid for:
Interest and loan fees	$721,849	$140,000
Income taxes	$-	$-

Supplemental disclosure of non-cash financing activities:
Common stock issued for acquisition	$-	$150,000
Common stock issued to satisfy debt	$-	$29,488
Equipment purchased through capital leases	$226,313	$-

See Notes to Consolidated Financial Statements

PASSPORT RESTAURANTS, INC.
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

(1)	Organization

Passport - A Taste of Europe, Inc. (Passport) was formed in May 2002 for the purpose of operating quick, casual restaurants. Passport Restaurants, Inc. (Formerly Leopard Holdings, Inc. - “LHI”, the “Company”) was a Texas corporation incorporated in 2000. On June 19, 2003, LHI exchanged 8,010,938 shares of its common stock for all of the assets and liabilities of Passport. The transaction was accounted for as a reverse merger (recapitalization) with Passport deemed to be the accounting acquirer and LHI deemed to be the legal acquirer. Subsequent to this date LHI changed its name to Passport Restaurants, Inc. On April __, the Company changed its name to Pacific Restaurant Holdings, Inc. The Company operates and franchises various restaurant concepts located in the United States.

In December, 2004, the Company completed the acquisition of the outstanding capital stock of Palo Alto Fuego, Inc. (“PAF”) headquartered in Stanford, California. PAF operates the Playa Grill and Margarita Bar restaurant in Palo Alto, California

In June 2005, the Company agreed to acquire 100% of Pacific Ocean Restaurants, Inc. (“POR”) in exchange for 800,000 shares of its common stock, valued at $1.25 for total consideration of $1,000,000. The acquisition of POP resulted in goodwill of $1,014,107 being recorded at the date of acquisition. As of December 30, 2007, 20,104 shares of common stock had not been issued and the related liability of $25,130 is included in accrued expenses in the accompanying consolidated balance sheet. POR specializes in consulting to restaurant companies.

In December 2005, the Company acquired 100% of Steve’s Pizza Franchise Corporation (“SPFC”) for total consideration of $47,500. The acquisition of SPFC resulted in intangible assets of $47,500 being recorded at the date of acquisition primarily related to its trade mark. SPFC franchises quick-casual “hometown” pizza restaurants under the trade name “Steve’s Pizza.”

In March 2006, the Company acquired 100% of New York NY Franchising, Inc. (“NYNY”) in exchange for $250,000 in cash, $75,000 in promissory note, 150,000 shares of the Company’s common stock valued at $1.00 per share for a total of $150,000, and other consideration of $25,000, for total consideration of $500,000. The acquisition of NYNY resulted in intangible assets of $495,350 being recorded at the date of acquisition primarily related to trade marks. NYNY franchises upscale, quick-casual deli-style restaurants under the trade name “New York NY Fresh Deli.”

(2)	Summary of Significant Accounting Policies

(a)	Going Concern and Basis of Presentation

Going concern

At December 30, 2007, the Company had an accumulated deficit of $21,940,846 and during the fifty-two week period ended December 30, 2007, the Company incurred a net loss $15,769,764 of  and used cash in operating activities of $1,662,790.

These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan. The Company is also involved in a pending registration of its shares, whereby additional financing may be realized to facilitate additional growth of the Company. The Company may require additional funds for other purposes, and may seek to raise such additional funds through public and private equity financings or from other sources. However, there is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive.

Basis of presentation

The consolidated financial statements include the accounts of Passport Restaurants, Inc. and its wholly-owned subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

The Company has a 52/53 week fiscal year ending on the Sunday nearest December 31. All share and per share amounts on the accompanying consolidated financial statements have been adjusted to reflect a proposed 1 for 15 reverse stock split that will occur contemporaneously as the Company completes a pending registration of its shares.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

(b)	Revenue Recognition

The principal sources of revenue are derived from restaurant sales, and fees from restaurants operated by franchisees. In connection with franchising activities, the Company receives initial franchise fees and continuing royalties.

Restaurant sales are recognized when earned, usually at the time customers pay. The Company presents sales net of sales tax and other sales-related taxes.

Initial franchise fees are recognized as income when the franchised restaurant commences operation, at which time the Company has fulfilled its obligations relating to such fees, which include assistance with site selection, planning and construction of the restaurant, delivery of operating system manuals and initial management training. The Company records franchise development fees collected less sales commissions paid as “Deferred Revenue (net)” on the balance sheet until our material commitments and obligations associated with the fees are fulfilled or the franchise agreement expires for failure on the part of the franchisee to secure a signed lease for a location.

Franchise royalties ranging from 0% to 6% of franchised restaurant sales as specified in franchise agreements are recognized as income in the period earned.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

(d)	Inventories

Inventories, which consist of food products, paper goods and supplies and small wares are valued at the lower of cost or market, determined under the first-in, first-out method.

(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives or the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

Asset type	Useful Life
Leasehold improvements	5 -10
Furniture, fixtures and equipment, and vehicles	5-7

Leasehold improvements are amortized over the shorter of the term of the related lease or their estimated useful lives. Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while improvements are capitalized.

The Company evaluates property and equipment held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. An impairment is determined by comparing estimated undiscounted future operating cash flows for a restaurant to the carrying amount of its assets. If an impairment exists, the amount of impairment is measured as the excess of the carrying amount over the estimated discounted future operating cash flows of the asset and the expected proceeds upon sale of the asset. Based on managements assessments there were no indictors of impairment of property and equipment at December 30, 2007 or December 31, 2006.

(f)	Intangible Assets

Intangible assets include both goodwill and identifiable intangibles arising from the allocation of the purchase prices of assets acquired. Goodwill represents the residual purchase price after allocation to all other identifiable net assets acquired. Other intangibles consist mainly of intellectual property.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

Goodwill is not subject to amortization but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires a two-step process for testing impairment of goodwill. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists.

If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value. Intangible assets with lives restricted by contractual, legal, or other means are amortized over their useful lives and consist primarily of intellectual property. Amortization expense is calculated using the straight-line method over their estimated useful lives.

Based upon management’s assessment during 2007, the Company determined that $1,214,107 of goodwill and intangible assets were impaired resulting in a charge to the statement of operations for the fifty-two week period ending December 30, 2007.

(g)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(h)	Advertising Costs

The costs of advertising, promotion and marketing programs are charged to restaurant operating expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $56,500 and $56,000 for the fifty-two- weeks ended December 30, 2007 and the fifty-three- weeks ended December 31, 2006, respectively.
(i)	Pre-Opening Costs

All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed when incurred.

(j)	Sales Tax

Sales taxes collected from customers are excluded from revenues. The obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities.
(k)	Reporting Segments

As of December 30, 2007, we own and operate one Playa Grill and Margarita Bar restaurant, and franchise seven Steve’s Pizza and 13 New York NY Fresh Deli restaurants in North America, which management considers and evaluates as one operating segment. The restaurants operate solely in the U.S. within the casual dining industry, providing similar products to similar customers. Revenues from external customers are derived principally from food and beverage sales. We do not rely on any major customers as a source of revenue, as such, we believe we meet the criteria for aggregating our operating segments into a single reporting segment. We derive our revenue from the operations of our company restaurant and from the royalties generated by the operations of our franchisee’s restaurants.
(l)	Deferred Offering Costs

Deferred Offering Costs represent the expenses incurred (including legal and other fees) associated with ongoing financings. These costs are charged to capital at the conclusion of the financing or expensed if the financing does not occur.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

(m)	Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

(n)	Accounting for Derivative Instruments

Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. In September 2000, the Emerging Issues Task Force (“EITF”) issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. These derivatives, including embedded derivatives in the convertible debenture issued in 2004 and warrants issued with various financings in 2007, are separately valued and accounted for on our balance sheet, and revalued at each reporting period. The net change in the value of embedded derivative liability is recorded as change in fair value of derivative liability in the consolidated statement of operations, included in other income.

(o)	Basic and diluted net income (loss) per share

Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted earnings per share reflects the potential dilution that could occur if options or other securities or contracts entitling the holder to acquire shares of common stock were exercised or converted, resulting in the issuance of additional shares of common stock that would then share in earnings. However, diluted loss per share does not consider such dilution as its effect would be anti-dilutive.

Convertible Notes and warrants indexed to 3,314,046 shares and 610,048 shares of common stock at December 30, 2007 and December 31, 2006 respectively, were not included in the December 30, 2007 and December 31, 2006 computations of diluted loss per share, because inclusion of such securities would have an anti dilutive effect on loss per share.

(p)	Stock Compensation Costs

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R effective February 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF No. 00-18: “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

(q)	Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payables, and accrued expenses approximate fair values due to the short-term nature of the instruments. The carrying value of the Company's notes payables, notes payable to related party, and capital leases approximates fair value based on the effective interest rates compared to current market rates.

(r)	Comprehensive loss

For the fifty-two and fifty-three week periods ended December 30, 2007 and December 31, 2006, the Company had no items that represent other comprehensive income or loss.

(s)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 161”), to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to fiscal years and interim periods beginning after November 15, 2008.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

(3)	Prepaid Expenses

Prepaid expenses consisted of the following:

	December 30, 2007	December 31, 2006
Prepaid Insurance	$11,937	$7,325
Prepaid Loan Fees, net of accumulated amortization of $24,000	43,775	-
Prepaid Rent	12,929	8,092
Other Prepaid Expenses	12,162	6,285
Total	$80,803	$21,702

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

(4)	Property and Equipment

Property and equipment consisted of the following:

	December 30, 2007	December 31, 2006
Leasehold improvements	$327,285	$327,285
Furniture, fixtures and equipment	140,049	140,387
Construction in process	-	189,355
Vehicles	10,000	10,000
	477,334	667,027
Less accumulated depreciation and amortization	(459,371)	(430,588)
	$17,963	$236,439

Depreciation expense was $54,660 and $62,883 for the fifty-two and fifty-three week periods ended December 30, 2007 and December 31, 2006, respectively.

Loss on sale of property and equipment

On August 31, 2007, the Company’s Steve’s Pizza restaurant located in Roseville, California was sold to a franchisee for a purchase price of $197,210. The purchase price was made up of $25,000 cash paid at closing and a promissory note in the amount of $172,210, at 8%, interest payable only during through September 1, 2008. Commencing October 1, 2008, payments of $7,800 per month representing interest and principal amortization over 24 months will be due through August 31, 2008. The note is secured by all assets sold, and is due August 31, 2010. In addition, the buyer entered into a franchise agreement expiring in August 2017 for an initial franchise fee of $30,000 and royalties of 4%. Certain of the restaurant equipment included in the sale was leased under a capital lease. The capital lease was not transferred to the seller and the Company remains the lessee for the lease obligation (see Note 10). As a result of the sale, the Company recorded a loss of $429,978.

(5)	Intangible assets

Intangible assets consist of the following:

	December 30, 2007	December 31, 2006
Intangible Assets (Reporting Unit)
Goodwill – Palo Alto Fuego, Inc. (Playa Grill & Margarita Bar)	$299,390	$299,390
Goodwill - Pacific Ocean Restaurants, Inc.	-	1,014,107
Trade Mark - Steve's Pizza	47,500	47,500
Accum. Amortization: Trade Mark - Steve's Pizza	(6,333)	(3,169)
Trade Mark - New York NY Fresh Deli	295,351	495,351
Accum. Amortization: Trade Mark - New York NY Fresh Deli	(60,543)	(27,518)

	$575,365	$1,825,661

In accordance with SFAS 142, intangible assets are tested at least annually for impairment and the Company performs impairment analyses pursuant to the steps and requirements under SFAS 142. In 2007, management determined a $200,000 impairment existed on the trade mark recorded for NYNY based, in part, to a change in the senior management of NYNY and a decrease in estimated future store openings and accordingly, recorded an impairment loss of $200,000 in 2007. In 2006, there were no impairment losses recorded.

In addition to an impairment analysis of other intangible assets, the Company tests goodwill for impairment at least annually by using a two-step process. In the first step, the fair value of the reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. At December 31, 2006, it was determined no impairment to goodwill existed because Pacific Ocean Restaurants was acquired to engage in the business of providing management consulting services and was under two such contracts during 2006 and had every expectation this line of business would continue to grow. In 2007, management of the Company decided its current resources should be fully dedicated to the expansion and growth of its brands through Company operations and franchising, and would not have the resources to actively pursue consulting contracts. Accordingly, the Company recorded an impairment loss of $1,014,107 related to the goodwill recorded for Pacific Ocean Restaurants in 2007.

The total impairment loss for 2007 is $1,214,107 and is included in the consolidated statements of operations.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

Amortization of intangible assets was $53,180 and $31,326 for the fifty-two and fifty-three week periods ended December 30, 2007 and December 31, 2006, respectively. Amortization expense is estimated as follows for the 52/53 week period ended December:

2008	$27,596
2009	27,596
2010	27,596
2011	27,596
2012	27,596
Thereafter	137,995

(6)	Notes payable

Notes payable consist of the following:

		Maturity dates	December 30, 2007	December 31, 2006
(a)	Convertible debenture	September 30, 2008	$1,750,000	$1,750,000
	Discount on convertible debenture	-	-	(937,722)

(b)	Senior Secured Notes	September 15, 2008	1,900,000	-

(c)	12% Unsecured Promissory Bridge Notes	July 15, 2008	750,000	-
	Discount on 12% Unsecured Promissory Bridge Notes	-	(395,355)	-

(d)	Note payable for acquisition of assets	June 30, 2008	30,000	56,554

	Total		4,034,645	868,832
	Less current maturities		(4,034,645)	(812,278)
	Long term portion		$-	$56,554

(a)	Convertible Debenture

On June 30, 2004, the Company received $1,750,000 from issuing a convertible debenture. The convertible debenture originally bore interest at 4% and is convertible into the Company’s common stock at the lesser of $1 per share or a 20% discount to the average closing price of the Company’s common stock for the five business days prior to conversion. Interest is payable annually in December, the note was due in full in June 2007 and was unsecured. The Company determined that the embedded conversion feature was required to be bifurcated from the convertible debenture and is accounted for as a derivative liability (see Note 8).

On March 12, 2007, the convertible debenture was amended to: (1) extend the maturity to December 31, 2007 at which date the note was to be payable in full, and (2) increase the rate of interest to 8% per annum payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, the Company issued the holder warrants to purchase 200,000 shares of common stock of the Company at a price equal to fifty percent of the public offering price of the shares of common stock of the Company in the Qualified Offering, as defined. If such Qualified Offering does not take place by December 31, 2007, the warrants become exercisable at the lower of $1.00 or the average closing price of the Company’s share during the twenty trading days immediately prior to December 31, 2007. The 200,000 warrants issued in connection with the March 2007 amendment have been valued using a Black Scholes option pricing model to compute the fair value of the warrants. The resulting fair value is recorded as a derivative liability at the date of issue with a corresponding charge to deferred cost of the debt that is being amortized over the remaining life of the debt. The initial fair value so determined was approximately $30,000 (see Note 8).

On July 10, 2007, the convertible debenture was amended to defer the interest payment due on June 30, 2007 to the earliest of (i) December 31, 2007, (ii) obtaining a minimum of $500,000 (gross) of third party financing, (iii) the completion of a public offering of the common stock of the Company, or (iv) the conversion of the convertible debentures into common stock of the Company. In consideration of the foregoing, a further payment of $15,000 is due when the convertible debenture is paid.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

On September 21, 2007, the convertible debenture was amended to (i) suspend the conversion rights during the offering period of securities by the Company contemplated by the SB-2 initially filed by the Company on September 25, 2007 and (ii) extend the maturity to April 30, 2008. As of December 30, 2007, accrued interest of $140,000 is included in accrued expenses in the accompanying consolidated balance sheet. On April 29, 2008, the due date of the convertible debenture was further extended to August 15, 2008.

(b)	Senior Secured Notes Payable

On March 27, 2007, the Company issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes were due in full on the earlier of September 30, 2007, or the closing of a Qualified Offering, as defined and is secured by substantially all the assets of the Company. The purchaser of the Senior Secured Notes was issued warrants exercisable at $0.0001 per share to purchase common stock equal to fifteen percent (15%) of the common stock of the Company on a fully diluted basis after taking into consideration the shares to be issued in the Qualified Offering (see Note 8). The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, the Company paid to the purchaser closing, legal and other fees totaling $92,500. On October 1, 2007, the maturity date was extended to March 31, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $1,900,000. The additional principal of $400,000 was recorded as interest expense in the accompanying consolidated financial statements for 2007. As of December 30, 2007, $1,900,000 of the notes are outstanding. On February 29, 2008, the Company issued $228,000 of additional notes to the holder of the Senior Secured Notes in consideration for extending the due dates of the Senior Secured Notes to July 31, 2008. On August 1, 2008, the Company issued $51,616.05 of additional notes to the holder of the Senior Secured Notes in consideration for extending the due dates of the Senior Secured Notes to September 15, 2008.

(c)	12% Unsecured Promissory Bridge Notes

In August and October 2007, the Company issued $750,000 of 12% Unsecured Promissory Bridge Notes originally due July 15, 2008 and are unsecured. The 12% Unsecured Promissory Bridge Notes included an attached warrant to purchase the number of shares of the Company’s common stock that is equal to the quotient of (A) the principal amount of the Noted divided by (B) the Applicable Exercise Price and will have an exercise price equal to the Applicable Exercise Price (see Note 8). If the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $8.0 million (a “Qualified Offering”) prior to July 15, 2008, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering. If the Qualified Offering is not completed prior to July 15, 2008, then the Applicable Exercise Price will equal 50% of the average closing price of the Company’s common stock during the last 20 trading days of immediately prior to July 15, 2008. After determination of the Applicable Exercise Price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on July 15, 2012. The proceeds received from the $750,000 12% Unsecured Promissory Bridge Notes was allocated to the fair value of the detachable warrants resulting in the 12% Unsecured Promissory Bridge Notes being recorded with a discount (see Note 8). At December 30, 2007, the unamortized discount related to the notes was $395,355 and is deducted from the $750,000 of the note outstanding on the accompanying consolidated financial statements.

(d)	Note payable for acquisition of assets

On March 14, 2006, the Company entered into promissory note in connection with the acquisition of substantially all of the assets used in the operation of New York NY Fresh Deli restaurants. The note originally bore interest at 8%, is unsecured, and is due June 30, 2008. In October 2007, an agreement was made to change the note to a non-interest bearing instrument. At December 30, 2007 and December 31, 2006, $30,000 and $56,554, respectively of the note was outstanding.

12% Promissory Bridge Notes

In February and March 2007, the Company issued $425,000 of 12% Promissory Bridge Notes that were due January 15, 2008. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of the Company’s common stock that is equal to the quotient of (A) the principal amount of the Noted divided by (B) the Applicable Exercise Price and will have an exercise price equal to the Applicable Exercise Price (see Note 8). If the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $5.0 million (a “Qualified Offering”) prior to December 31, 2007, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering. If the Qualified Offering is not completed prior to December 31, 2007, then the Applicable Exercise Price will equal 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007. After determination of the Applicable Exercise Price, the exercise price of the warrants will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes (see above).

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

(7)	Note Payable to Related Parties

As of December 31, 2006, the Company had one outstanding note of $300,000 payable to the Company’s chairman and CEO. In April 2007, the Company retired the $300,000 note and accrued interest with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes (see Note 6) and issued a new 12% Promissory Note in the amount of $100,000. The 12% Promissory Note was due in full on the earlier of September 30, 2007, or the closing of a Qualified Offering and is secured by substantially all the assets of the Company. In September 2007, the 12% Promissory Note was amended and the maturity date was extended to March 31, 2008. Interest is payable monthly. At December 30, 2007 and 2006, $100,000 and $300,000 of the note was outstanding, respectively. On March 1, 2008, the maturity date of the promissory note was extended to July 31, 2008. On July 31, 2008, the maturity date of the promissory note was extended to September 15, 2008.

(8)	Derivative Financial Instruments

Derivative financial instruments consist of (i) the embedded conversion feature bifurcated from the June 2004 convertible debenture, and (ii) warrants issued in connection with the June 2003 merger, and warrants issued in 2007 in connection with the extension of the 2004 Note and debt financings that took place in March - September, 2007. These derivative financial instruments are indexed to an aggregate of  3,314,046 and 610,048 shares of common stock at December 30, 2007 and December 31, 2006, respectively, and are carried at fair value.

The embedded conversion feature of the $1,750,000 convertible debenture was a result of the variability of the conversion price which was tied to the average trading price of the common stock five days preceding the conversion election. Under EITF 00-19 paragraph 21, where there is uncertainty of the number of shares available for settlement of a conversion feature, the conversion feature is to be classified as a liability and accounted for as a derivative. As a result of that classification and accounting, the warrants that were previously issued in 2003 then became derivatives since they also had to be settled in common stock. Therefore, it was not certain if the company would have enough common shares to settle both the conversion feature of the note and the warrants.

We use the Flexible Monte Carlo pricing model to value the embedded conversion feature components of the bifurcated embedded derivative instrument and the Black Scholes Option Model for the warrants that are recorded as derivative liabilities. The embedded conversion features in the convertible notes is subject to the requirements of EITF 00-19 and SFAS 133. The Company is required by EITF 00-19 and SFAS 133 to bifurcate the embedded conversion features, and account for it as a derivative instrument liability. This derivative instrument liability was initially recorded at its fair value and is then adjusted to fair value at the end of each subsequent reporting period, with any changes in the fair value recognized as income or expense in the period of change. The most significant component of this compound derivative instrument is the embedded conversion feature, which is revalued using the Flexible Monte Carlo pricing model.

The proceeds received from the $1,750,000 convertible debenture were allocated to the fair value of the bifurcated embedded derivative instruments included in the convertible notes. The remaining proceeds were then allocated to the convertible notes, resulting in those notes being recorded at a significant discount from the face amount. For the $1,750,000 term note, that discount, is being accreted to its face amount using the effective interest method over the term of the note.

The effective interest rate used to amortize the debt discount on the June 2004 convertible debenture amounted to 230%. Amortization of the discounts, which are included in derivative interest expense, amounted to $937,722 and $637,278, respectively, for the fifty-two week period ended December 30, 2007 and the fifty-three week period ended December 31, 2006, respectively.

The fair value for warrants issued in June 2003 was determined using the Black-Scholes option pricing model. Significant assumptions used in the determination of fair value of the warrants were: volatility of 63%, a dividend rate of zero and a risk free interest rate of 3.16%.

In valuing the 2007 warrants issued in connection with the extension of the convertible debenture and 2007 note financings, we used the market price of our common stock on the date of valuation, an expected dividend yield of zero, a volatility of 83.84%, a risk free interest rate of between 2.19% and 2.95% and the term of the warrants based upon their stated life as the estimated term.

Because of the limited trading history of our common stock, the expected volatility of our common stock over the remaining life of the warrants has been estimated at 63% and 83.84% from a review of the volatility of entities considered by management as comparable.

The proceeds received from the 2007 note financings were allocated to the fair value of the detachable warrants resulting in those notes being recorded at a significant discount from the face amount. For the following notes, the discount amount is equal to the face amount and is being accreted into its face amount using the effective interest method over the term of the note. The effective interest rate being used is 115% but due to the short term of the notes (generally a year or less) it has been determined that the straight line method approximates the effective interest rate method and therefore is being used for the accretion. Amortization of the discounts, which are included in interest expense, amounted to $2,207,395 for the fifty-two week period ended December 30, 2007.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

February 2007	$425,000 Bridge Notes – 923,913 warrants
March 2007	$1,500,000 Senior Secured Notes – 1,564,734 warrants
August 2007	$750,000 Unsecured Promissory Bridge Notes – 250,000 warrants

The February 2007 $425,000 Bridge Note warrants granted in 2007 was subject to two different alternatives for determining the number and strike price of the warrants. In addition, the March 2007 Senior Secured Note warrants were subject to a calculation whereby they were to equal 15% of the combined shares outstanding at the time of the proposed offering including all warrants exercisable at that point. The formula for determining the February 2007 Bridge Note warrants was 50% of the offering price of the proposed offering which was assumed to be $6 per share. This resulted in a warrant computation of 141,667. However, if the offering did not take place on or before December 31, 2007, the number and strike price of the warrants was to be calculated at 75% of the average stock price for the 20 trading days preceding December 31, 2007. Since no offering did take place as of December 31, 2007, the actual number of warrants and calculated strike price as of December 31, 2007 was used for the valuation of warrants as of December 30, 2007 as a more realistic value of the derivative liability. That resulted in the number of warrants for the February 2007 Bridge Note equal to 923,913 and a fair value of $144,347 at December 30, 2007. This in turn changed the total number of projected number of shares and equivalents subject to the March 2007 Senior Secured Note warrant agreement and increased that number of warrants from 926,925 to 1,564,734 and a fair value of $8,917,419. Each of these changes has been reflected as a change to fair value of derivative for the fifty-two week period ended December 30, 2007.

At December 30, 2007 and December 31, 2006, derivative liabilities and these related fair values related to common stock warrants and embedded derivative instruments are as follows:

	Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value At Issue Date	Fair Value At December 30, 2007	Fair Value at December 31, 2006
a.	6/19/03	6/19/08	26,714 warrants	$96.00	$1,805,644	$-	$110
b.	2/12/07	12/31/09	923,913 Bridge note warrants	0.46	506,034	144,347	–
c.	2/12/07	12/31/11	16,667 EKN warrants	0.46	67,558	70,424	–
d.	3/23/07	12/31/12	1,564,734 Secured Note warrants	0.0001	3,475,969	8,917,437	–
e.	8/10/07	7/15/12	25,000 J&L warrants	3.00	6,775	108,637	–
f.	8/10/07	7/15/12	250,000 Unsecured note warrants	3.00	667,750	1,086,370	–
g.	3/12/07	12/31/09	200,000 2004 Note warrants	0.61	30,520	57,500	–
	Fair value of freestanding derivative instrument liabilities for warrants					10,384,715	110

	Fair value of embedded derivative instrument

	6/20/04	6/20/09	$1,750,000 CED	6.05	6,930,000	1,271,053	665,000

	Total derivative financial instrument liabilities					$11,655,768	$665,110

For warrants (e) and (f) listed above, the strike price is dependent in part on the successful completion of the public offering of the Company and the resulting offering price of the stock. Warrant (a) has specific terms as to the number of warrants and the strike price. Since the warrants were issued to investors under the premise that an offering would take place on the terms of the SB2 filing and assuming an average price of $6 per share in the offering and a total offering of approximately $18,000,000, the use of that expected price to calculate the number of warrants and the strike price of the warrants is a reasonable prediction of the outcome of the uncertainty in the terms of the warrants.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

For warrants (b), (c), and (g) pursuant to the terms of the warrants, the number of warrants and strike price as of December 30, 2007 reflect that no offering took place and thus the actual number of warrants and the strike price at December 30, 2007 was used for the fair value as of that date.

Management anticipates that the offering will be successful and as such has used the expected terms of the offering in determining the strike price or the number of warrants or both as indicated. However, if a public offering is not successful, or if the offering price changes from the $6 amount, the number of warrants and/or strike price may change significantly from the estimates made as indicated in the table above. At such time as that is determined, the changes to the number of warrants and/or strike prices and resultant fair values will be determined with corresponding changes to the derivative liabilities and change in fair value of derivative.

Pursuant to EITF 00-19 and FAS 133, the warrants are determined to be derivatives because the prior June 2004 Note conversion feature created uncertainty as to the number of shares available to settle that instrument, and thus all instruments settleable in common stock become derivatives.

The warrants referred to above are valued based upon the expected offering price of $6 per share and the 1:15 reverse split that will occur at the time of the offering. Using the $6 per share expected price, the terms of certain warrants are that the number of warrants will be determined by 50% of the offering price ($3) divided into the loan amount. The number of warrants for the Senior Secured Notes is determined by taking 15% of the expected outstanding shares including warrants at the date of the offering. The Senior Secured Notes have a term that provides for them to be issued warrants equal to 15% of the total outstanding shares including warrants at the date of the offering. The Senior Secured Notes noteholders were initially issued approximately 186,667 warrants at the date of the note in March 2007 and have been adjusted for the additional warrants they are entitled to by their terms. The fair value of the warrants so calculated are being valued with the Black Scholes Merton Option Model and using a volatility of 86.83%, a risk free interest rate of 4.92 % and a term based upon the maturity of the warrant. The discount determined by the fair value of the warrants is deducted from the host financial debt instrument and amortized over the life of the note using the effective interest rate method with an assumed interest rate of 115%.

The following reflects the number of warrant determinations for the fair value computations:

b) $425,000 Promissory notes	923,913
f) $750,000 Unsecured Promissory Notes	250,000
d) $1,500,000 Senior Secured Notes	1,564,734

In addition, the following warrants are being fair valued with reference to the projected offering terms:

c) Bridge Note fee warrants	16,667
e) Unsecured Promissory fee warrants	25,000

The accounting for the warrants noted as (b), (d), and (f)  is to reduce the notes payable by the discount computed for the initial fair value. The value of the discount so determined is then reflected as a derivative liability. Any excess of the discount over the amount of the liability is then reflected as a derivative expense and an addition to the derivative liability.

The discount to the liability instrument is then amortized as interest expense over the life of the note using the effective interest rate method.

The accounting for the warrants noted as (c) and (e) is to record a prepaid loan expense to be amortized as interest expense over the life of the loan.

The fair value of the derivative liabilities are redetermined at each reporting period and any change in fair value is an increase or decrease in the derivative liability with a corresponding charge to derivative expense or income.

(9)	Income Taxes

For the fifty-two week period ended December 30, 2007 and fifty-three week period ended December 31, 2006, no income tax provision was recorded in the accompanying consolidated financial statements because of net operating losses.

Significant components of the Company's deferred income taxes:

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

	December 30,	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carry forward	$4,080,000	$2,720,000
Share-based compensation	64,000	27,000
Total deferred tax assets	4,144,000	2,747,000
Valuation allowance for deferred tax assets	(4,144,000)	(2,747,000)
Net deferred income taxes	$-	$-

A valuation allowance equal to the tax benefit of the total deferred tax assets has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying consolidated financial statements.

Reconciliation of the effective income tax rate to the U.S. statutory rate for the fifty-two week period ended December 30, 2007 and fifty-three week period ended December 31, 2006 is as follows:

	Fifty-two week period ended December 30, 2007	Fifty-two week period ended December 31, 2006

Tax expense at the U.S. statutory income tax rate	34.0%	34.0%
State tax net of federal tax benefit	3.5%	3.5%
Net operating loss valuation	(37.5)%	(37.5)%
Effective income tax benefit rate	0%	0%

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) - an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of January 31, 2008, the Company does not have a liability for unrecognized tax uncertainties.

(10)	Commitments and Contingencies

The Company leases its office and certain restaurant locations under operating lease agreements and certain restaurant equipment under capital leases. Rent expense totaled $275,014 and $231,948 for the fifty-two week period ended December 30, 2007 and the fifty-three week period ended December 31, 2008, respectively.

The following is a schedule of the present value of the net minimum lease payments due under capital leases together with future minimum lease payments due under noncancellable operating leases as of December 30, 2007:

Year Ending December:	Capital leases	Operating leases
2008	$76,427	$284,289
2009	76,427	278,892
2010	74,495	252,798
2011	12,284	111,839
2012	-	114,721
Thereafter	-	533,849
Total minimum lease payments	239,633	$1,576,388
Less amount representing interest	(52,413)
	187,220
Less current maturities of capital lease obligations	(48,647)
Present value of long term capital lease obligations	$138,573

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

(11)	Stockholders’ Equity

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of October 7, 2007, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, if issued, be fully paid and assessable.

Warrants granted and issued by the Company consist of:

	Number	Weighted Average Price
Balance outstanding, December 26, 2006	26,714	$96.00
Warrants granted
Warrants exercised
Warrants cancelled
Balance outstanding, December 31, 2006	26,714	96.00

Warrants granted	2,980,314	0.46
Warrants exercised	-	-
Warrants cancelled	-	-

Balance outstanding, December 30, 2007	3,007,028	$1.31

The warrants granted in 2007 are computed based upon the expected offering price of $6 per share and the 1:15 reverse split that will occur at the time of the offering. Using the $6 per share expected price, the terms of certain warrants are that the number of warrants will be determined by 50% of the offering price ($3) divided into the loan amount.

On February 13, 2007, the Company granted warrants in connection with the issuance of the $425,000 bridge loans. The warrants were granted at a price as determined (i) if the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $5.0 million (a “Qualified Offering”) prior to December 31, 2007, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering or (ii) if the Qualified Offering is not completed prior to December 31, 2007, then the Applicable Exercise Price will equal 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007. The warrants expire on December 31, 2009. Since the offering did not take place as of December 31, 2007, the actual number of warrants was determined to be 923,913 based on 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007.

Also on February 13, 2007, the Company granted 16,667 warrants as placement fees for the $425,000 bridge loans. The warrants were granted at a price as determined (i) if the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $5.0 million (a “Qualified Offering”) prior to December 31, 2007, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering or (ii) if the Qualified Offering is not completed prior to December 31, 2007, then the Applicable Exercise Price will equal 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007. The warrants expire on December 31, 2011. Since the offering did not take place as of December 31, 2007, the actual exercise price was determined to be $0.46, based on 75% of the average closing price of the Company’s common stock during the last 20 trading days of 2007.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

On March 23, 2007, the Company issued warrants in connection with the issuance of the Senior Secured Notes. The warrants were granted at $0.0001 and expire on March 23, 2012. The number of warrants for the Senior Secured Notes is determined by taking 15% of the expected outstanding shares including warrants at the date of the offering. The Senior Secured Notes have a term that provides for the Senior Secured notes noteholders to be issued warrants equal to 15% of the total outstanding shares including warrants at the date of the offering. The Senior Secured Notes noteholders were initially issued 186,667 warrants on March 23, 2007. At December 30, 2007 the warrants have been adjusted to a total of 1,564,734 warrants for the additional warrants the Senior Secured Note holders are entitled to.

On March 12, 2007, the Company granted 200,000 warrants in connection with amendment to the $1,750,000 convertible debenture. The warrants were granted at a price equal to fifty percent of the public offering price of the shares of common stock of the Company in the Qualified Offering. If such the Qualified Offering does not take place by December 31, 2007, these warrants shall be exercisable at the lower of $1.00 or the average closing price of the Company’s share during the twenty trading days of 2007. The warrants expire on December 31, 2009.

On August 10, 2007, the Company granted 250,000 warrants in connection with the issuance of the $750,000 12% Unsecured Notes. The warrants were granted at a price determined by if the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $8.0 million (a “Qualified Offering”) prior to July 15, 2008, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering. If the Qualified Offering is not completed prior to July 15, 2008, then the Applicable Exercise Price will equal 50% of the average closing price of the Company’s common stock during the last 20 trading days of immediately prior to July 15, 2008. The warrants expire on July 15, 2012.

Also on August 10, 2007, the Company granted 25,000 warrants were granted in connection with the issuance of the $750,000 12% Unsecured Notes as placement fee. The warrants were granted at a price determined by if the Company completes an offering of its equity securities resulting in gross proceeds to the Company of at least $8.0 million (a “Qualified Offering”) prior to July 15, 2008, then the Applicable Exercise Price will equal 50% of the public offering price in the Qualified Offering. If the Qualified Offering is not completed prior to July 15, 2008, then the Applicable Exercise Price will equal 50% of the average closing price of the Company’s common stock during the last 20 trading days of immediately prior to July 15, 2008. The warrants expire on July 15, 2012.

The fair value of warrants is estimated on the date of grants utilizing the Black-Scholes option pricing model with the following weighted average assumptions for year ended December 30, 2007: expected life of 3 to 5 years; expected volatility of 83% to 87%, risk-free interest rate of 3.0% to 4.8%; and a 0% dividend yield.

(12)	Related party transactions

The Company’s CEO and a director are founding stockholders of Restaurant Acquisition Partners, Inc. (RAP) a special purpose acquisition company. Beginning December 14, 2006, RAP agreed to pay the Company an administrative fee of $7,500 per month for general and administrative services. For the fifty-two week period ended December 30, 2007, RAP paid the Company $90,000, which is included in other income on the accompanying consolidated statement of operations. There were payments made in 2006.

(13)	Subsequent events

On May 16, 2008, we entered into an agreement to acquire all of the issued and outstanding shares of capital stock of Hamlet Group Inc., a Maryland corporation (“Hamlet”), for an amount currently estimated to be approximately $10,000,000, subject to adjustment. The actual purchase price may be higher or lower, depending upon Hamlet’s actual financial results through August 10, 2008. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141 “Business Combination”. The assets acquired and liabilities assumed will be recorded at their fair values at the date of acquisition.

Hamlet owns and operates the Hamlet chain of fusion-American upscale casual restaurants. Hamlet’s core operations consist of six locations including three restaurants in the greater Los Angeles area and three in the greater Washington D.C. area. Hamlet also offers and sells franchises to establish and operate Hamlet restaurants featuring a specialized menu and full-service bar, which operate in the upscale casual segment of the restaurant industry. The Hamlet acquisition provides us with entry into the upscale casual segment of the restaurant industry in the greater Los Angeles area and the greater Washington D.C. area and a platform for further expansion in those markets as well as other demographics.

Pacific Restaurant Holdings, Inc. (formerly Passport Restaurants, Inc.)
Notes to Consolidated Financial Statements
For the Fifty-two and Fifty-three Week Periods Ended
December 30, 2007 and December 31, 2006

Our proposed acquisition of Hamlet is subject to the receipt of financing and the satisfaction of customary closing conditions. In addition, the acquisition agreement will terminate under certain circumstances if the closing has not occurred on or before October 14, 2008, unless such date is extended by the written consent of the Company and Hamlet, provided, however, that in the event that this registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission by August 15, 2008, the date of such termination of the acquisition agreement will be August 26, 2008. We have paid $50,000 to Hamlet’s auditors to complete the audit of Hamlet’s 2006 and 2007 year-end financial statements and provide audit related services. If the acquisition agreement terminates due to our failure to complete this offering or obtain alternative financing (except under certain circumstances), or if Hamlet elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, we will not be reimbursed for our $50,000 payment. We cannot assure you that we will consummate the Hamlet acquisition on favorable terms or at all. We intend to use a portion of the proceeds of this offering to purchase Hamlet.

In April through August 2008, the Company sold and issued 130,059 shares of its common stock for $241,910.

Hamlet Restaurants
Combined Balance Sheets
	July 13,	December 30,
	2008	2007
	(unaudited)
ASSETS

Current Assets
Accounts receivable	$26,770	$59,407
Inventories	144,505	151,143
Prepaid expenses and other current assets	85,118	44,430
Total Current Assets	256,393	254,980
Property and Equipment, net	1,197,116	1,264,652
Other Assets
Deposits	35,825	54,028
Prepaid lease costs, net	134,750	158,173
Liquor licenses	165,000	165,000
Total Other Assets	335,575	377,201
	$1,789,084	$1,896,833
LIABILITIES AND OWNER'S NET INVESTMENT

Current Liabilities
Accounts payable	$724,075	$731,291
Accrued expenses	493,002	515,160
Notes payable	1,169,100	1,801,730
Total Current Liabilities	2,386,177	3,048,181
Owner's Net Investment
Net distributions	(597,093)	(1,151,348)
	$1,789,084	$1,896,833

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Combined Statements of Operations (unaudited)
	July 13,	July 15,
28 Weeks Ended	2008	2007

Net Revenues	$9,302,952	$9,612,528

Cost of Revenues
Food and bar	2,539,195	2,616,994
Payroll	3,001,261	3,228,914
	5,540,456	5,845,908
Gross Profit	3,762,496	3,766,620

Operating Expenses
Restaurant	2,198,164	2,266,142
Depreciation and amortization	160,136	149,058
Corporate general and administrative allocation	883,507	950,786
	3,241,807	3,365,986

Income from Operations	520,689	400,634

Interest Expense	103,495	103,097
Income Before Income Taxes	417,194	297,537

Provision for Income Taxes	182,082	124,768

Net Income	$235,112	$172,769

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Combined Statements of Owner’s Net Investment (unaudited)

28 Weeks Ended July 13, 2008

Owner's Net Investment - December 31, 2006	$(876,851)

Net distributions	(567,628)

Net income - for the year ended
December 30, 2007	293,131

Owner's Net Investment - December 30, 2007	(1,151,348)

Net contributions	319,143

Net income - for the period ended
July 13, 2008	235,112

Owner's Net Investment - July 13, 2008	$(597,093)

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Combined Statements of Cash Flows (unaudited)
	July 13,	July 15,
28 Weeks Ended	2008	2007
Operating Activities
Net income	$235,112	$172,769
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	160,136	149,058
Changes in assets and liabilities:
Accounts receivable	32,637	(28,011)
Inventories	6,638	9,703
Prepaid expenses and other current assets	(40,688)	56,713
Deposits	18,203	-
Accounts payable	(7,216)	(24,192)
Accrued expenses	(22,158)	65,887

Net Cash Provided by Operating Activities	382,664	401,927

Investing Activities
Expenditures for property and equipment	(69,177)	(149,679)

Net Cash Used in Investing Activities	(69,177)	(149,679)

Financing Activities
Payments of notes payable	(632,630)	(10,438)
Net contributions (distributions)	319,143	(241,810)

Net Cash Used in Financing Activities	(313,487)	(252,248)

Net Change in Cash	--	--

Beginning Cash	--	--

Ending Cash	$--	$--

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$109,463	$108,016

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Notes to the Combined Financial Statements

1.	Organization and Business

These combined financial statements present the financial position and results of operations for six Hamlet restaurants (collectively the “Company”) operated by Hamlet East Inc. (“Hamlet East”) and Hamlet West Inc. (“Hamlet West”). Hamlet East and Hamlet West are wholly-owned subsidiaries of Hamlet Group, Inc. (a Maryland Corporation.) As of July 13, 2008, Hamlet East and Hamlet West operated full service restaurants spanning across the Los Angeles, California and Washington, DC markets.

During the second quarter of fiscal 2008, Hamlet Group, Inc. a Maryland Corporation (“Hamlet Maryland”) was formed. The stock of the entity is wholly owned by Hamlet Group, Inc. a Delaware Corporation (“Hamlet Delaware”). Subsequent to the formation of Hamlet Maryland, all shares of Hamlet East and Hamlet West were transferred to the newly incorporated entity.

The Company operates on a 52/53-week year, ending on the Sunday nearest December 31. Fiscal year 2007 is a 52 week year, with the final week ended on December 30, 2007. Fiscal year 2008 is a 52 week year, with the final week ending on December 28, 2008.

2.	Summary of Significant Accounting Policies

Basis of Combination

The combined financial statements include the accounts of the Company after elimination of intercompany accounts and transactions.

Revenue Recognition

Revenue is recognized at the point of the delivery of meals and services. Gift cards are sold in the ordinary course of business. Proceeds from gift cards are recorded as a liability in the period in which a gift card is sold and are not recognized as revenue until the gift card is redeemed. As gift cards are redeemed, this liability is reduced and revenue is recognized.

Receivables

Receivables consist primarily of amounts due from various food delivery companies and are recorded when the products or services have been delivered. A reserve for doubtful accounts is not provided because the Company has not experienced significant bad debts. Amounts due at July 13, 2008 and December 30, 2007 are considered fully collectible.

Inventories

Inventories, consisting primarily of food, beverages, and supplies, are valued at the lower of cost (computed on the first-in, first-out method) or market value.

Hamlet Restaurants
Notes to the Combined Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the useful life of the asset, estimated at between five and ten years. Leasehold improvements are amortized over the shorter of the improvements’ useful lives or the lease terms and range from four to sixteen years.

Prepaid Lease Costs

Prepaid lease costs are amortized using the straight-line method over the term of the respective leases, which expire at various dates through 2016. (See also Note 4)

Impairment of Long-lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, there is indication that impairment may have occurred. If the asset is considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying value of the asset exceeds its fair value. To date there has been no such write-downs.

Advertising

Advertising costs are expensed as incurred. Advertising costs for the periods ended July 13, 2008 and July 15, 2007 were $31,524 and $86,302, respectively.

Allocation of Costs

Costs are categorized as direct costs and indirect costs. Direct costs are incurred by each individual restaurant and include food and bar costs, restaurant payroll and related expenses, operating supplies, occupancy costs and other direct costs. Indirect costs are incurred by the parent company and include corporate payroll and related expenses, professional and accounting expenses, interest expense and others. Indirect costs are allocated based on the net revenue of each restaurant as a percentage of total net revenue of the parent company for the period.

Hamlet Restaurants
Notes to the Combined Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Income Taxes

Hamlet Group, Inc. a Delaware Corporation, files a consolidated income tax return, which includes the six restaurants included in the financial statements. Income tax expense or benefit is allocated to the six restaurants from the parent company based upon the pretax income or loss of the restaurants. The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes and the Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109.

Accordingly, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and income tax basis of assets and liabilities at the balance sheet date multiplied by the applicable tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period. As of July 13, 2008 and December 30, 2007, no deferred tax liabilities or deferred tax assets have been recorded.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Hamlet Restaurants
Notes to the Combined Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Use of Measures not in Accordance with GAAP

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA are supplemental measures of financial performance that are not required by or presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These measures are not measurements of financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure. EBITDA is calculated for the periods ended July 13, 2008 and July 15, 2007 as follows:

	July 13,	July 15,
	2008	2007
Net Revenues	$9,302,952	$9,612,528
Cost of Revenues	5,540,456	5,845,908
Operating Expenses *	2,198,164	2,266,142
EBITDA	$1,564,332	$1,500,478

* Excluding corporate general and administrative allocation

3.	Property and Equipment

	Property and equipment consist of the following:
		July 13,	December 30,
		2008	2007
	Leasehold improvements	$921,728	$853,588
	Equipment and furniture	1,227,488	1,226,450
		2,149,216	2,080,038
	Less: Accumulated depreciation
	and amortization	(952,100)	(815,386)

		$1,197,116	$1,264,652

Depreciation and amortization expense was $136,714 for both periods ended July 13, 2008 and July 15, 2007.

Hamlet Restaurants
Notes to the Combined Financial Statements

4.	Prepaid Lease Costs

In connection with business acquisitions, the Company assumed certain real estate leases at rates below prevailing market rates for similar properties in the same vicinities. The prepaid lease cost is the net present value of the difference between the contractual lease rate and the estimated current market lease rate. Prepaid lease costs are amortized over the remaining terms of the underlying leases using the straight-line method. These leases expire beginning October 2011 through December 2016. With respect to three of the assumed leases, the Company has the option to extend the lease for up to five years each.

Amortization expense was $23,418 and $12,340 for the periods ended July 13, 2008 and July 15, 2007, respectively. The estimated amortization expense related to prepaid lease costs for each of the five succeeding years and thereafter is as follows:

2008 (6 periods remaining)	$12,829
2009	24,232
2010	24,232
2011	23,214
2012	15,436
Thereafter	34,807
$134,750

5.	Accrued Expenses

	Accrued expenses consist of the following:

		July 13,	December 30,
		2008	2007
	Payroll and payroll related	$243,484	$235,605
	Sales tax	147,064	105,562
	Occupancy costs	45,478	59,731
	Other	43,874	95,192
	Interest	13,102	19,070
		$493,002	$515,160

Hamlet Restaurants
Notes to the Combined Financial Statements

6.	Notes Payable

Notes payable consist of the following:

	July 13,	December 30,
	2008	2007

Term loan to commercial lender is
unsecured and bears interest at 14%
per annum. The term loan is payable in
monthly installments of interest only
commencing on April 1, 2004 and
continuing thereafter until March 12, 2009
at which time the unpaid balance of
principal and interest shall become due
and payable in full. The term loan contains
various covenants relating to the maintenance
of specified ratios and amounts. As of
July 13, 2008 and December 30, 2007,
the Company was not in compliance with
these covenants, causing the balance to
be due on demand. Therefore, the balance
has been classified as a current liability. (See
also Note 9 regarding lawsuit filed by the

lender on August 6, 2008.)	$790,787	$790,787

Note payable to commercial lender bears
interest at 12% per annum. The note is
dated July 1, 2007 and is payable in monthly
installments of interest only commencing on
August 6, 2007 and continuing thereafter until
January 6, 2008 at which time the unpaid
balance of principal and interest shall become
due and payable in full. This note was paid
in full during the second quarter of 2008.	--	506,104

Note payable to officer bears interest at
12% per annum. The note is secured by the
assets of the Company and was paid in full
during the first quarter of 2008 with proceeds
from a bank financing.	--	504,839

Hamlet Restaurants
Notes to the Combined Financial Statements

6.	Notes Payable (continued)

	Note payable to commercial lender bears
	interest at 12% per annum and is secured
	by the assets of the Company. The note is
	payable in monthly installments of interest
	only through December 1, 2008 at which
	time the unpaid balance of principal and
	interest shall become due and payable in
	full.	378,313	--
		$1,169,100	$1,801,730

Interest expense was $103,495 and $103,097 for the periods ended July 13, 2008 and July 15, 2007, respectively.

Notes payable are allocated to Hamlet East and Hamlet West based the additional paid-in capital at the time of acquisition of the Company by the current owner in 2004.

7.	Commitments and Contingencies

The Company leases restaurant space under non-cancelable operating leases with remaining lease terms of one to sixteen years. In many cases, the leases contain options to renew for additional periods, typically in one or five year increments. The lease payments are based on minimum annual amounts plus contingent rentals based on various percentages of net sales. The leases also typically require the Company to pay property taxes, common area maintenance and insurance.

At July 13, 2008, the Company’s future minimum annual lease payments required under non-cancelable operating leases with terms in excess of one year are as follows:

2008 (6 periods remaining)	$529,655
2009	1,204,013
2010	1,218,817
2011	1,225,806
2012	1,241,512
Thereafter	9,999,271
$15,419,074

Total lease expense was $587,943 and $589,243 for the periods ended July 13, 2008 and July 15, 2007, respectively.

Hamlet Restaurants
Notes to the Combined Financial Statements

7.	Commitments and Contingencies (continued)

Under one of the lease agreements, the Company has committed to performing certain capital improvements to one of its restaurants of approximately $700,000 by June 2009. The landlord has agreed to reimburse the Company for up to $350,000 of such expenditures.

The Company is obligated to build a new patio for another restaurant, which was agreed to in 2007 in connection with negotiating the lease extension. The estimated cost of this is approximately $150,000 and was initially required to be completed by July 2008. The landlord has also asked and agreed to pay for the bar to be opened to the patio, which would cost an additional $40,000 to $50,000. As a result of this extra work, the Company has requested a 12-month extension for completion.

Pursuant to a Notice of Violation from the Washington Suburban Sanitary Commission (“WSSC”), the Company is required to replace all grease recovery devices, re-route the grease trap and provide for the appropriate slope on all drain lines for one of its restaurant locations. The Company was originally given until April 30, 2008 to comply, which has been extended pursuant to engagement of the contractor with WSSC authorities. The Company will be engaging a contractor to perform this work which, on a preliminary basis, is estimated to cost approximately $50,000.

8.	Employee Benefit Plan

The Company sponsors a defined contribution plan which meets the requirements of Section 401(k) of the Internal Revenue Code and covers substantially all employees who elect to participate. The plan provides for discretionary employer contributions. There were no contributions made for the periods ended July 13, 2008 or July 15, 2007.

9.	Other Events

On May 16, 2008, the Company entered into a stock purchase agreement with Pacific Restaurant Holdings, Inc. The transaction is expected to close in the third quarter of 2008. Upon completion of the sale, Pacific Restaurants will control all of the common stock of Hamlet Maryland, which owns Hamlet East and Hamlet West.

On August 6, 2008, one of the Company’s commercial lenders filed a lawsuit against the Company and certain related party businesses and individuals in the Los Angeles County Superior Court. The lawsuit alleges breach of the terms of the loan agreements and seeks to enforce the lender’s rights as an unsecured lender. This matter is in its early stages of development and therefore the ultimate outcome cannot be predicted at this time. However, management believes the Company’s exposure is limited to the amounts owed to the lender (see Note 6) plus accrued interest through the date of the future settlement. As a condition to closing of the stock purchase agreement with Pacific Restaurant Holdings referred to in the preceding paragraph, the Company will be required to pay its obligations to the lender.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Hamlet Group, Inc. (a Maryland Corporation)

We have audited the accompanying combined balance sheets of six Hamlet Restaurants (the “Company”) as of December 30, 2007 and December 31, 2006, and the related combined statements of operations, stockholders’ deficit, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of six Hamlet Restaurants as of December 30, 2007 and December 31, 2006, and the combined results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared to present the financial position and results of operations for the Company as described in Note 1 and are not intended to be a complete presentation of the combined financial statements of Hamlet Group, Inc. or its subsidiaries.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
June 19, 2008 (except for the information in Notes 6
and 9 for which the date is August 6, 2008)

Hamlet Restaurants
Combined Balance Sheets

	December 30,	December 31,
	2007	2006
ASSETS

Current Assets
Accounts receivable	$59,407	$31,888
Inventories	151,143	159,747
Prepaid expenses and other current assets	44,430	147,427
Total Current Assets	254,980	339,062

Property and Equipment, net	1,264,652	1,240,434

Other Assets
Deposits	54,028	54,028
Prepaid lease costs, net	158,173	181,090
Liquor licenses	165,000	165,000
Total Other Assets	377,201	400,118
	$1,896,833	$1,979,614

LIABILITIES AND OWNER'S NET INVESTMENT

Current Liabilities
Accounts payable	$731,291	$565,695
Accrued expenses	515,160	508,968
Notes payable	1,801,730	1,781,802
Total Current Liabilities	3,048,181	2,856,465

Owner's Net Investment
Net distributions	(1,151,348)	(876,851)
	$1,896,833	$1,979,614

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Combined Statements of Operations

	December 30,	December 31,
Year Ended	2007	2006

Net Revenues	$17,485,874	$16,853,277

Cost of Revenues
Food and bar	4,777,976	4,574,104
Payroll	5,706,365	5,851,407
	10,484,341	10,425,511
Gross Profit	7,001,533	6,427,766

Operating Expenses
Restaurant	4,268,058	4,146,538
Depreciation and amortization	276,813	304,127
Corporate general and administrative allocation	1,787,987	1,910,483
	6,332,858	6,361,148
Income from Operations	668,675	66,618

Interest Expense	192,898	135,751

Income (Loss) Before Income Taxes	475,777	(69,133)

Provision (Benefit) for Income Taxes	182,646	(31,654)

Net Income (Loss)	$293,131	$(37,479)

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Combined Statements of Owner’s Investment

Years Ended December 31, 2006 and December 30, 2007

Owner's Net Investment - January 2, 2006	$(511,282)

Net distributions	(328,090)

Net loss - for the year ended
December 31, 2006	(37,479)

Owner's Net Investment - December 31, 2006	(876,851)

Net distributions	(567,628)

Net income - for the year ended
December 30, 2007	293,131

Owner's Net Investment - December 30, 2007	$(1,151,348)

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Combined Statements of Cash Flows

	December 30,	December 31,
Year Ended	2007	2006
Operating Activities
Net income (loss)	$293,131	$(37,479)
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
Depreciation and amortization	276,813	304,127
Changes in assets and liabilities:
Accounts receivable	(27,519)	(21,431)
Inventories	8,604	(11,904)
Prepaid expenses and other current assets	102,997	(106,938)
Accounts payable	165,600	184,055
Accrued expenses	6,192	57,864

Net Cash Provided by Operating Activities	825,818	368,294

Investing Activities
Expenditures for property and equipment	(278,118)	(516,574)

Net Cash Used in Investing Activities	(278,118)	(516,574)

Financing Activities
Proceeds from notes payable	19,928	476,370
Net distributions	(567,628)	(328,090)

Net Cash Provided (Used) by Financing Activities	(547,700)	148,280

Net Change in Cash	--	--

Beginning Cash	--	--

Ending Cash	$--	$--

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for income taxes	$800	$5,868
Cash paid during the year for interest	$203,119	$200,702

The accompanying notes are an integral part of these combined financial statements.

Hamlet Restaurants
Notes to the Combined Financial Statements

1.	Organization and Business

These combined financial statements present the financial position and results of operations for six Hamlet restaurants (collectively the “Company”) operated by Hamlet East Inc. (“Hamlet East”) and Hamlet West Inc. (“Hamlet West”). As of December 30, 2007, Hamlet East and Hamlet West (collectively the “parent company”) operated full service restaurants spanning across the Los Angeles, California and Washington, DC markets.

The Company operates on a 52/53-week year, ending on the Sunday nearest December 31. Fiscal year 2006 is a 52 week year, with the final week ended on December 31, 2006. Fiscal year 2007 is a 52 week year, with the final week ended on December 30, 2007.

2.	Summary of Significant Accounting Policies

Basis of Combination

The combined financial statements include the accounts of the Company after elimination of intercompany accounts and transactions.

Revenue Recognition

Revenue is recognized at the point of the delivery of meals and services. Gift cards are sold in the ordinary course of business. Proceeds from gift cards are recorded as a liability in the period in which a gift card is sold and are not recognized as revenue until the gift card is redeemed. As gift cards are redeemed, this liability is reduced and revenue is recognized.

Receivables

Receivables consist primarily of amounts due from various food delivery companies and are recorded when the products or services have been delivered. A reserve for doubtful accounts is not provided because the Company has not experienced significant bad debts. Amounts due at December 30, 2007 and December 31, 2006 are considered fully collectible.

Inventories

Inventories, consisting primarily of food, beverages, and supplies, are valued at the lower of cost (computed on the first-in, first-out method) or market value.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the useful life of the asset, estimated at between five and ten years. Leasehold improvements are amortized over the shorter of the improvements’ useful lives or lease terms and range from four to sixteen years.

Hamlet Restaurants
Notes to the Combined Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Prepaid Lease Costs

Prepaid lease costs are amortized using the straight-line method over the term of the respective leases, which expire at various dates through 2023. (See also Note 5)

Impairment of Long-lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, there is indication that impairment may have occurred. If the asset is considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying value of the asset exceeds its fair value. To date there has been no such write-downs.

Advertising

Advertising costs are expensed as incurred. Advertising costs for the years ended December 30, 2007 and December 31, 2006 were $170,918 and $167,007, respectively.

Allocation of Costs

Costs are categorized as direct costs and indirect costs.  Direct costs are incurred by each individual restaurant and include food and bar costs, restaurant payroll and related expenses, operating supplies, occupancy costs and other direct costs.  Indirect costs are incurred by the parent company and include corporate payroll and related expenses, professional and accounting expenses, interest expense and others.  Indirect costs are allocated based on the net revenue of each restaurant as a percentage of total consolidated net revenue of the parent company for the year.

Income Taxes

Hamlet Group, Inc. a Delaware Corporation, files a consolidated income tax return, which includes the six restaurants included in the financial statements. Income tax expense or benefit is allocated to the six restaurants from the parent company based upon the pretax income or loss of the restaurants. The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes and the Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109.

Hamlet Restaurants
Notes to the Combined Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Accordingly, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and income tax basis of assets and liabilities at the balance sheet date multiplied by the applicable tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period. As of December 30, 2007 and December 31, 2006, no deferred tax liabilities or deferred tax assets have been recorded.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Use of Measures not in Accordance with GAAP (unaudited)

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These measures are not measurements of financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

Hamlet Restaurants
Notes to the Combined Financial Statements

2.	Summary of Significant Accounting Policies (continued)

EBITDA is a non-GAAP measure. EBITDA for the years ended December 30, 2007 and December 31, 2006 as follows:

	December 30,	December 31,
	2007	2006
Net Revenues	$17,485,874	$16,853,277
Cost of Revenues	10,484,341	10,425,511
Operating Expenses *	4,268,058	4,146,538
EBITDA	$2,733,475	$2,281,228

* Excluding corporate general and administrative allocation

3.	Property and Equipment

Property and equipment consist of the following:

	December 30,	December 31,
	2007	2006

Leasehold improvements	$853,588	$660,156
Equipment and furniture	1,226,450	1,141,767
	2,080,038	1,801,923
Less: Accumulated depreciation and amortization	(815,386)	(561,489)

	$1,264,652	$1,240,434

Depreciation and amortization expense was $253,897 and $281,050 for the years ended December 30, 2007 and December 31, 2006, respectively.

4.	Prepaid Lease Costs

In connection with business acquisitions, the Company assumed certain real estate leases at rates below prevailing market rates for similar properties in the same vicinities. The prepaid lease cost is the net present value of the difference between the contractual lease rate and the estimated current market lease rate. Prepaid lease costs are amortized over the remaining terms of the underlying leases using the straight-line method. These leases expire beginning October 2011 through December 2023. With respect to three of the assumed leases, the Company has the option to extend the lease for up to five years each.

Hamlet Restaurants
Notes to the Combined Financial Statements

4.	Prepaid Lease Costs (continued)

Amortization expense was $22,916 and $23,077 for the years ended December 30, 2007 and December 31, 2006, respectively. The estimated amortization expense related to prepaid lease costs for each of the five succeeding years and thereafter is as follows:

2008	$23,062
2009	23,062
2010	23,062
2011	22,044
2012	16,955
Thereafter	49,988

$158,173

5.	Accrued Expenses

Accrued expenses consist of the following:

	December 30,	December 31,
	2007	2006

Payroll and payroll related	$235,605	$238,890
Sales tax	105,562	104,182
Occupancy costs	59,731	60,328
Other	95,192	86,065
Interest	19,070	19,503

	$515,160	$508,968

Hamlet Restaurants
Notes to the Combined Financial Statements

6.	Notes Payable

Notes payable consist of the following:

	December 30, 2007	December 31, 2006
Term loan to commercial lender is unsecured and bears interest at 14% per annum. The term loan is payable in monthly installments of interest only commencing on April 1, 2004 and continuing thereafter until March 12, 2009 at which time the unpaid balance of principal and interest shall become due and payable in full. The term loan contains various covenants relating to the maintenance of specified ratios and amounts. As of December 30, 2007 and December 31, 2006, the Company was not in compliance with these covenants, causing the balance to be due on demand. Therefore, the balance has been classified as a current liability. (See also Note 9 regarding lawsuit filed by the lender on August 6, 2008.)
	$790,787	$790,787

Note payable to commercial lender bears interest at 12% per annum. The note is secured by real estate and is payable in monthly installments of interest only, commencing on December 8, 2005 and continuing thereafter until November 8, 2007, at which time the unpaid balance of principal and interest shall become due and payable in full.	--	506,104

Note payable to commercial lender bears interest at 12% per annum. The note is dated July 1, 2007 and is payable in monthly installments of interest only, commencing on August 6, 2007 and continuing thereafter until January 6, 2008, at which time the unpaid balance of principal and interest shall become due and payable in full. This note was paid in full during the second quarter of 2008.	506,104	--

Hamlet Restaurants
Notes to the Combined Financial Statements

6.	Notes Payable (continued)

Note payable to officer bears interest at 12% per annum. The note is secured by the assets of the Company and is payable in full in December 2008	504,839	484,911
	$1,801,730	$1,781,802

Interest expense was $192,898 and $135,751 for the years ended December 30, 2007 and December 31, 2006, respectively.

Notes payable are allocated to Hamlet East and Hamlet West based the additional paid-in capital at the time of acquisition of the Company by the current owner in 2004.

7.	Commitments and Contingencies

The Company leases restaurant space under non-cancelable operating leases with remaining lease terms of one to sixteen years. In many cases, the leases contain options to renew for additional periods, typically in one or five year increments. The lease payments are based on minimum annual amounts plus contingent rentals based on various percentages of net sales. The leases also typically require the Company to pay property taxes, common area maintenance and insurance.

At December 30, 2007, the Company’s future minimum annual lease payments required under non-cancelable operating leases with terms in excess of one year are as follows:
2008	$982,394
2009	1,090,640
2010	1,090,640
2011	1,082,380
2012	1,082,380
Thereafter	7,759,797

$13,088,231

Total lease expense was $1,066,699 and $1,027,612 for the years ended December 30, 2007 and December 31, 2006, respectively.

Under one of the lease agreements, the Company has committed to performing capital improvements to one of its restaurants of approximately $700,000 by June 2009. The Company will be required to pay for half of this amount while the landlord has agreed to reimburse the Company for up to $350,000 of such expenditures.

Hamlet Restaurants
Notes to the Combined Financial Statements

7.	Commitments and Contingencies (continued)

The Company is obligated to build a new patio for another restaurant, which was agreed to in 2007 in connection with negotiating the lease extension. The estimated cost of this is approximately $150,000 and was initially required to be completed by July 2008. The landlord has also asked and agreed to pay for the bar to be opened to the patio, which would cost an additional $40,000 to $50,000. As a result of this extra work, the Company has requested a 12-month extension for completion.

8.	Employee Benefit Plan

The Company sponsors a defined contribution plan which meets the requirements of Section 401(k) of the Internal Revenue Code and covers substantially all employees who elect to participate. The plan provides for discretionary employer contributions. There were no contributions made for the years ended December 30, 2007 or December 31, 2006.

9.	Subsequent Events

During the first quarter of fiscal 2008, the note payable to stockholder was assigned to Burton Capital, SA. The note bears interest at 12% per annum and is payable in monthly installments of interest only through December 1, 2008, at which time the unpaid balance of interest and principal shall be due and payable.

On January 18, 2008, the Company received a Notice of Violation from the Washington Suburban Sanitary Commission (“WSSC”), stating that the Company is in violation of certain Plumbing and Grease Fitting Regulations at one of its restaurants.  In order to correct the violation, the Company is required to replace all grease recovery devices, re-route the grease trap and provide for the appropriate slope on all drain lines.  The Company was originally given until April 30, 2008 to comply, which has been extended pursuant to engagement of the contractor with WSSC authorities.  The Company will be engaging a contractor to perform this work which, on a preliminary basis, is estimated to cost approximately $60,000.

During the first quarter of fiscal 2008, Hamlet Group, Inc. a Maryland Corporation (“Hamlet Maryland”) was formed. The stock of the entity is wholly owned by Hamlet Group, Inc. a Delaware Corporation (“Hamlet Delaware”). Subsequent to the formation of Hamlet Maryland, all shares of Hamlet East and Hamlet West were transferred to the newly incorporated entity.

On May 16, 2008, the Company entered into a stock purchase agreement with Pacific Restaurant Holdings, Inc. The transaction is expected to close in the third quarter of 2008. Upon completion of the sale, Pacific Restaurants will control all of the common stock of Hamlet Maryland, which owns Hamlet East and Hamlet West.

Hamlet Restaurants
Notes to the Combined Financial Statements

9.	Subsequent Events (continued)

On August 6, 2008, one of the Company’s commercial lenders filed a lawsuit against the Company and certain related party businesses and individuals in the Los Angeles County Superior Court. The lawsuit alleges breach of the terms of the loan agreements and seeks to enforce the lender’s rights as an unsecured lender. This matter is in its early stages of development and therefore the ultimate outcome cannot be predicted at this time. However, management believes the Company’s exposure is limited to the amounts owed to the lender (see Note 6) plus accrued interest through the date of the future settlement. As a condition to closing of the stock purchase agreement with Pacific Restaurant Holdings referred to in the preceding paragraph, the Company will be required to pay its obligations to the lender.

You should rely only on the information contained in this prospectus. No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. This document may only be used where it is legal to sell these securities. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of our company or the facts herein set forth since the date hereof. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Until             , 2008, 25 days after the date of this offering, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Pacific Restaurant Holdings, Inc.

3,000,000 Units
and
Common Stock by our Selling Shareholders

PROSPECTUS

Jesup & Lamont Securities Corporation

, 2008

PART II.

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)   Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)   The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)   For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)   For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)   The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article VIII of our certificate of incorporation provides:

The Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), indemnify any and all persons whom it shall have power to indemnify under said Section from and against any all of the expenses and liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater than or different from that provided in this Article VIII and the Company may purchase and maintain insurance on behalf of any director or officer to the extent provided by Section 145 of the General Corporation Law of the State of Delaware. Any amendment or repeal of such Article VIII shall not adversely affect any right or protection existing thereunder immediately prior to such amendment or repeal.

The Company shall, to the fullest extent permitted by the Delaware General Corporation Law, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Company, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Company or serves or served at the request of the Company as a director, officer, partner, trustee, agent or employee of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, so long as the Company receives from the director or officer an unsecured undertaking to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company under the Delaware General Corporation Law. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and crossclaims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Company shall have the right to approve the party making such undertaking.

Pursuant to the underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the underwriters’ non-accountable expense allowance) will be as follows:

SEC Registration Fee	$2,200
American Stock Exchange filing and listing fee	40,000
Printing and engraving expenses	60,000
Accounting fees and expenses	75,000
Legal fees and expenses	250,000
Miscellaneous	47,800
Total	$475,000

Item 26. Recent Sales of Unregistered Securities.

The following is a summary of transactions within the last three years involving sales of our securities that were not registered under the Securities Act:

Private Placements

On December 21, 2006, the John M. and Nancy Creed Trust of 1996 (the “Trust”), a trust associated with John Creed, our Chairman, Chief Executive Officer and Chairman, loaned us $300,000 (the “Bridge Loan”) pursuant to the terms of a senior secured note due February 21, 2007 (the “Note”). The Note was issued by the Company under an exemption to registration afforded by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), which exempts transactions by an issuer not involving any public offering. We made this determination based upon representations made to us by the Trust that it was financially sophisticated. The Note bore interest at 15% per annum. We used approximately $30,000 of the proceeds of the Bridge Loan to retire a previous loan from the Trust, $70,000 to pay interest owed to Absolute Return Europe Fund and the balance to make payments to various vendors in connection with the Steve’s Pizza prototype buildout. There was no general solicitation or general advertising used in connection with the placement of the Note.

In February and March 2007, we issued $425,000 of 12% Promissory Bridge Notes which were due in full on January 15, 2008. The 12% Promissory Bridge Notes were offered and sold by the Company under an exemption to registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. We made this determination based on the representations of the persons obtaining the 12% Promissory Bridge Notes which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The 12% Promissory Bridge Notes included an attached warrant to purchase the number of shares of our common stock that is equal to the quotient of (A) the principal amount of the note divided by (B) the applicable exercise price and will have an exercise price equal to the applicable exercise price. The applicable exercise price will equal 50% of the public offering price in this offering and will be appropriately adjusted for stock splits, reverse stock splits, reclassifications and the like. The warrants will expire on December 31, 2011. In April 2007, the 12% Promissory Bridge Notes, principal and accrued interest, were paid in full with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes. The 12% Promissory Bridge Notes were offered pursuant to a confidential offering memorandum and were placed by EKN Financial Services, Inc. Neither we nor any person acting on our behalf sold the 12% Promissory Bridge Notes by any form of general solicitation or general advertising.

On March 27, 2007, we issued $1,500,000 of Senior Secured Notes. The Senior Secured Notes were offered and sold by the Company under an exemption to registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. We made this determination based on the representations of the persons obtaining the Senior Secured Notes which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Senior Secured Notes bear interest at 12% per annum payable monthly. The Senior Secured Notes are due in full upon the closing of this offering. The purchasers of the Senior Secured Notes were issued warrants exercisable at $0.0001 per share to purchase common stock equal to fifteen percent (15%) of our common stock on a fully diluted basis after taking into consideration the shares to be issued in this offering. The warrants are exercisable immediately and have a term of exercise equal to five years. In addition, we paid to the purchaser closing, legal and other fees totaling $92,500. On October 1, 2007, the maturity date of the Senior Secured Notes was extended to the earlier of the closing of this offering and January 31, 2008; provided, however, that in the event that the Securities and Exchange Commission had not declared the registration statement of which this prospectus forms a part effective on or prior to January 31, 2008, so long as there are no defaults then existing under the Senior Secured Notes, the maturity date on the Senior Secured Notes would be further extended to the earlier of the closing of this offering and March 1, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $1,900,000. On March 1, 2008, the maturity date of the Senior Secured Notes was extended to July 31, 2008. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $2,128,000. On July 31, 2008, the maturity date of the Senior Secured Notes was extended to the earlier of the closing of this offering and September 15, 2008, at which date principal and accrued interest will be payable in full. In consideration for the extension, the principal amount of the Senior Secured Notes was increased to $2,179,615. As of July 13, 2008, accrued interest of $168,393 is included in accrued expenses in the accompanying balance sheet. The Senior Secured Notes were placed by EKN Financial Services, Inc. Neither we nor any person acting on our behalf sold the Senior Secured Notes by any form of general solicitation or general advertising.

In March 2007, the $1,700,000 convertible debenture issued to Absolute Return Europe Fund in July 2004 was amended to: (i) extend the maturity to December 31, 2007 and (ii) increase the rate of interest to 8% per annum, payable on June 30, 2007 and on December 31, 2007. In consideration of the foregoing, we issued to Absolute Return Europe Fund warrants to purchase 200,000 shares of our common stock at a price equal to fifty percent of the public offering price of the securities in this offering. The warrants were issued by the Company under an exemption to registration afforded by Section 4(2) under the Securities Act, which exempts transactions by an issuer not involving any public offering. We made this determination based upon representations made to us by Absolute Return Europe Fund that it was financially sophisticated. On September 21, 2007, (a) Absolute Return Europe Fund agreed to waive its conversion rights under the debenture unless the offering of securities by us contemplated by this prospectus is not completed and (b) the convertible debenture was amended to extend the maturity to April 30, 2008. As of April 29, 2008 the debenture was amended to extend the maturity to August 14, 2008. On July 21, 2008 the convertible debenture was amended to extend the maturity to September 30, 2008, at which date the convertible debenture will be payable in full.

In connection with the sale of the 12% Promissory Bridge Notes and Senior Secured Notes, we paid our private placement agent cash compensation equaling $180,000 and issued to our private placement agent warrants to purchase 16,667 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The warrants were issued by the Company under an exemption to registration afforded by Section 4(2) under the Securities Act, which exempts transactions by an issuer not involving any public offering. We made this determination based on the representations of our placement agent that it was financially sophisticated, and that it was acquiring such warrants for investment purposes for its own account and not as a nominee or agent, and not with a view to the resale or distribution, and that it understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. The warrants expire on March 23, 2012.

In April 2007, we retired the $300,000 Bridge Loan and accrued interest to the Trust with a portion of the proceeds from the issuance of the $1,500,000 of Senior Secured Notes and the issuance of a new 12% promissory note in the amount of $100,000. The new 12% promissory note was issued by the Company under an exemption to registration afforded by Section 4(2) under the Securities Act, which exempts transactions by an issuer not involving any public offering. We made this determination based upon representations made to us by the Trust that it was financially sophisticated. The 12% promissory note was due in full on the earlier of September 30, 2007 and the closing of this offering. In September 2007, the 12% promissory note was amended to extend the maturity to January 31, 2008; provided, however, that in the event that the Securities and Exchange Commission had not declared the registration statement of which this prospectus forms a part effective on or prior to January 31, 2008, so long as there are no defaults then existing under the Senior Secured Notes, the maturity date on the Senior Secured Notes would be further extended to the earlier of the closing of this offering and March 1, 2008. On March 1, 2008, the maturity date of the promissory note was extended to July 31, 2008. On July 31, 2008, the maturity date of the promissory note was extended to the earlier of the closing of this offering and September 15, 2008, at which date principal and accrued interest will be payable in full. Interest is payable monthly. As of July 13, 2008, accrued interest of $7,671 is included in accrued expenses in the accompanying balance sheet.

In August 2007, we issued $750,000 of 12% Unsecured Promissory Notes due July 15, 2008, together with warrants to purchase shares of our common stock at an exercise price equal to 50% of the public offering price in this offering. The Unsecured Promissory Notes were offered and sold by the Company under an exemption to registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. We made this determination based on the representations of the persons obtaining the Unsecured Promissory Notes which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The 12% Unsecured Promissory Notes were offered pursuant to a confidential offering memorandum and were placed by Jesup & Lamont Securities Corporation. Neither we nor any person acting on our behalf sold the Unsecured Promissory Notes by any form of general solicitation or general advertising. As of July 15, 2008, the maturity date of the 12% Unsecured Promissory Notes was extended to October 15, 2008, at which date principal and accrued interest will be payable in full.

In connection with the sale of the 12% Unsecured Promissory Notes due July 15, 2008, we issued to our private placement agent 28,566 shares of our common stock and warrants to purchase 25,000 shares of our common stock with an exercise price equal to 50% of the offering price in this offering. The shares of common stock and warrants were issued by the Company under an exemption to registration afforded by Section 4(2) under the Securities Act, which exempts transactions by an issuer not involving any public offering. We made this determination based on the representations of our placement agent that it was financially sophisticated, and that it was acquiring such warrants for investment purposes for its own account and not as a nominee or agent, and not with a view to the resale or distribution, and that it understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. The warrants expire on July 15, 2012.

In April through August 2008, we issued 130,059 shares of our common stock to existing shareholders outside of the United States in Germany at $1.86 per share. The shares of common stock were offered and sold by the Company under an exemption to registration afforded by Regulation S under the Securities Act. These issuances were made in private placement transactions and were made to non-U.S. persons (as defined under Rule 902(k) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing. The investors were not inside the United States at the time the offer was made to them nor at the time the buy order was placed. The investors were purchasing for their own accounts and acknowledged that the securities were not registered under the Securities Act and cannot be sold unless they are registered or unless an exemption from registration is available. The sales were made without any advertising or public solicitation. In connection with these sales, we paid our private placement agent cash compensation of approximately $34,000, and received net proceeds of approximately $207,910.

Item 27. Exhibits.

The exhibits listed in the following Index of Exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

2.1**	Stock Purchase Agreement among Hamlet Group Inc., a Maryland corporation, Hamlet Group, Inc., a Delaware corporation, and the Company

3.1**	Certificate of Incorporation

3.2**	By-laws

4.1**	Specimen Unit Certificate

4.2**	Specimen Common Stock Certificate

4.3**	Specimen Warrant Certificate

4.4**	Form of Warrant Agreement between the Company and American Stock Transfer & Trust Company

4.5**	Form of Warrant to purchase Common Stock of the Company issued to Absolute Return Europe Fund

4.6**	Form of Warrant to purchase Common Stock of the Company issued to the holders of Bridge Notes in connection with the February 2007 and March 2007 private financings

4.7**	Form of Warrant to purchase Common Stock of the Company issued to the holders of $1,500,000 Senior Secured Notes in connection with the March 2007 private financing

4.8**	Form of Warrant to purchase Common Stock of the Company issued in the August 2007 private financing

4.9**	Form of Warrant to purchase Common Stock of the Company issued to Jesup & Lamont in connection with this offering

4.10**	Form of Unit Purchase Option to be granted to the representative of the underwriters.

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1**	Registration Rights Agreement among the Company and the March 2007 private placement subscribers

10.2**	Securities Purchase Agreement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated March 23, 2007

10.3**	Amendment No. 1 to the Securities Purchase Agreement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated September 15, 2007

10.4**	2007 Stock Incentive Plan

10.5**	Form of Stock Option Agreement

10.6**	Form of Restricted Stock Agreement

10.7**	Form of Financial Advisory Agreement between the Company and Jesup & Lamont

11**	Statement re: Computation of Per Share Earnings

14.1**	Code of Ethics

21**	List of Subsidiaries of the Company

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Tschopp, Whitcomb & Orr, P.A.

23.3	Consent of Grobstein, Horwath & Company LLP

23.4**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (Included on the signature page to this Registration Statement)

99.1**	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933

99.2**	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933

99.3**	Lease for Oceanside, California premises

99.4**	Lease for Orlando, Florida premises

99.5**	Lease for Palo Alto, California premises

99.6**	Lease for Roseville, California premises

99.7**	Lease for Phoenix, Arizona premises

**   Previously filed.

Item 28. Undertakings.

(a)	The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)
Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 9th day of September 2008.

COMPANY NAME CORPORATION

By:	/s/ John M. Creed
John M. Creed
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Creed and Christopher R. Thomas his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Creed	Chairman of the Board, Chief Executive Officer	September 9, 2008
John M. Creed	and Director (Principal Executive Officer)

/s/ Keith Hindenlang	Chief Financial Officer (Principal Financial and	September 9, 2008
Keith Hindenlang	Accounting Officer)

/s/ Christopher R. Thomas	Director	September 9, 2008
Christopher R. Thomas

INDEX OF EXHIBITS

The exhibits listed in the following Index of Exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

2.1**	Stock Purchase Agreement among Hamlet Group Inc., a Maryland corporation, Hamlet Group, Inc., a Delaware corporation, and the Company

3.1**	Certificate of Incorporation

3.2**	By-laws

4.1**	Specimen Unit Certificate

4.2**	Specimen Common Stock Certificate

4.3**	Specimen Warrant Certificate

4.4**	Form of Warrant Agreement between the Company and American Stock Transfer & Trust Company

4.5**	Form of Warrant to purchase Common Stock of the Company issued to Absolute Return Europe Fund

4.6**	Form of Warrant to purchase Common Stock of the Company issued to the holders of Bridge Notes in connection with the February 2007 and March 2007 private financings

4.7**	Form of Warrant to purchase Common Stock of the Company issued to the holders of $1,500,000 Senior Secured Notes in connection with the March 2007 private financing

4.8**	Form of Warrant to purchase Common Stock of the Company issued in the August 2007 private financing

4.9**	Form of Warrant to purchase Common Stock of the Company issued to Jesup & Lamont in connection with this offering

4.10**	Form of Unit Purchase Option to be granted to the representative of the underwriters.

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1**	Registration Rights Agreement among the Company and the March 2007 private placement subscribers

10.2**	Securities Purchase Agreement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated March 23, 2007

10.3**	Amendment No. 1 to the Securities Purchase Agreement among the Company and CAMOFI Master LDC and CAMHZN Master LDC dated September 15, 2007

10.4**	2007 Stock Incentive Plan

10.5**	Form of Stock Option Agreement

10.6**	Form of Restricted Stock Agreement

10.7**	Form of Financial Advisory Agreement between the Company and Jesup & Lamont

11**	Statement re: Computation of Per Share Earnings

14.1**	Code of Ethics

21**	List of Subsidiaries of the Company

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Tschopp, Whitcomb & Orr, P.A.

23.3	Consent of Grobstein, Horwath & Company LLP

23.4**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (Included on the signature page to this Registration Statement)

99.1**	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933

99.2**	Consent of Director Nominee pursuant to Rule 438 under the Securities Act of 1933

99.3**	Lease for Oceanside, California premises

99.4**	Lease for Orlando, Florida premises

99.5**	Lease for Palo Alto, California premises

99.6**	Lease for Roseville, California premises

99.7**	Lease for Phoenix, Arizona premises

**   Previously filed.